Exhibit 4.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of June 22, 2018,

Among

TRANSOCEAN INC.,

as Borrower,

THE LENDERS PARTIES HERETO,

CITIBANK, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

as Collateral Agent,

WELLS FARGO SECURITIES, LLC,

as Syndication Agent,

and

GOLDMAN SACHS BANK USA and DNB BANK ASA, NEW YORK BRANCH,

as Co-Documentation Agents

CITIBANK, N.A.,

WELLS FARGO SECURITIES, LLC,

GOLDMAN SACHS BANK USA and

DNB MARKETS, INC.,

as Joint Lead Arrangers

CITIBANK, N.A.,

as Sole Bookrunner

i

Exhibits:
Exhibit 1.1-A	-	Form of Account Pledge Agreement
Exhibit 1.1-B	-	Form of Assignment of Earnings
Exhibit 1.1-C	-	Form of Assignment of Insurances
Exhibit 2.3	-	Form of Borrowing Request
Exhibit 2.8	-	Form of Master Note
Exhibit 2.12	-	Form of L/C Issuance Request
Exhibit 3.3-1	-	Form of Tax Compliance Certificate (Non-Partnership Lenders)
Exhibit 3.3-2	-	Form of Tax Compliance Certificate (Non-Partnership Participants)
Exhibit 3.3-3	-	Form of Tax Compliance Certificate (Partnership Participants)
Exhibit 3.3-4	-	Form of Tax Compliance Certificate (Partnership Lenders)
Exhibit 6.6	-	Form of Compliance Certificate
Exhibit 10.10	-	Form of Assignment Agreement

Schedules:

Schedule 1.1-C	-	Commitments
Schedule 1.1-E	-	Existing Letters of Credit
Schedule 1.1-P	-	Pricing Grid
Schedule 1.1-S	-	Specified Rigs
Schedule 5.4	-	Certain Disclosed Matters
Schedule 5.15	-	Certain Existing Indebtedness
Schedule 5.16	-	Certain Existing Liens
Schedule 5.21(e)	-	Collateral Rigs
Schedule 6.12(i)	-	Effective Date Purchase Money Rig Debt

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 22, 2018, among TRANSOCEAN INC., a Cayman Islands exempted company, as the borrower, the Lenders from time to time parties hereto, the Issuing Banks from time to time parties hereto, CITIBANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”), CITIBANK, N.A., acting through its Agency & Trust Division, as collateral agent for the Issuing Banks and the Lenders (the Collateral Agent”), WELLS FARGO SECURITIES, LLC, as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), and GOLDMAN SACHS BANK USA and DNB BANK ASA, NEW YORK BRANCH, as co-documentation agents for the Lenders (in such capacities, collectively the “Co-Documentation Agents”).

The parties hereto agree as follows:

ARTICLE 1  DEFINITIONS; INTERPRETATION.

Section 1.1        Definitions.  Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“85% Guaranty Requirement” has the meaning ascribed thereto in Section 6.29.

“Acceptable Appraiser” means any of Pareto Offshore, Fearnleys Offshore, Arctic Offshore, Bassoe Offshore and Clarkson Platou, or any other vessel appraisal service reasonably satisfactory to the Administrative Agent.

“Acceptable Classification Society” means any of DNV GL, Lloyds Register, American Bureau of Shipping (ABS) and Bureau Veritas, or any other first class vessel classification society that is a member of the International Association of Classification Societies.

“Acceptable Flag Jurisdiction” means the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Vanuatu, the Bahamas, Panama, Malta, Denmark and Switzerland, or any other jurisdiction approved by the Administrative Agent; provided that for any jurisdiction not specified herein that is approved by the Administrative Agent, a mortgagee of a Rig would be entitled to enforce remedies under a Mortgage of such Rig governed by the law of such jurisdiction on terms consistent with, in all material respects, or better than, the remedies that the Collateral Agent would be entitled to enforce under the Mortgages of the Specified Rigs on the Effective Date.

“Acceptable Rig” means any Rig that is an ultra deep-water drillship or semi-submersible Rig; provided that (a) the Collateral Agent or its representatives shall have the right to inspect such Rig (subject to (i) any safety/training procedures required by the operator or the owner of such Rig for visitations generally, (ii) the consent of the charterer of such Rig (provided that the Loan Parties shall, and shall ensure that their respective Subsidiaries and Local Content Entities will, exercise their commercially reasonable efforts to obtain such consent) and (iii) the execution and delivery by all such representatives of any customary indemnity and hold harmless agreements in favor of the charterer, the owner and/or the operator in respect of such Rig in relation to such visitation); provided that any such visits and inspections will not unreasonably interfere with the conduct of business, and all such visits and inspections shall be held at reasonable times, which shall be during ordinary business hours of the Borrower or the owner or operator of such Rig, as applicable, (b) such Rig must have been originally constructed and delivered from the shipyard during or after the calendar year ended 2009, (c) such Rig must have a class certificate showing it has been classified by an Acceptable Classification Society, at minimum at the same standard of classifications as is applicable for Rigs of comparable age and type, free of any overdue conditions or recommendations affecting the classification of such Rig for which no extension has been granted by the applicable Acceptable Classification Society, and (d) such Rig must be registered and flagged in an Acceptable Flag Jurisdiction.

“Account Pledge Agreement” has the meaning ascribed to such term in the definition of “Collateral Rig Requirements”.

“Acquired Rig Debt” means purchase money Rig debt of a Person existing at the time such Person becomes a Member of the Consolidated Group or is merged, consolidated or amalgamated with or into the Borrower or any other Member of the Consolidated Group (other than any Subsidiary Guarantor) that (a) meets the requirements set forth in clauses (y)(iv) and (y)(vii) of the definition of “Permitted Rig Debt”, (b) is otherwise permitted by Section 6.12(f), (c) is secured only by Liens otherwise permitted by Section 6.11(i), and (d) is in an amount not in excess of 85% of the Rig Value of the Rig(s) secured thereby.

“Additional Guarantor” has the meaning ascribed to such term in the definition of “Guarantor”.

“Additional Lender” has the meaning ascribed to such term in Section 2.17(d).

“Additional Rig” means each Collateral Rig other than a Specified Rig.

“Adjusted LIBOR” means, for any Eurocurrency Loan for any Interest Period, a rate per annum (expressed as a percentage) determined in accordance with the following formula:

Adjusted LIBOR  =     LIBO Rate for such Interest Period

1.00 - Statutory Reserve Rate

“Administrative Agent” means Citibank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed hereunder pursuant to Section 9.10(a).

“Administrative Agent’s Account” means (a) the account of the Administrative Agent maintained by the Administrative Agent at its office at 1615 Brett Road, OPS III, New Castle, DE 19720, Attention: Agency, and (b) such other account of the Administrative Agent or the Sub-Agent as may be designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent duly completed by such Lender and submitted to the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person.

“Agent Parties” has the meaning ascribed to such term in Section 10.7(c).

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day (or, if such day is not a Business Day, the next preceding Business Day), a rate per annum equal to the greatest of the then determinable of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 50 basis points (0.50%), and (c) Adjusted LIBOR (for U.S. dollar borrowings) for a one month Interest Period commencing two Business Days thereafter, as appearing at approximately 11:00 a.m. London time on the Applicable Screen on such day plus 100 basis points (1.00%).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or Adjusted LIBOR, as the case may be.

“Alternative Currency” means either of the following currencies:  Euro, Sterling, Krone and Swiss Francs, or any other alternative currency acceptable to the Lenders.

“Alternative Currency Sublimit” means $450,000,000.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower, Holdings and other Members of the Consolidated Group, and solely as the context requires, any Lender, any Issuing Bank, any Syndication Agent, any Co-Documentation Agent, any Joint Lead Arranger, the Administrative Agent or the Collateral Agent from time to time concerning or relating to bribery, money laundering, or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and the United Kingdom’s Bribery Act 2010, as amended from time to time.

“Applicable Facility Fee Rate” means, for any day, based on the Credit Rating then in effect as provided herein, the applicable percentage per annum for the facility fee payable pursuant to Section 3.1(a) for such Credit Rating as shown on the Pricing Grid.

“Applicable Lending Office” means the “lending office” of any Lender (or an Affiliate of such Lender) designated for each Type and/or currency of Loan or Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Revolving Loans and Letters of Credit of such Type and/or currency are to be made and maintained.

“Applicable Margin” means, for any day, (i) for Eurocurrency Loans, the applicable percentage per annum appearing as the “Applicable Margin for Eurocurrency Borrowings” set forth in the Pricing Grid based on the Credit Rating then in effect as provided herein, and (ii) for Base Rate Loans, the applicable percentage per annum appearing as the “Applicable Margin for Base Rate Borrowings” set forth in the Pricing Grid based on the Credit Rating then in effect as provided herein.

“Applicable Percentage” means, at any time for each Lender, the percentage of the total Commitments of all Lenders then in effect represented at such time by such Lender’s Commitment; provided, that if the Commitments are terminated, each Lender’s Applicable Percentage shall be calculated based on such Lender’s pro rata share of the total Revolving Loans and L/C Obligations then outstanding or, if no Revolving Loans or L/C Obligations are then outstanding, its Commitment in effect immediately before such termination, subject to (x) any assignments by such Lender of its Obligations pursuant to Section 10.10(a) or Section 2.16, and (y) any reallocations of Commitments, Revolving Loans and participations in L/C Obligations pursuant to Section 2.12(d) or Section 2.17(e).

“Applicable Screen” has the meaning ascribed to such term in the definition herein of “LIBO Rate.”

“Application” means an application for a Letter of Credit as defined in Section 2.12(b), including a master application pursuant to which one or more subsequent Letters of Credit may be issued.

“Appraisal” means, with respect to any Rig, an appraisal (which may, for the avoidance of doubt, be a desktop appraisal) of such Rig on a charter-free basis from any Acceptable Appraiser, stating the then current fair market value of such Rig and otherwise in scope, form and substance reasonably satisfactory to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an agreement in substantially the form of Exhibit 10.10 (or such other form as may be approved by the Administrative Agent) whereby a Lender conveys part or all of its Commitment, Revolving Loans and participations in L/C Obligations to another Person that is, or thereupon becomes, a Lender, or to another Lender that increases its Commitments, outstanding Revolving Loans and outstanding participations in L/C Obligations, pursuant to Section 10.10.

“Assignment of Earnings” has the meaning ascribed to such term in the definition of “Collateral Rig Requirements”.

“Assignment of Insurances” has the meaning ascribed to such term in the definition of “Collateral Rig Requirements”.

“Assumption Agreement” has the meaning ascribed to such term in Section 2.17(d).

“Available Cash” means, as of any date, the aggregate of all unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, required cash collateral, including Cash Collateral hereunder) held on the balance sheet of, or owned and controlled by, or held for the benefit of, any Loan Party or any Subsidiaries other than (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by such Loan Party or such Subsidiary to unaffiliated third parties and for which such Loan Party or such Subsidiary has issued checks or has initiated wires or automated clearing house transfers in order to pay such amounts, (b) any cash of any Loan Party or any Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by an unaffiliated third party, (c) deposits of cash or Cash Equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (d) net cash proceeds of issuances of Equity Interests of Holdings (other than Disqualified Capital Stock) set aside and segregated to be used to consummate one or more Redemptions of Indebtedness permitted hereunder within 90 days of receipt of such proceeds; provided that any such net cash proceeds which are not so used within such 90 day period shall cease to be excluded from the definition of “Available Cash” pursuant to this clause (d) at such time, and (e) cash and Cash Equivalents in Excluded Accounts.

“Available Liquidity” means, at any time, the sum of:

(a)       (i) the lesser of the aggregate Commitments and the CNTA Threshold then in effect minus (ii) all Revolving Obligations outstanding at such time; and

(b)       (i) the amount of unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, required cash collateral, including Cash Collateral hereunder) of Holdings and its Subsidiaries at such time (other than any unrestricted cash or Cash Equivalents which is not permitted to be distributed or otherwise transferred to a Loan Party), minus (ii) the amount of any reserve maintained or required to be maintained on the books of Holdings or any of its Subsidiaries in respect of liability or potential liability in connection with the GMI Litigation.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person appointed for it charged with the reorganization, receivership, custodianship, or liquidation of its business or properties or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Bareboat Charter Account” means, with respect to any Collateral Rig, the Deposit Account or Deposit Accounts of the Collateral Rig Owner of such Collateral Rig designated as such from time to time by the Collateral Rig Owner in the applicable Account Pledge Agreement into which all earnings, hires, freights, income and other sums payable to the Collateral Rig Owner under any bareboat charterparty in respect of such Collateral Rig are deposited.

“Base Rate Borrowing” means a Borrowing of Base Rate Loans made pursuant to a Borrowing Request as provided in Section 2.3(a) or converted from an outstanding Eurocurrency Borrowing or Borrowings pursuant to Section 2.3(b), Section 8.1(b) or Section 8.2.

“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 2.6(a).

“Borrower” means Transocean Inc., an exempted company incorporated under the laws of the Cayman Islands.

“Borrowing” means any extension of credit of the same Type made by the Lenders on the same date by way of Revolving Loans having a single Interest Period or a Letter of Credit, including any Borrowing advanced, continued or converted.  A Borrowing is “advanced” on the day the Lenders advance funds comprising such Borrowing to the Borrower or a Letter of Credit is issued, increased or extended, is “continued” (in the case of Eurocurrency Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurocurrency Loans) when such Borrowing is changed from one Type of Revolving Loan to the other, all as requested by the Borrower pursuant to Section 2.3.

“Borrowing Request” has the meaning ascribed to such term in Section 2.3(a).

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurocurrency Borrowing, on which banks in the interbank eurocurrency market are dealing for Dollar deposits, in London, England.

“Calculation Date” means the last Business Day of each calendar quarter.

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any combination thereof or interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP.

Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2017 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2017, notwithstanding any modifications or interpretive changes thereto that may occur or be implemented thereafter, and regardless of whether such lease was in effect on December 31, 2017.

“Cash Collateralize” means to deposit in the Collateral Account or to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case with such cash or deposit account balances or other credit support denominated in the applicable currency in which such L/C Obligations are payable and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the government of the United States or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (ii) certificates of deposit, demand deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500,000,000 (or the equivalent thereof in any other currency or currency unit), (iii) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (v) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings or investments, and, in each case, maturing within one year after the date of acquisition, (vi) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (i) through (v) of this definition, and (vii) in the case of Holdings or any Subsidiary of Holdings organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Person is organized or has its principal place of business or conducts business which are similar to the items specified in clauses (i) through (vi) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person, in its capacity as a party to any Cash Management Agreement, that (i) with respect to such Cash Management Agreement, was in existence at the time such Person became a Lender or an Affiliate of a Lender or (ii) with respect to such Person, was a Lender or an Affiliate of a Lender at the time it entered into such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CNTA Threshold” means, at any time, the amount of Revolving Obligations that would be permitted to be incurred by any Loan Party and secured at such time without requiring equal and ratable or other liens to be granted pursuant to the indentures or other debt documents (assuming the full amount of Revolving Obligations constitute “Indebtedness” as defined therein or “debt” as used therein) governing the Indebtedness of any Member of the Consolidated Group, including without limitation pursuant to the 10% CNTA lien basket in certain indentures of the Members of the Consolidated Group, and in each case giving effect to any usage of baskets in such indentures or other debt documents for other indebtedness and liens.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided herein).

“Collateral” means all property with respect to which any Lien has been granted (or purported to be granted) pursuant to any Collateral Document and all property of the Transaction Parties in which the Administrative Agent or the Collateral Agent is granted a Lien for the benefit of the Lenders as described in Section 7.4.

“Collateral Account” has the meaning ascribed to such term in Section 7.4(b).

“Collateral Agent” means Citibank, N.A., acting through its Agency & Trust Division, acting in its capacity as collateral agent for the Issuing Banks and the Lenders pursuant to the Collateral Documents and any co-collateral agent or successor collateral agent appointed hereunder pursuant to Section 9.10(a).

“Collateral Coverage Ratio” has the meaning ascribed to such term in Section 6.23.

“Collateral Coverage Ratio Cure Period” has the meaning ascribed to such term in Section 6.27(b)(i).

“Collateral Documents” means, collectively, each Mortgage, each Account Pledge Agreement, each Share Pledge Agreement, each pledge agreement with respect to the Equity Interests in Holdco 4, Holdco 5 and Holdco 6, each Assignment of Earnings, each Assignment of Insurances, each control agreement and any and all other security agreements, pledge agreements, vessel or fleet mortgages or collateral assignments executed and delivered by any Transaction Party and creating Liens on the assets of the Transaction Parties in favor of the Collateral Agent and/or the Administrative Agent, to secure the Obligations, in each case entered into pursuant to the terms of this Agreement.

“Collateral Rig” means each Specified Rig, any other Acceptable Rig subject to a Mortgage that is necessary to comply with the Collateral Coverage Ratio, and any other Acceptable Rig that the Borrower elects to become subject to a Mortgage (including those added as Collateral Rigs pursuant to a Rig

Exchange), other than any Rig that ceases to be a Collateral Rig in accordance with this Agreement (including any Collateral Rig subject to a Rig Exchange).

“Collateral Rig Operator” means, with respect to any Collateral Rig, any Subsidiary or Local Content Entity of Holdings that operates such Collateral Rig.

“Collateral Rig Owner” means, with respect to any Collateral Rig, the Subsidiary or Local Content Entity of Holdings that owns such Rig and (i) from and after the date of any sale, transfer or other disposition of such Collateral Rig to another Subsidiary or Local Content Entity of Holdco 4, Holdco 5, or Holdco 6 in accordance with Section 6.24, such Subsidiary or Local Content Entity or (ii) from and after the date of any merger or other business combination involving such Subsidiary or Local Content Entity in accordance with Section 6.1 and Section 6.10, the survivor thereof.

“Collateral Rig Requirements” means, with respect to a Rig:

(i)         The Collateral Rig Owner shall be incorporated in a Permitted Jurisdiction;

(ii)        the Collateral Rig Owner shall have become a Guarantor by delivering to the Administrative Agent a Guaranty Supplement and the other New Guarantor Documentation;

(iii)      the Collateral Rig Owner shall have duly authorized, executed and delivered to the Collateral Agent, and caused to be recorded in the appropriate rig registry a Mortgage with respect to such Rig;

(iv)       the Collateral Rig Owner shall have (A) duly authorized, executed and delivered an account pledge agreement substantially in the form of Exhibit 1.1-A or, to the extent governed by the law of any jurisdiction other than the United States of America or any state thereof, on terms (1) consistent in all material respects with the terms set forth in Exhibit 1.1-A or (2) as otherwise reasonably approved by the Administrative Agent (as modified, supplemented or amended from time to time, each an “Account Pledge Agreement”) pursuant to which each Earnings Account or Bareboat Charter Account held by such Collateral Rig Owner shall have been pledged to the Collateral Agent to secure the Obligations and (B) duly complied with all requirements set forth in such Account Pledge Agreement, including entry into any control or equivalent agreements required to perfect the security interests granted thereunder;

(v)        the Equity Owner(s) shall have duly authorized, executed and delivered share or quota pledge agreements in form and substance reasonably acceptable to the Administrative Agent, as applicable (as modified, supplemented or amended from time to time, each a “Share Pledge Agreement”), pursuant to which all of the Equity Interests of each Collateral Rig Owner of each Specified Rig and, to the extent no adverse tax consequences would occur as a result thereof as determined in good faith in the sole discretion of Holdings, each Collateral Rig Owner of an Additional Rig (other than any Equity Interests owned by a Person other than Holdings or any of its Subsidiary(ies) of any Collateral Rig Owner that is a Local Content Entity) shall have been pledged or collaterally assigned to the Collateral Agent to secure the Obligations and shall have (A) to the extent such Equity Interests constitute possessory collateral, delivered to the Collateral Agent all the pledged Equity Interests referred to therein (if applicable, by delivery of the original of share or quota certificates), together with executed and undated transfer powers (if applicable) and other customary ancillary documentation (such as registers of shareholders (which, if applicable, have been appropriately annotated to reflect the grant of security over the relevant shares) or quotaholders and of the ultimate beneficial owner(s), in each case as applicable), in each case, to the extent necessary under applicable laws to perfect the security interest granted pursuant to the applicable Share Pledge Agreement, and (B) otherwise complied with all of the requirements set forth in the applicable Share Pledge Agreement;

(vi)       the Collateral Rig Operator shall have duly authorized, executed and delivered an Assignment of Earnings substantially in the form of Exhibit 1.1-B or, to the extent governed by the law of any jurisdiction other than the United States of America or any state thereof, on terms (1) consistent in all material respects with the terms set forth in Exhibit 1.1-B or (2) as otherwise reasonably approved by the Administrative Agent (as modified, supplemented or amended from time to time, each an “Assignment of Earnings”) with respect to the Earnings, thereby granting a security interest in favor of the Collateral Agent to secure the Obligations in all of the Collateral Rig Operator’s present and future “Earnings Collateral” (as defined in the Assignment of Earnings);

(vii)      the Collateral Rig Owner and/or any other relevant Member of the Consolidated Group shall have duly authorized, executed and delivered an Assignment of Insurances substantially in the form of Exhibit 1.1-C or, to the extent governed by the law of any jurisdiction other than the United States of America or any state thereof, on terms (1) consistent in all material respects with the terms set forth in Exhibit 1.1-C or (2) as otherwise reasonably approved by the Administrative Agent (as modified, supplemented or amended from time to time, each an “Assignment of Insurances”) with respect to (i) all insurance policies insuring physical damage to the applicable Collateral Rig, including (x) hull and machinery (including, for the avoidance of doubt, Hull Interest, Hull & Machinery, ACOC Insurance, increased value insurance and freight interest insurances, if any) and (y) War Risk Insurance, (ii) all proceeds and all moneys payable with respect to, under or in connection with the insurance policies specified in clause (i) above, (iii) any compensation paid or payable by a Governmental Authority for the requisition for title, confiscation or compulsory acquisition of the Collateral Rig and (iv) all proceeds of the foregoing, thereby granting a Lien in favor of the Collateral Agent on all of the Collateral Rig Owner’s and/or Member of the Consolidated Group’s present and future “Insurance Collateral” (as defined in such Assignment of Insurances) to secure the Obligations;

(viii)     all filings (appropriate Financing Statements (Form UCC-1) for filing under the Uniform Commercial Code of each relevant jurisdiction or similar filings in foreign jurisdictions), registrations, recordations, notifications, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve the security interests described above shall have been duly effected and the Administrative Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent;

(ix)       the Administrative Agent shall have received two Appraisals with respect to such Rig, in each case dated (x) within the prior 12 months or (y) if at any time during the last 12 months the Revolving Obligations have exceeded 25% of Revolving Credit Commitments Amount for 30 consecutive days and at any time when an Event of Default exists, within the prior 6 months;

(x)        the Borrower shall be in pro forma compliance with the Collateral Coverage Ratio, immediately after giving effect to (i) the addition of such Rig as a Collateral Rig and any other Rig the Borrower is adding as a Collateral Rig substantially concurrently with such initial Rig and, if applicable, (ii) any transaction or other action that is conditioned upon satisfaction of the Collateral Rig Requirements, and the Borrower shall have delivered a certificate of a responsible officer of the Borrower to such effect;

(xi)       the Administrative Agent shall have received each of the following:

(A)        certificates of ownership or encumbrance (or similar certificates as well as results of maritime registry searches with respect to each Collateral Rig) from appropriate authorities evidencing (or confirmation updating previously reviewed certificates and indicating) that such Rig is registered in the name of the Collateral Rig Owner in the register of an applicable Acceptable Flag Jurisdiction and that such Rig is free from Liens other than Permitted Collateral Liens;

(B)        a class certificate from an Acceptable Classification Society indicating that the Collateral Rig meets the criteria specified in Section 5.21(d);

(C)        if applicable, a copy of each of the document of compliance, the safety management certificate, the international ship security certificate and all other material ISM Code and ISPS Code documentation for such Rig, together with such agreements that provide for the use by the Collateral Rig Operator of the applicable management systems of Holdings or an Affiliate of Holdings;

(xii)      the Administrative Agent shall have received, to the extent applicable and reasonably requested, from (a) special counsel to the Loan Parties or the Administrative Agent, as the case may be, in the jurisdiction of the flag of such Rig (which shall be Watson, Farley & Williams (New York) LLP, in the case of Marshall Islands and Vanuatu, or another law firm qualified to render an opinion as to the law of each such jurisdiction reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders, (b) general corporate counsel to the Transaction Parties (which shall be Baker Botts L.L.P. or another New York law firm reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders, and (c) special counsel to the Collateral Rig Owner or Transaction Party, as applicable, in the jurisdiction of incorporation or formation of such Person (which shall be a law firm qualified to render an opinion as to the law of such jurisdiction reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders, which opinions shall be dated as of the date on which such Rig shall become a Collateral Rig (including in the event of a Rig Exchange) or the date of any sale, transfer or other disposition of a Collateral Rig in accordance with Section 6.24 or merger or other business combination in accordance with Section 6.1, as applicable, and shall (x) be in form, scope and substance reasonably acceptable to the Administrative

Agent and (y) cover the perfection of the security interests granted pursuant to the relevant Mortgage and other Collateral Documents described above and such other matters incident thereto as the Administrative Agent may reasonably request; provided that, with respect to any such opinions delivered after the Effective Date, such opinions shall be similar in scope and substance as delivered by the Transaction Parties in connection with the Specified Rigs on the Effective Date; and

(xiii)     other than in connection with any sale, transfer or other disposition of an Additional Rig to a third party in accordance with Section 6.24 or merger or other business combination in accordance with Section 6.1, a letter from the Collateral Rig Owner’s marine insurance broker, which shall be an internationally recognized marine insurance broker such as but not limited to AON, Lockton, McGriff, JLT or Marsh, with respect to the insurance maintained in respect of such Rig, (x) certifying that such insurances conform with the insurance requirements of Section 6.5 and (y) including certificates of insurance with respect to the insurances required by Section 6.5;

provided, that the foregoing shall at all times be subject to the provisions of Section 6.27(e).

“Collateral Rig Value” means, at any time, without duplication, (a) the Fair Market Value of Collateral Rigs (other than Excluded Collateral Rigs) that are then Contracted Rigs wholly directly owned by a Loan Party that is a direct or indirect Subsidiary or Local Content Entity of Holdco 4, Holdco 5, or Holdco 6, plus (b) the Fair Market Value of Collateral Rigs (other than Excluded Collateral Rigs) that are then Marketed Rigs wholly directly owned by a Loan Party that is a direct or indirect Subsidiary or Local Content Entity of Holdco 4, Holdco 5, or Holdco 6, minus (c) the aggregate amount of obligations secured by Permitted Collateral Liens on the Collateral Rigs set forth in clause (c) of Section 6.11 (to the extent such amount remains overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets), clause (d) of Section 6.11 (to the extent such amount of Taxes is more than ninety (90) days past due and cannot thereafter be paid without penalty) and clause (e) of Section 6.11, in each case, only to the extent such obligations are not being contested in good faith by appropriate proceedings or reserves in conformity with GAAP have not been provided therefor; provided that at least 80% of Collateral Rig Value must be comprised of Fair Market Value attributable to Collateral Rigs that are Contracted Rigs wholly directly owned by a Loan Party.

“Collateralized Obligations” has the meaning ascribed to such term in Section 7.4(b).

“Commitment” means, relative to any Lender, such Lender’s obligations to make Revolving Loans and purchase participations in L/C Obligations pursuant to Sections 2.1 and 2.12, initially in the amount and percentage set forth in Part I of Schedule 1.1-C hereto, or pursuant to Section 10.10, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement.

“Commitment Date” has the meaning ascribed to such term in Section 2.17(b).

“Commitment Increase” has the meaning ascribed to such term in Section 2.17(a).

“Commitment Termination Date” means the earliest of (i) June 22, 2023 (the “Original Maturity Date”), subject to the extension thereof pursuant to Section 2.16, (ii) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, (iii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to the Borrower, or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Revolving Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower pursuant to Section 7.2 that the Commitments have been terminated and (iv) if the Borrower’s Senior Notes due 2023 (or any refinancing or replacement thereof (other than the Loans) to the extent such refinancing or replacement has a stated maturity date that is earlier than 91 days after the Original Maturity Date) are outstanding in an aggregate principal amount in excess of $300,000,000, the date that is 91 days prior to the earliest stated maturity of such Indebtedness; provided,  however, that the Commitment Termination Date of any Lender that is a Declining Lender with respect to any requested extension pursuant to Section 2.16 shall be the earlier of (1) the Commitment Termination Date in effect with respect to such Lender’s Commitment immediately prior to such extension, (2) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, (3) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to the Borrower or the occurrence and continuance of any other Event of Default, and either (I) the declaration of the Revolving Loans to be due and payable pursuant to Section 7.2, or (II) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower pursuant to Section 7.2 that the Commitments have been terminated and (4) if the Borrower’s Senior Notes due 2023 (or any refinancing or replacement thereof (other than the Loans) to the extent such refinancing or replacement has a stated maturity date that is earlier than 91 days after the Original Maturity Date) are outstanding in an aggregate principal amount in excess of $300,000,000, the date that is 91 days prior to the earliest stated maturity of such Indebtedness.

 “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning ascribed to such term in Section 10.7(c).

“Compliance Certificate” means a certificate in the form of Exhibit 6.6.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Affiliates” means those Affiliates of the Borrower that are not Subsidiaries of Holdings or the Borrower, but are variable interest entities whose accounts are consolidated with those of Holdings under GAAP.

“Consolidated Group” means, collectively, Holdings, the Borrower, and their respective Subsidiaries and Consolidated Affiliates.  Each Person that is Holdings, the Borrower or a Subsidiary or Consolidated Affiliate thereof included in the Consolidated Group at any time is referred to herein as a “Member of the Consolidated Group.”

“Consolidated Indebtedness” means all Indebtedness of the Consolidated Group that would be reflected on a consolidated balance sheet of such Persons prepared in accordance with GAAP.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculating Consolidated Indebtedness pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2017 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2017, notwithstanding any modifications or interpretive changes thereto that may occur thereafter, and regardless of whether such lease was in effect on December 31, 2017.

“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated shareholders equity of the Consolidated Group determined in accordance with GAAP (excluding the effect on shareholders equity of cumulative foreign exchange translation adjustments) less the net book amount of all assets of the Consolidated Group that would be classified as intangible assets on the consolidated balance sheet of the Consolidated Group as of such date prepared in accordance with GAAP.  For purposes of this definition, SPVs shall be accounted for pursuant to the equity method of accounting.

“Contracted Rig” means a Rig that is operating under a Drilling Contract in full force and effect, or that is subject to such a contract, with operations scheduled to begin under such contract within 12 months after the applicable date of determination.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Core Subsidiary Guarantors” means, collectively, the Collateral Rig Owners and Holdco 4, Holdco 5 and Holdco 6, in each case to the extent constituting Subsidiary Guarantors.

“Credit Documents” means (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents in effect from time to time, (iv) the Guaranty Agreements and any Guaranty Supplement and (v) the Applications.

 “Credit Rating” means the rating (either express or implied) by S&P and Moody’s on the credit facility pursuant to this Agreement.  If at any time such Credit Ratings are different, the higher Credit Rating will govern, unless there is more than one level between the Credit Ratings and then the level immediately above the lower Credit Rating (lower pricing) will apply.  If only one Credit Rating is available, such available Credit Rating will govern.  Any change to the Applicable Facility Fee Rate and Applicable Margin shall be effective on the date of the relevant change.

If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and Applicable Facility Fee Rate shall be determined by reference to Level VI on the Pricing Grid.  Notwithstanding the foregoing, if the Borrower shall at any time fail to have in effect at least one such rating on the credit facility pursuant to this Agreement, the Borrower shall seek to obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a corporate family credit rating or a bank loan rating of the Borrower from Moody’s or S&P (or if neither Moody’s nor S&P issues such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Borrower and the Administrative Agent), which rating shall become the Credit Rating upon which the Applicable Facility Fee Rate and the Applicable Margin are based, except that the Applicable Facility Fee Rate and the Applicable Margin will be determined on the basis of ratings that are one notch higher than such corporate family credit rating or bank loan rating, and the Applicable Facility Fee Rate and Applicable Margin in effect prior to the issuance of such corporate credit rating or bank loan rating shall be the same as the Applicable Facility Fee Rate and Applicable Margin, as the case may be, in effect at the time such credit facility rating ceases to be in effect; provided, that if no such rating is issued within such thirty (30) day period, then at all times thereafter until such rating is issued, Level VI on the Pricing Grid shall be deemed to apply.

“Currency Rate Protection Agreement” means any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates and which are not speculative in nature.

“Declining Lender” has the meaning ascribed to such term in Section 2.16.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.14(f), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Borrower or the Administrative Agent any other amount required to be paid by it hereunder, unless (in the case of this clause (iii)) such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Administrative Agent or the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Revolving Loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance satisfactory to the Borrower and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a Bankruptcy Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Bankruptcy Event shall not be deemed to exist for purposes of this definition solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrower, each Issuing Bank, and each Lender.

“Deposit Account” means any deposit account opened with a demand, time, savings, passbook, or similar account maintained with a commercial bank (or a branch thereof) organized under the laws of the Permitted Jurisdiction, or any other jurisdiction approved by the Administrative Agent.

“Disclosed Matters” has the meaning ascribed to such term in Section 5.4.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Original Maturity Date.

“Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 10.19 or as otherwise expressly provided herein.

“Drilling Contract” means shall mean any third-party drilling contract, drilling services agreement, charter or similar agreement in respect of any Collateral Rig.

“Earnings” means, in respect of any Collateral Rig, (i) all freight, hire, income and passage moneys payable to the applicable Collateral Rig Operator as a consequence of the operation of such Collateral Rig, including without limitation all payments under any Drilling Contract with respect to such Collateral Rig, including any termination payments or settlement payments in respect thereof, (ii) any claim under any guarantee in respect of such Drilling Contract or otherwise related to freight, hire, income or passage moneys, in each case payable to the Collateral Rig Operator as a consequence of the operation of such Collateral Rig, (iii) any other money whatsoever due or to become due to the applicable Collateral Rig Operator in relation to such Drilling Contract and (iv) any other money received directly or indirectly under such Drilling Contract by such Collateral Rig Operator.

“Earnings Account” means, with respect to any Collateral Rig for which the Collateral Rig Owner is a direct party to the applicable Drilling Contract, the Deposit Account or Deposit Accounts of the Collateral Rig Owner designated as such from time to time by the Collateral Rig Owner in the applicable Account Pledge Agreement into which all Earnings derived with respect to the applicable Collateral Rig are deposited.

 “ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, United Kingdom and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning ascribed to such term in Section 4.1.

“Electronic System” means any electronic system, including e‑mail, e‑fax, Intralinks®, ClearPar®, Debtdomain®, SyndTrak® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank or any of its respective Related Parties or any other Persons, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means any Person that meets the requirements to be an assignee pursuant to Section 10.10(a) (subject to such consents, if any, as may be required pursuant to Section 10.10(a)(iii)).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non‑compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment or natural resources.

“Environmental Law” means any applicable foreign, federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to pollution, or protection of the environment, or natural resources, or, to the extent relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Materials, health and safety.

“Equity Interest” means as to any Person, any capital stock, shares, partnership interest, membership interest, quota or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person (but excluding any debt security convertible into or exchangeable for Equity Interests, regardless of whether such debt securities include any right of participations with Equity Interests).

“Equity Owners” means, at any time, Holdings or any Subsidiary of Holdings that directly owns the Equity Interests in a Collateral Rig Owner.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans under Section 4041(c) of ERISA or to appoint a trustee to administer any Plan under Section 4042(b) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or stating that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Eurocurrency”, when used in reference to any Revolving Loan or Borrowing, means such Revolving Loan, or the Revolving Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR and the Applicable Margin.

“Eurocurrency Borrowing” means a Borrowing of Eurocurrency Loans made pursuant to a Borrowing Request as provided in Section 2.3(a) or continued as Eurocurrency Loans or converted to Eurocurrency Loans from Base Rate Loans pursuant to Section 2.3(b).

“Eurocurrency Loan” means a Revolving Loan bearing interest before maturity at the rate specified in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 7.1.

“Event of Loss” means, with respect to any Rig of the Consolidated Group, any of the following events: (x) the actual or constructive total loss of a Rig or the agreed or compromised total loss of a Rig; or (y) the capture, condemnation, confiscation, requisition for title and not hire, purchase, seizure or forfeiture of, or any taking of title to, a Rig.  An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Rig, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Rig was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Rig, at the time and on the date on which notice claiming the loss of the Rig is given by a Member of the Consolidated Group to the insurers; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Exchange Rate” means on any day (or if such day is not a Business Day, on the immediately preceding Business Day), for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into U.S. Dollars as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m.,

London time, on such date for the purchase of U.S. Dollars with such currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Accounts” means deposit or securities accounts that are designated solely as accounts for, and are used solely for, payroll funding, employee compensation, employee benefits or taxes, in each case in the ordinary course of business.

“Excluded Collateral Rig” means any Collateral Rig (i) for which the classification required to be maintained pursuant to Section 6.17(a) (excluding the proviso thereto) has lapsed, and such lapse has continued for sixty (60) days or such longer period as the Administrative Agent may determine in its sole discretion or (ii) that has been arrested or detained, and such arrest or detention has continued for sixty (60) days or such longer period as the Administrative Agent may determine in its sole discretion.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the guarantee of such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an interest in a Revolving Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender becomes a party hereto, or (B) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 30, 2014, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, the issuing banks and other lenders party thereto from time to time.

“Existing Letters of Credit” means those Letters of Credit issued by an Initial Issuing Bank and outstanding as of the Effective Date, to the extent described on Schedule 1.1‑E.

“Extended Commitment Termination Date” has the meaning ascribed to such term in Section 2.12(b).

“Extending Lender” has the meaning ascribed to such term in Section 2.16.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation, guidance or practice enacted or adopted pursuant to such intergovernmental agreement.

“Fair Market Value” means, with respect to any Collateral Rig, the average of the fair market values given to such Rig in the most recently delivered Appraisals; provided that any Rig that has suffered an Event of Loss shall be deemed to have a Fair Market Value equal to its insured value until the date that is the earlier of (i) 180 days after such Event of Loss and (ii) the date that the insurer(s) in respect thereof has formally declined coverage for such Event of Loss.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Flag Jurisdiction Transfer” means the transfer of the registration and flag of any Collateral Rig from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied in connection with such transfer:

(i)          on any Flag Jurisdiction Transfer Date, the Collateral Rig Owner shall have duly authorized, executed and delivered to the Collateral Agent, and caused to be recorded (or made arrangements for the recordation substantially simultaneously with such date) in the appropriate rig registry a Mortgage with respect to such Rig;

(ii)        substantially simultaneously with any Flag Jurisdiction Transfer Date, all filings (appropriate Financing Statements (Form UCC-1) for filing under the Uniform Commercial Code of each relevant jurisdiction or similar filings in foreign jurisdictions), registrations, recordations, notifications, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve the security interests described above shall have been duly effected and the Administrative Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent;

(iii)      substantially simultaneously with any Flag Jurisdiction Transfer Date, the Administrative Agent shall have received certificates of ownership or encumbrance (or similar certificates) from appropriate authorities evidencing (or confirmation updating previously reviewed certificates and indicating) that such Rig is registered in the name of the Collateral Rig Owner in the register of the Acceptable Flag Jurisdiction to which such Rig is being transferred and that such Rig is free from Liens other than Permitted Collateral Liens; and

(iv)      on any Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from special counsel to the Collateral Rig Owner or the Administrative Agent, as the case may be, in the jurisdiction of the flag to which such Collateral Rig is being transferred (which shall be Watson, Farley & Williams (New York) LLP, in the case of Marshall Islands and Vanuatu, or another law firm qualified to render an opinion as to the law of each such jurisdiction reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent, the

Collateral Agent and each of the Lenders, which opinion shall (x) be in form, scope and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the new Mortgage and such other matters incident thereto as the Administrative Agent may reasonably request; and

(v)        each of the applicable Collateral Rig Owner and Collateral Rig Operator shall be qualified to own or operate, as applicable, such Collateral Rig under the laws of the Acceptable Flag Jurisdiction applicable to such Collateral Rig and the laws of the jurisdiction in which such Collateral Rig is then employed.

“Flag Jurisdiction Transfer Date” means the date on which a Flag Jurisdiction Transfer occurs.

“Fleet Status Certificate” means a certificate delivered by a responsible officer of the Borrower to the Administrative Agent certifying as to the fleet status of each Rig wholly owned by Holdings, any of its Subsidiaries, or any Local Content Entity prepared on the same basis, and in the same form, substance, and detail (subject to deletion of pricing information), as Holdings would provide in a published fleet status report posted to Holding’s website and indicating the name, fleet status and contract status (with contract term indicated) of each such Rig.

“Foreign Lender” means, if the Borrower is a U.S. Person, a Lender that is not a U.S. Person.

“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement (whether or not subject to ERISA) that is not subject to U.S. law and is maintained by the Borrower, Holdings, or any non-U.S. Subsidiary of the Borrower or Holdings, but shall not include any benefit provided by a foreign government or its agencies.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.14.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession, including, as applicable, the International Financial Reporting Standards.

“GMI Litigation” means the litigation related to that certain Indenture between Global Marine Inc., a Delaware corporation, and Wilmington Trust Company, as trustee (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), governing, inter alia, Global Marine Inc.’s $300,000,000 of outstanding 7.00% Notes due June 2028, as described in Holding’s Annual Report on Form 10-K filed for the fiscal year ended December 31, 2017.

“Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee Coverage Ratio” has the meaning ascribed thereto in Section 6.22.

“Guarantee Coverage Ratio Cure Period” has the meaning ascribed thereto in Section 6.27(c).

“Guaranteed Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Holdings or any of its Subsidiaries and any Cash Management Bank.

“Guaranteed Hedge Agreement” means any Swap Contract permitted under Article VI that is entered into by and between Holdings or any of its Subsidiaries and any Hedge Bank.

“Guaranteed Obligations” means (i) the Obligations and (ii) any and all obligations owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements; provided, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Guarantor” means each of (i) Holdings, (ii) Holdco 4, Holdco 5 and Holdco 6, (iii) each Collateral Rig Owner and (iv) and each other Subsidiary or Local Content Entity of Holdings which owns a Rig (other than a Collateral Rig) and which becomes a Guarantor to ensure compliance with the Guarantee Coverage Ratio (the entity referred to in this clause (iv), the “Additional Guarantor”), until, in each case, released in accordance with this Agreement.

“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof.  For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Guaranty Agreements” means each of (i) the Holdings Guaranty Agreement and (ii) the Subsidiary Guaranty Agreement.

“Guaranty Supplement” means a supplement to the Subsidiary Guaranty Agreement substantially in the form attached thereto (which shall include any local law-required limitations and such other changes, in each case, as the Administrative Agent may reasonably agree).

“Hazardous Material” has the meaning ascribed to such term in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, petroleum distillates, asbestos and asbestos containing materials, polychlorinated biphenyls or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Borrower or other Members of the Consolidated Group.

“Hedge Bank” means any Person, in its capacity as a party to any Swap Contract, that (i) with respect to such Swap Contract, was in existence at the time such Person became a Lender or an Affiliate of a Lender or (ii) with respect to such Person, was a Lender or an Affiliate of a Lender at the time it entered into such Swap Contract.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans.

“Holdco 1” means Transocean Holdings 1 Limited, a Cayman Islands exempted company.

“Holdco 2” means Transocean Holdings 2 Limited, a Cayman Islands exempted company.

“Holdco 3” means Transocean Holdings 3 Limited, a Cayman Islands exempted company.

“Holdco 4” means Transocean Asset Holdings 1 Limited, a Cayman Islands exempted company.

“Holdco 5” means Transocean Asset Holdings 2 Limited, a Cayman Islands exempted company.

“Holdco 6” means Transocean Asset Holdings 3 Limited, a Cayman Islands exempted company.

“Holdings” means Transocean Ltd., a Swiss corporation registered in Zug, Switzerland and the sole shareholder of the Borrower.

“Holdings Guaranty Agreement” means that certain Holdings Guaranty Agreement executed by Holdings and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, guaranteeing the Guaranteed Obligations.

“Impacted Interest Period” has the meaning ascribed to such term in the definition herein of “LIBO Rate.”

“Increase Date” has the meaning ascribed to such term in Section 2.17(a).

“Increasing Lender” has the meaning ascribed to such term in Section 2.17(b).

“Incremental Secured Debt Amount” has the meaning ascribed to such term in Section 6.11(u).

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication:  (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (iv) obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (v) Capitalized Lease Obligations of such Person; (vi) obligations under Swap Contracts; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person; provided, however, Indebtedness shall exclude (x) Non-recourse Debt, and (y) any Indebtedness attributable to the mark-to-market treatment of obligations of the type described in clause (vi) in the definition of Indebtedness and any actual fair value adjustment arising from any Swap Contracts that have not been cancelled or otherwise terminated before their scheduled expiration, in each case in respect of Swap Contracts entered into in the ordinary course of business and not for investment or speculative purposes.  For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

“Indemnified Parties” has the meaning ascribed to such term in Section 10.13(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Credit Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Information” has the meaning ascribed to such term in Section 10.15(a).

“Initial Issuing Banks” has the meaning ascribed to such term in the definition herein of “Issuing Bank.”

“Intercompany Subordination Agreement” means, collectively, (i) the agreement pursuant to which the intercompany obligations of each Loan Party under the Master Services Agreement effective as of January 1, 2008, as amended, restated, supplemented and otherwise modified from time to time, by and among TODDI, GlobalSantaFe Corporate Services Inc., the Borrower and certain affiliates of TODDI party thereto from time to time and (ii) the agreement(s) pursuant to which any other material intercompany obligations for payments made (x) by any Loan Party to any Subsidiary other than a Loan Party and/or (y) by any Subsidiary Guarantor to any Member of the Consolidated Group other than a Subsidiary Guarantor, in each case are subordinated to the Obligations, in each case, in form and substance reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurocurrency Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or if available from each Lender making an Eurocurrency Loan as part of such Borrowing, any other period), in each case as the Borrower may elect, subject to Section 2.4.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates and which are not speculative in nature.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency of the Eurocurrency Borrowing that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which the LIBO Screen Rate is available for the applicable currency of the Eurocurrency Borrowing that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“ISM Code” means the International Safety Management Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“Issuance Request” has the meaning ascribed to such term in Section 2.12(b).

“Issuing Bank” means each of Citibank, N.A., Wells Fargo Bank, National Association, Crédit Agricole Corporate and Investment Bank and DNB Bank ASA, New York Branch (collectively, the “Initial Issuing Banks”), and each other Lender (or such Lender’s Affiliate) (as designated by the Borrower and approved by the Administrative Agent in its reasonable discretion (not to be unreasonably withheld or delayed)) agreeing with the Borrower and the Administrative Agent to act as an Issuing Bank in respect of a Letter of Credit requested by the Borrower to be issued under this Agreement.  Any Issuing Bank may, in its discretion and subject to approval by the Borrower (provided that such approval (i) shall not be required with respect to an arrangement by Citibank, N.A. for one or more Letters of Credit to be issued by Citibank Europe plc, UK Branch and (ii) shall not be otherwise unreasonably withheld or delayed), arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued or to be issued by such Affiliate.

“Issuing Bank Agreement” has the meaning ascribed to such term in Section 2.12(f).

“Issuing Bank Exchange Rate” has the meaning ascribed to such term in Section 10.19(a).

“Joint Lead Arrangers” means, collectively, Citibank, N.A., Wells Fargo Securities, LLC, Goldman Sachs Bank USA and DNB Markets, Inc., acting in their capacities as joint lead arrangers, and Citibank, N.A., acting in its capacity as sole bookrunner, for the credit facility described in this Agreement; provided, however, that none of such Joint Lead Arrangers shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Krone” means the currency of the Kingdom of Norway and its dependent territories.

“L/C Documents” means the Letters of Credit, the Issuance Requests and Applications with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.

“L/C Exposure” means with respect to any Lender at any time, such Lender’s Applicable Percentage of all L/C Obligations then outstanding.

“L/C Obligations” means, as at any date of determination, the aggregate amounts available to be drawn under all outstanding Letters of Credit plus the aggregate amounts of all outstanding Reimbursement Obligations.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.12(e).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each Person signing this Agreement as a “Lender” and having a Commitment as set forth on Schedule 1.1‑C, and any other Person that shall have become a party hereto pursuant to an Assignment Agreement or an Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Lender Parties” has the meaning ascribed to such term in Section 10.24.

“Letter of Credit” means any of the standby letters of credit to be issued by an Issuing Bank for the account of the Borrower pursuant to Section 2.12(a).

“Letters of Credit Maximum Amount” means, at any time, the lesser of (i) $500,000,000 and (ii) the Revolving Credit Commitments Amount in effect at such time; provided, however, that (x) no Initial Issuing Bank shall be required to issue Letters of Credit or have outstanding at any time L/C Obligations with an aggregate Dollar Equivalent in excess of the amount shown as the “L/C Subcommitment Amount” of such Initial Issuing Bank as set forth in Part II of Schedule 1.1‑C, except as may otherwise be agreed in writing by such Initial Issuing Bank, and (y) no other Issuing Bank shall be required to issue Letters of Credit or have outstanding at any time L/C Obligations with an aggregate Dollar Equivalent in excess of an amount to be agreed in writing by the Borrower and such Issuing Bank.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing, for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate, or on the appropriate page or screen of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (in each case, such screen, the “Applicable Screen” and such rate, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Day prior to the first day of such Interest Period, provided, that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), the LIBO Rate for such Eurocurrency Borrowing shall be the Interpolated Rate, provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning ascribed to such term in the definition herein of “LIBO Rate.”

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, charge, conditional sale, security agreement or trust receipt, or a lease (including a capital lease), consignment or bailment for security purposes.

“Loan” means (i) a Base Rate Loan or (ii) a Eurocurrency Loan, as the case may be, and “Loans” means two or more of any such Loans.

“Loan Party” means the Borrower and each Guarantor.

“Local Content Entity” means any Affiliate of Holdings (a) that owns or operates a Rig and (b) the capital stock or other Equity Interests of which is jointly owned by Holdings or any Subsidiary(ies) and any other Person(s) but only to the extent required or necessary under local law to own capital stock or other Equity Interests in the Local Content Entity as a condition for the ownership or operation of such Rig in such jurisdiction.

“MAPI” means Mortgagees Additional Perils (Pollution) Insurance

“Marketed Rig” means a Rig owned by a Loan Party that is actively marketed for employment, and that is not classified in the most recent of (a) the fleet status report most recently posted to Holdings’ website or (b) the Fleet Status Certificate most recently delivered, as stacked, held for sale, or another non-marketable classification; provided that, for the avoidance of doubt, each Contracted Rig shall constitute a Marketed Rig. Notwithstanding the foregoing, Holdings may designate any Rig that is actively being marketed for employment, but which is listed as stacked or another non-marketable classification on its most recently delivered fleet status report or Fleet Status Certificate, as a “Marketed Rig”; provided that (i) no more than three such Rigs may be designated as Marketed Rigs at any one time and (ii) no such Rig may be designated as a Marketed Rig for longer than 180 days before such Rig either (x) is listed with a marketable classification on a published fleet status report or a Fleet Status Certificate delivered to the Administrative Agent or (y) ceases to be designated as a Marketed Rig.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations of (A) the Borrower, Holdings, and other Members of the Consolidated Group, taken as a whole, or (B) the Transaction Parties, taken as a whole, (ii) the Borrower’s or any Guarantor’s ability to perform any of its payment or other material obligations under this Agreement or the other Credit Documents, or (iii) the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Credit Documents.

“Material Indebtedness” means Indebtedness in an aggregate principal amount of more than the Dollar Equivalent of (x) $125,000,000 of the Borrower, Holdings, and/or other Members of the Consolidated Group owed to any Persons other than Members of the Consolidated Group or (y) $50,000,000 of the Subsidiary Guarantors owed to any Persons other than other Subsidiary Guarantors.

“Material Plan” has the meaning ascribed to such term in Section 7.1(i).

“Maturity Date” means the earlier of (i) the Commitment Termination Date, and (ii) the date on which the Loans have become due and payable pursuant to Section 7.2 or 7.3.

“Member of the Consolidated Group” has the meaning ascribed to such term in the definition of the “Consolidated Group”.

“MII” means Mortgagees’ Interest Insurance.

“Minimum Liquidity Ratio” means, as of any measurement date, the ratio of (a) Available Liquidity on such measurement date to (b) the sum of unsecured bond maturities and other scheduled payments in respect of Indebtedness for borrowed money of the Consolidated Group (other than intercompany Indebtedness among Holdings and its Wholly-Owned Subsidiaries, Permitted Rig Debt, and Acquired Rig Debt), in each case scheduled to occur within the twelve months immediately following the date of measurement, plus any capital expenditures of the Consolidated Group (including without limitation in connection with the construction, acquisition, maintenance, renovation, upgrade, or re-activation of a Rig, but excluding (i) any capital expenditures made with the proceeds of a permitted disposition or from a casualty event to the extent such proceeds are not included in the Available Liquidity calculation and are not required to be applied as a prepayment of Indebtedness and (ii) any capital expenditures of the Consolidated Group made with the proceeds of Permitted Rig Debt in connection with construction, renovation or repair of any Contracted Rig subject to such Permitted Rig Debt) scheduled to occur within the twelve months immediately following the date of measurement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage” means a first preferred vessel mortgage (subject to certain Permitted Collateral Liens) with respect to each Collateral Rig, assets solely related thereto and proceeds therefrom in favor of the Collateral Agent securing the Obligations, in form and substance reasonably acceptable to the Administrative Agent, as such mortgage may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrower, Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“New Guarantor Documentation” shall mean, with respect to any entity which is to become a Guarantor:

(a)       a Guaranty Supplement to effect the Guaranty of the Guaranteed Obligations by such new Guarantor;

(b)       certificates with respect to resolutions, charters, by-laws, or equivalent organizational documents, incumbency and signature and certified copies of all other relevant documents evidencing any corporate or equivalent action and governmental approvals necessary for such new Guarantor to enter into the Subsidiary Guaranty Agreement;

(c)       any necessary Intercompany Subordination Agreement or necessary joinder documentation by such new Guarantor in connection with an Intercompany Subordination Agreement;

(d)       certificates of existence and good standing or the equivalent, if applicable, from such new Guarantor’s jurisdiction of organization or incorporation;

(e)       to the extent reasonably requested by the Administrative Agent, favorable legal opinions of counsel, including any applicable local counsel, to the new Guarantor with respect to such new

Guarantor’s Guaranty of the Obligations and such other matters incident thereto as the Administrative Agent may reasonably request, in each case similar in scope and substance as delivered by the Guarantors on the Effective Date;

(f)       evidence of appointment by such new Guarantor of a domestic process agent;

(g)       documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(h)       such other documentation and conditions as are reasonably requested by the Administrative Agent to the extent similar in scope and substance as delivered by the Guarantors on the Effective Date or otherwise necessary or desirable to be delivered in connection with the addition of such new Guarantor to the Subsidiary Guaranty Agreement.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-recourse Debt” means (i) any Indebtedness incurred by any Project Financing Subsidiary to finance the acquisition, improvement, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or incurred in connection with the foregoing for, any Rig (other than a Collateral Rig), which Indebtedness does not provide for recourse against Holdings, the Borrower or any other Member of the Consolidated Group (other than to such Project Financing Subsidiary, and such recourse as exists under a Performance Guaranty given for the benefit of such Project Financing Subsidiary) or any property or asset of Holdings, the Borrower or any other Member of the Consolidated Group (other than Equity Interests of, and such Rig (other than a Collateral Rig) and related assets of, such Project Financing Subsidiary, and such recourse as exists under a Performance Guaranty given for the benefit of such Project Financing Subsidiary) and (ii) any refinancing of such Indebtedness that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest, fees or premium) at the time of the refinancing, increase the property subject to any Lien securing such Indebtedness, or provide for recourse against any other Member of the Consolidated Group.

“Non-Refundable Portion” has the meaning ascribed to such term in Section 2.6(d).

“Note” has the meaning ascribed to such term in Section 2.8(e).

“Obligation Currency” has the meaning ascribed to such term in Section 10.18.

“Obligations” means all obligations of the Transaction Parties (i) to pay fees, costs and expenses under this Agreement or the other Credit Documents, (ii) to pay principal and interest on all Revolving Loans and Reimbursement Obligations, (iii) to pay any other obligations to the Administrative Agent or any Lender or Issuing Bank arising under this Agreement or the other Credit Documents, and (iv) to provide Cash Collateral as required by this Agreement, in each case including any such interest, fees or other monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether such interest, fees or other monetary obligations are allowed or allowable in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury and any Governmental Authority succeeding to the regulatory jurisdiction thereof.

“Original Maturity Date” has the meaning ascribed to such term in the definition of “Commitment Termination Date.”

“Other Agents” means, collectively, the Syndication Agent and the Co-Documentation Agents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Revolving Loan, L/C Obligations, or Credit Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing, excise, property or other similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment under Section 8.6).

“Participant” has the meaning ascribed to such term in Section 10.10(c).

“Participant Register” has the meaning specified in Section 10.10(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Guaranties” means all Guaranties of the Borrower, Holdings, or any other Member of the Consolidated Group delivered in connection with the construction financing of Rigs for which firm Drilling Contracts have been obtained by the Borrower, Holdings, or any other Member of the Consolidated Group or an SPV.

“Performance Letters of Credit” means any Letter of Credit issued in the ordinary course of business (a) for the benefit of local customs or similar Governmental Authorities in respect of performance obligations under temporary import duty laws, (b) for the benefit of a third-party counterparty to support the performance obligations of (and not the financial obligations of) Holdings, any of its Subsidiaries or any Local Content Entity in connection with a Drilling Contract, (c) to support bid bonds, performance bonds and other similar obligations, and (d) any other Letter of Credit that is agreed between the Borrower and the Administrative Agent (in consultation with the Lenders) to be a “Performance Letter of Credit” (such consent of the Administrative Agent not to be unreasonably withheld or delayed).

“Permitted Business” has the meaning ascribed to such term in Section 6.8.

“Permitted Collateral Liens” means the Liens permitted as described in clauses (a)(i) and (b) through (f) of Section 6.11.

“Permitted Jurisdiction” means, (i) as to the Borrower and Holdings, any of Switzerland, England and Wales, Scotland, Luxembourg, Ireland, the Marshall Islands, the Netherlands, British Virgin Islands, Bahamas, the Cayman Islands and the United States or any State thereof (including the District of Columbia) and any other jurisdiction approved by the Administrative Agent in its reasonable discretion,

(ii) as to the Core Subsidiary Guarantors, any of (x) Australia, Switzerland, England and Wales, Scotland, Luxembourg, Ireland, Hungary, the Marshall Islands, Denmark, Norway, the Netherlands, Germany, Sweden, Belgium, Singapore, Mauritius, British Virgin Islands, the Bahamas, the Cayman Islands, the United States or any State thereof (including the District of Columbia) and any other jurisdiction approved by the Administrative Agent in its reasonable discretion and (y) so long as such jurisdiction is a member of the European Union, France, Spain, Italy, Austria, Finland and Portugal, and (iii) as to any Earnings Account or Bareboat Charter Account held by a Collateral Rig Owner, any of Australia, Switzerland, England and Wales, Scotland, Luxembourg, Ireland, Hungary, the Marshall Islands, Denmark, Norway, the Netherlands, Singapore, Mauritius, British Virgin Islands, the Bahamas, any other current or former member of the European Union, the Cayman Islands, the United States or any State thereof (including the District of Columbia), any other jurisdiction where, under applicable law, the operation of the applicable Collateral Rig requires the owner to have a local bank account, and any other jurisdiction approved by the Administrative Agent in its reasonable discretion.

“Permitted Liens” means the Liens permitted as described in Section 6.11.

“Permitted Rig Debt” has the meaning ascribed to such term in 6.12(i).

“Person” means an individual, partnership, corporation, limited liability company, exempted company, association, trust, unincorporated organization or any other entity or organization, including any Governmental Authority.

“Plan” means any employee benefit pension plan (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Sections 4062 and 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid” means the table specifying the Applicable Facility Fee Rates and Applicable Margins based on Credit Ratings from time to time in effect, as set forth on Schedule1.1-P hereto.

“Prime Rate” means the fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on such day (which prime rate or base rate as so announced may not be the lowest rate charged by the Administrative Agent on such loans to any of its customers), with any change in such prime rate or base rate resulting from a change in such announced rate to be effective on the date of the relevant change.

“Pro Forma Compliance” means, as of any date of determination, pro forma compliance (after giving effect to the application of any proceeds resulting from any transactions occurring on such date and the delivery of any Guaranty Supplement and related New Guarantor Documentation and/or satisfaction of the Collateral Rig Requirements with respect to any Rig on such date) with all financial covenants set forth in Sections 6.20 through Section 6.23 as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered (or should have been delivered) pursuant to this Agreement, including the Guarantee Coverage Ratio Covenant and Collateral Coverage Ratio; provided that, with respect to any Pro Forma Compliance Event, the Borrower shall have delivered to the Administrative Agent a certificate of a responsible officer of the Borrower setting forth a detailed calculation of such covenants as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to this Agreement on a pro forma basis after giving effect to any event or action with respect to which such pro forma calculation is required; and provided that, for purposes of such determination, status as a Marketed Rig shall be determined based on the most recent of (i) the fleet status report most recently posted to Holding’s website and (ii) the Fleet Status Certificate most recently delivered, including, at the Borrower’s option, an updated Fleet Status Certificate.

“Pro Forma Compliance Event” means, as applicable, the incurrence of any Indebtedness or any Lien securing Indebtedness, in each case, in an aggregate principal amount in excess of $100,000,000, the making of any Restricted Payment permitted under Section 6.25(a) or Redemption of any Indebtedness in an amount in excess of $50,000,000, any Restricted Payment permitted under Section 6.25(e) in an amount in excess of $10,000,000 or the sale or other disposition of a Collateral Rig with a Rig Value in excess of $100,000,000.

“Project Financing Subsidiary” means any Subsidiary of Holdings or the Borrower (other than any Transaction Party) created for the sole purpose of incurring Non-recourse Debt to finance the acquisition, improvement, design, engineering, construction, development, completion, maintenance and operation of, or otherwise pay the costs and expenses relating to or incurred in connection with the foregoing for, any Rig (other than a Collateral Rig), and to conduct the business activities for which such Non-recourse Debt was incurred, provided that substantially all of the assets of such Person are comprised of such Rig so financed.

“PTE” means any prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing Lender” has the meaning ascribed to such term in Section 2.17(e).

“Qualified Local Partner” means any Person other than Holdings or any of its Subsidiary(ies) that owns Equity Interests of a Local Content Entity and that agrees that it shall only have the right to receive de minimis dividends, other similar payments or distributions from the Local Content Entity to the extent required or necessary under local law, including upon any liquidation, dissolution or winding up of the applicable Local Content Entity.

“Recipient” means (i) the Administrative Agent, (ii) each Lender, and (iii) each Issuing Bank, as applicable.

“Redemption” means, with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Indebtedness.  “Redeem” has the correlative meaning thereto.

“Redomestication Transaction” means a transaction that (i) is permitted pursuant to Section 6.10(a) and (b), (ii) effects a redomestication of Holdings or the Borrower in a Permitted Jurisdiction, and (iii) does not result in ownership of the voting shares of the surviving redomesticated company in such transaction that would constitute an Event of Default pursuant to Section 7.1(j) as a result of a corresponding change in share ownership of Holdings.

“Register” has the meaning ascribed to such term in Section 10.10(b).

“Reimbursement Obligations” has the meaning ascribed to such term in Section 2.12(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replacement Lender” has the meaning ascribed to such term in Section 2.16.

“Required Lenders” means, at any time, subject to Section 2.14(b), Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders at such time (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any Alternative Currencies).

“Reset Date” has the meaning ascribed to such term in Section 10.19.

“Restricted Payment” means, in relation to any Loan Party, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Loan Party’s stockholders, partners or members (or the equivalent thereof). Unless otherwise specified, any reference in this Agreement to a “Restricted Payment” shall refer to a Restricted Payment with respect to Equity Interests of Holdings.

“Revolving Credit Commitments Amount” means the aggregate amount of Commitments in effect from time to time hereunder, such aggregate amount being $1,000,000,000 on the Effective Date, as such amount may hereafter be reduced or increased from time to time pursuant to the terms of this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of such Lender’s Applicable Percentage of the Revolving Obligations.

“Revolving Loan” means each of the Loans made pursuant to Section 2.1.

“Revolving Obligations” means, at any time, the sum of the Dollar Equivalent of the principal amount of all Revolving Loans and L/C Obligations outstanding at such time.

“Rig” means any mobile offshore drilling unit (including without limitation any jack-up rig, semi-submersible rig, drillship and barge rig).

“Rig Exchange” means the exchange of an Additional Rig for an Acceptable Rig; provided that, in each case, the Collateral Rig Requirements shall have been satisfied with respect to such Acceptable Rig on or prior to the Rig Exchange Date applicable thereto to the reasonable satisfaction of the Administrative Agent.

“Rig Exchange Date” means, with respect to any Additional Rig that is the subject of a Rig Exchange, the date on which such Rig Exchange occurs.

“Rig Value” means, with respect to any Rig, the net book value (determined in accordance with GAAP) of such Rig, as reflected in Holdings’ most recent balance sheet; provided that, with respect to the determination of the Rig Value of any Rig acquired after the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to this Agreement, or to be acquired on the date of such determination, the Rig Value of such Rig shall be as reasonably agreed by the Borrower and the Administrative Agent; provided, further that any Rig that has suffered an Event of Loss shall be deemed to have a net book value equal to its insured value until the date that is the earlier of (i) 180 days after such Event of Loss and (ii) the date that the insurer(s) in respect thereof has formally declined coverage for such Event of Loss.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or any other Member of the Consolidated Group shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, Sale-Leaseback Transaction shall exclude any transaction between Members of the Consolidated Group.

“Sanctioned Country” means, at any time of determination, a country or territory that is itself, or a country or territory whose government is, subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, or subject to any other sanctions program of the United States of America, the United Nations, the Norwegian State, the European Union, the United Kingdom or any agency or subdivision thereof.

“Sanctioned Person” means, at any time of determination, (a) a Person or vessel named, or 50% or more owned or otherwise controlled by a Person named, on (x) the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or any replacement sanctions-related list maintained by OFAC or the United States of America; (y) the Executive Order 13599 List maintained by OFAC available at https://www.treasury.gov/resource-center/sanctions/Programs/Pages/13599_list.aspx, or as otherwise published from time to time, and (z) the Foreign Sanctions Evaders List maintained by OFAC available at https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/fse_list.aspx or as otherwise published from time to time; (b) a Person named, or 50% or more owned or otherwise controlled by a Person named, on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named, or 50% or more owned or otherwise controlled by a Person named, on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named, or 50% or more owned or otherwise controlled by a Person named, on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (e) any Person (including any Governmental Authority of any Sanctioned Country) operating, organized, domiciled, registered or resident in a Sanctioned Country, (f) any Person or vessel owned or controlled by, or acting on behalf of, any such Person described in clauses (a) through (e), or (g) any Person or vessel with which any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions.

“Sanctions” means any sanctions, including economic or financial sanctions, or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, the Member States of the European Union, Her Majesty’s Treasury of the United Kingdom, Norway, the State Secretariat for Economic Affairs of Switzerland or the Swiss Directorate of International Law, and any other applicable Governmental Authority or any agency or subdivision of the foregoing, and shall include any regulations, rules, and executive orders issued in connection therewith.

“S&P” means Standard & Poor’s Ratings Group or any successor thereto.

“Scheduled Commitment Termination Date” means the earlier of (i) the Original Maturity Date (subject to the extension thereof pursuant to Section 2.16) and (ii) if the Borrower’s Senior Notes due 2023 (or any refinancing or replacement thereof (other than the Loans) to the extent such refinancing or replacement has a stated maturity date that is earlier than 91 days after the Original Maturity Date) are outstanding in an aggregate principal amount in excess of $300,000,000, the date that is 91 days prior to the earliest stated maturity of such Indebtedness.

“SEC” means the Securities and Exchange Commission and any Governmental Authority succeeding to the regulatory jurisdiction thereof.

“Senior Notes due 2023” means the Borrower’s 9.00% Senior Notes due 2023, issued under that certain Indenture dated as of July 21, 2016, among the Borrower, Holdings, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

 “Secured Obligations” means the Obligations in an amount not to exceed at any time the CNTA Threshold.

“Share Pledge Agreement” has the meaning ascribed to such term in the definition of “Collateral Rig Requirements”.

“Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Jurisdictions” means Cyprus, Hungary, Switzerland, Norway, Canada, India and the United Kingdom.

“Specified Rig” means each Rig listed on Schedule 1.1-S.

“SPV” means any Person (excluding Transaction Parties) that is designated by the Borrower as a SPV, provided that the Borrower shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has total assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with the Borrower and its Subsidiaries) which equates to at least five percent (5%) of the Consolidated Group’s Total Assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, but excluding revenues and expenses that would be eliminated in consolidation with the Consolidated Group and excluding any loss or gain resulting from the early extinguishment of Indebtedness) during the most recently completed fiscal year of Holdings, in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items and excluding any loss or gain resulting from the early extinguishment of Indebtedness) for the Consolidated Group, all as determined on a consolidated basis in accordance with GAAP during such fiscal year of Holdings.  The Borrower may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given.  The election to treat a particular Person as a SPV may only be made once.  As of the Effective Date, the following entities are designated SPVs: (i) Transocean Conqueror Limited, (ii) Triton Conqueror GmbH, (iii) Transocean Conqueror Opco, Inc., (iv) Transocean Proteus Limited, (v) Triton Capital I GmbH, (vi) Transocean Proteus Opco, Inc., (vii) Transocean Phoenix 2 Limited, (viii) Triton Capital II GmbH, and (ix) Transocean Phoenix 2 Opco, Inc.

“Statutory Reserve Rate” means, with respect to any currency, the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.  Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System.  Eurocurrency Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sub-Agent” means an Affiliate or a correspondent bank of the Administrative Agent or the Collateral Agent designated by it to perform any duties or responsibilities of the Administrative Agent or the Collateral Agent under this Agreement and the other Credit Documents.

“Subsidiary” means, for any Person, any other Person (other than, except in the context of Section 6.6(a), a SPV) of which more than fifty percent (50%) of the outstanding stock or comparable Equity Interests having ordinary voting power for the election of the board of directors, managers, or comparable governing board or body of such other Person (irrespective of whether or not at the time stock or other Equity Interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by any such Person or by one or more of its Subsidiaries.  Unless otherwise specified, any reference in this Agreement to a “Subsidiary” shall refer to a Subsidiary of Holdings.

“Subsidiary Guarantor” means each Guarantor other than Holdings.

“Subsidiary Guaranty Agreement” means that certain Subsidiary Guaranty Agreement executed by the Subsidiary Guarantors, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including by any Guaranty Supplements thereto), guaranteeing the Guaranteed Obligations.

“Swap Contract” means (i) any and all Interest Rate Protection Agreements, Currency Rate Protection Agreements, rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swiss Franc” means the currency of the Swiss Confederation.

“Swiss Group Company” means any Subsidiary of Holdings organized in Switzerland.

“Swiss Stamp Tax” means a tax imposed under the Swiss Stamp Tax Act.

“Swiss Stamp Tax Act” means the Swiss Federal Act on Stamp Taxes of June 27, 1973 (Bundesgesetz über die Stempelabgaben) together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss FTA Ruling” means the tax ruling dated May 19, 2011 obtained on May 24, 2011 on behalf of the Borrower and Holdings from the Swiss Federal Tax Administration with respect to the tax treatment under Swiss law of certain debt issued by the Borrower and guaranteed by Holdings, as the same may be in effect from time to time.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TODDI” means Transocean Offshore Deepwater Drilling Inc., 4 Greenway Plaza Houston, Texas 77046.

“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Consolidated Group determined on a consolidated basis in accordance with GAAP as of such date.

“Total Tangible Capitalization” means, as of any date of determination, the sum of Consolidated Indebtedness plus Consolidated Tangible Net Worth as of such date.

“Trade Date” has the meaning ascribed to such term in Section 10.10(a).

“Transaction Party” means each Loan Party and each other Member of the Consolidated Group that grants (or purports to grant) Collateral to secure the Obligations pursuant to the terms hereof.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Alternate Base Rate.

“Unfunded Vested Liabilities” means, for any Plan or Foreign Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan or Foreign Plan (determined on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Plan or Foreign Plan) exceeds the fair market value of all assets of such Plan or Foreign Plan allocable to such benefits, determined as of the then most recent valuation date for such Plan or Foreign Plan, but only to the extent that such excess represents a potential liability of the Borrower or any other Member of the Consolidated Group to the PBGC or such Plan or Foreign Plan.

“Use of Proceeds Certificate” means, with respect to any Borrowing, a certificate in form, substance, and detail reasonably satisfactory to the Administrative Agent, signed by a responsible officer of the Borrower (a) describing the intended use of proceeds of such Borrowing and (b) certifying that the proceeds of the applicable Borrowing will be used for such described use or for other permitted general corporate purposes within five (5) Business Days after the occurrence of such Borrowing, or will otherwise be repaid to the extent required pursuant to Section 2.10(b).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.3(g).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly-Owned Subsidiary” means any Subsidiary of any Person of which all of the outstanding Equity Interests (other than any directors’ qualifying shares or other shares required under applicable law), on a fully-diluted basis, are owned by such Person and/or one or more of its Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2         Time of Day.  Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset”

and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

Section 1.4        Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein (including, without limitation, Consolidated Indebtedness and Consolidated Tangible Net Worth) shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Account Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE 2  THE CREDIT FACILITY.

Section 2.1        Commitments for Revolving Loans.  Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more Loans to the Borrower from time to time prior to the Commitment Termination Date applicable to such Lender on a revolving basis in an aggregate amount not to exceed at any time outstanding an amount equal to its Commitment, subject to any increases or reductions thereof pursuant to the terms of this Agreement; provided,  however, that no Lender shall be required to make any Loan if, after giving effect thereto, (i) the Dollar Equivalent of the aggregate principal amount of the Revolving Obligations of all Lenders (determined in accordance with Section 10.19) would thereby exceed the lesser of Revolving Credit Commitments Amount then in effect and the CNTA Threshold, immediately after giving effect to such Loan and the use of proceeds thereof; or (ii) the Dollar Equivalent of the Revolving Credit Exposure of such Lender (determined in accordance with Section 10.19) would thereby exceed its Commitment then in effect.  Each Borrowing of Loans shall be made ratably from the Lenders in proportion to their respective Applicable Percentages.  Loans of each Lender may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, before the Commitment Termination Date applicable to such Lender, subject to the terms and conditions hereof.  Funding of Loans for any Borrowing shall be in U.S. Dollars.

Section 2.2         Types of Loans and Minimum Borrowing Amounts.  Borrowings may be outstanding as either Base Rate Loans or Eurocurrency Loans, as selected by the Borrower pursuant to Section 2.3.  Each Borrowing of Base Rate Loans shall be in Dollars and shall be in an amount of not less than $1,000,000; each Borrowing of Eurocurrency Loans shall be in an amount of not less than the Dollar Equivalent of $5,000,000 and in an integral multiple of $100,000 in excess thereof.

Section 2.3         Manner of Borrowings; Continuations and Conversions of Borrowings.

(a)       Notice of Borrowings.  The Borrower shall give notice (i) to the Administrative Agent by no later than 12:00 P.M. New York time at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans and (ii) to the Administrative Agent by no later than 12:00 P.M. on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans, in each case pursuant to a duly completed Borrowing Request substantially in the form of Exhibit 2.3 (each a “Borrowing Request”) executed on behalf of the Borrower.

(b)       Notice of Continuation or Conversion of Outstanding Borrowings.  The Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirements in Section 2.2 for each outstanding Borrowing, a portion thereof, as follows:  (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto the Borrower may continue part or all of such Borrowing as Eurocurrency Loans for an Interest Period specified by the Borrower in the applicable notice as set forth below, or may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage costs, expenses and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Borrower may convert all or part of such Borrowing into Eurocurrency Loans for an Interest Period specified by the Borrower on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below.  The Borrower may select multiple Interest Periods for Borrowings of Eurocurrency Loans, provided, that at no time shall the number of different Interest Periods for outstanding Borrowings of Eurocurrency Loans exceed twenty (20) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved).  Notices of the continuation of such Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of such Eurocurrency Loans into Base Rate Loans or of such Base Rate Loans into Eurocurrency Loans must be given to the Administrative Agent by no later than 12:00 P.M. New York time at least three (3) Business Days before the date of the requested continuation or conversion.

(c)       Manner of Notice.  The Borrower shall give such notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by approved electronic communication or by facsimile transmission to the Administrative Agent, promptly confirmed in writing (which notice shall be irrevocable once given), pursuant to a Borrowing Request which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the Interest Period applicable thereto.  The Borrower agrees that the Administrative Agent may rely on any such approved electronic communication or facsimile transmission given by any Person it in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation.

(d)       Notice to the Lenders.  The Administrative Agent shall give prompt notice by electronic communication, telex or facsimile transmission to each Lender of any notice received pursuant to this Section 2.3 relating to a Borrowing.  The Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans promptly after the Administrative Agent has made such determination.  In addition, the Administrative Agent may give such notice by telephone, promptly confirmed in writing as provided in this Section 2.3(d).

(e)       Borrower’s Failure to Notify.  If the Borrower fails to give notice pursuant to Section 2.3(a) or Section 2.3(b), as the case may be, of (i) the continuation or conversion of any outstanding principal amount of any outstanding Borrowing of Eurocurrency Loans, or (ii) a Borrowing of Loans to pay outstanding Reimbursement Obligations, and has not notified (A) the Administrative Agent by 12:00 P.M.

New York time at least three (3) Business Days before the last day of the Interest Period for any outstanding Borrowing of Eurocurrency Loans, or (B) the Administrative Agent and, if applicable, the Sub-Agent (if such Reimbursement Obligations are denominated in an Alternative Currency) and the applicable Issuing Bank by 12:00 P.M. New York time on the day such Reimbursement Obligations become due, as the case may be, that it intends to repay such outstanding Borrowing or Reimbursement Obligations, the Borrower shall be deemed to have requested, as applicable, (x) the continuation of such Borrowing as a Eurocurrency Loan with an Interest Period of one (1) month or (y) the advance of a new Borrowing of Base Rate Loans (after converting, if necessary, the Reimbursement Obligations into Dollars using the applicable Exchange Rate in effect on such date) on such day in the amount of the Reimbursement Obligations then due, which Borrowing pursuant to this clause (y) shall be deemed to have been funded on such date by the Lenders in accordance with Section 2.3(a) and to have been applied on such day to pay the Reimbursement Obligations then due, or to repay the Lenders that funded their participations in such Reimbursement Obligations, as applicable, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to Borrowings set forth in Section 4.2.  Upon the occurrence and during the continuance of any Event of Default, and upon notice thereof from the Administrative Agent to the Borrower (i) each Eurocurrency Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and (ii) the obligation of the Lenders to continue Eurocurrency Loans or convert Base Rate Loans into Eurocurrency Loans shall be suspended.

(f)       Conversion.  If the Borrower shall elect to convert any particular Borrowing pursuant to this Section 2.3 from one Type of Loan to the other Type only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Borrower to be comprised of Eurocurrency Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to be comprised of Base Rate Loans.  If the Borrower shall elect to have multiple Interest Periods apply to any particular Borrowing comprised of Eurocurrency Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to have such Interest Period.  This Section 2.3(f) shall be applied appropriately in the event that the Borrower shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.

Section 2.4        Interest Periods.  As provided in Section 2.3, at the time of each request for a Borrowing of Eurocurrency Loans, or for the continuation or conversion of any Borrowing of Eurocurrency Loans, the Borrower shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

(a)       the Borrower may not select an Interest Period that extends beyond the Commitment Termination Date then applicable to any Lender;

(b)       whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall either be (i) extended to the next succeeding Business Day, or (ii) in the case of Eurocurrency Loans only, reduced to the immediately preceding Business Day if the next succeeding Business Day is in the next calendar month; and

(c)       for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then in the case of Eurocurrency Loans only, such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5         Funding of Loans.

(a)       Disbursement of Loans.  Not later than 12:00 P.M. New York time with respect to Borrowings of Eurocurrency Loans, and 3:00 P.M. New York time with respect to Base Rate Loans, on the date of any requested advance of a new Borrowing of Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its Applicable Lending Office its Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent.  The Administrative Agent shall make the proceeds of each such Borrowing available in immediately available funds to the Borrower (or as directed in writing by the Borrower) on such date.  Acceptance by the Borrower of any late amount shall not be deemed a waiver by the Borrower of any rights it may have against any Lender making funds available after the time prescribed above.  No Lender shall be responsible to the Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

(b)       Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules and customs on interbank compensation.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, within one Business Day after written demand therefor, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but the Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment.  Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.6         Applicable Interest Rates and Payments.

(a)       Base Rate Loans.  Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, for Base Rate Loans bearing interest determined by reference to the Prime Rate, and on the basis of a 360 day year for all other Base Rate Loans, in each case for the actual days elapsed, excluding the date of repayment) on the unpaid principal amount thereof from the date such Base Rate Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurocurrency Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans.  The Borrower agrees to pay such interest on each Interest Payment Date for such Base Rate Loans and at maturity (whether by acceleration or otherwise).

(b)       Eurocurrency Loans.  Each Eurocurrency Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, except with respect to any Eurocurrency Loan funded in Sterling, in which case interest will be computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed, in each case excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or until conversion to a Base Rate Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of Adjusted LIBOR, plus the Applicable Margin for Eurocurrency Loans.  The Borrower agrees to pay such interest on each Interest Payment Date for such Eurocurrency Loans and at maturity (whether by acceleration or otherwise) or conversion to Base Rate Loans.

(c)       Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder insofar as such interest rate involves a determination of the Alternate Base Rate, Adjusted LIBOR, or LIBO Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct.  The Administrative Agent shall promptly give notice to the Borrower and each Lender of each determination of Adjusted LIBOR with respect to each Eurocurrency Borrowing.

(d)       Interest Rate Adjustment in Certain Circumstances.  As part of entering into this Agreement, the parties hereto have assumed that the interest payable at the rates set forth in this Agreement is not and will not become subject to Swiss Withholding Tax.  Notwithstanding the foregoing, the parties hereto agree that in the event that (A) Swiss Withholding Tax is due on interest payments or other payments by any Loan Party under this Agreement and (B) such Loan Party is unable, by reason of Swiss law, to comply with Section 3.3(b) (as such Section would be in effect without giving effect to this Section 2.6(d)), the interest rates payable by such Loan Party under this Agreement, including limitations herein, shall be increased in such a way that the amount of interest effectively paid to each Lender corresponds to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) equals the payment that would have been due had no deduction of Swiss Withholding Tax been required.  For the purposes of this Section 2.6(d), “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender.  The Borrower or Holdings shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

Section 2.7        Default Rate.  If any payment of principal or interest on any Loan is not made when due after the expiration of the grace period therefor provided in Section 7.1(a) (whether by acceleration or otherwise), or any Reimbursement Obligation is not paid when due as provided in Section 2.12(c), such principal or interest amount or Reimbursement Obligation shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such amount then due is paid in full, which the Borrower agrees to pay on demand, at a rate per annum equal to:

(a)       for any Base Rate Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) two percent (2%) per annum, plus (y) the rate of interest in effect on such Base Rate Loan as otherwise provided in Section 2.6(a);

(b)       for any Eurocurrency Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) two percent (2%) per annum, plus (y) the rate of interest in effect on such Eurocurrency Loan as otherwise provided in Section 2.6(b) at the time of such default until the end of the Interest Period for such Eurocurrency Loan and, thereafter, at a rate per annum pursuant to this clause (y) equal to the rate of interest as otherwise provided in Section 2.6(a); and

(c)       for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus (x) in the case of any Reimbursement Obligations payable in Dollars, the Alternate Base Rate from time to time in effect, or (y) in the case of any Reimbursement Obligations payable in any Alternative Currency, the interest rate that would otherwise then be applicable under this Agreement to a Eurocurrency Loan for an Interest Period of one month as from time to time in effect.

It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them.  Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or, if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Borrower).

Section 2.8         Repayment of Loans; Evidence of Debt.

(a)       Repayment of Loans.  The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender, on the Commitment Termination Date for such Lender, the unpaid amount of each Loan then outstanding and owed to such Lender.

(b)       Record of Loans by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c)       Record of Loans by Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)       Evidence of Obligations.  The entries made in the accounts maintained pursuant to Section 2.8(b) or 2.8(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)       Notes.  The Loans outstanding to the Borrower from each Lender shall, at the written request of such Lender, be evidenced by a promissory note of the Borrower payable to such Lender and its registered assigns in the form of Exhibit 2.8 (Master Note) (each a “Note”).  The Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender and its registered assigns requesting one or more promissory notes as aforesaid, an original of each such promissory note, appropriately completed, to evidence the respective Loans made by such Lender hereunder, promptly after the Borrower receives a written request therefor.

(f)       Recording of Loans and Payments on Notes.  Each holder of a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of any Note shall record thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the Borrower evidenced by such Note, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan and, if a Eurocurrency Loan the Interest Period and interest rate applicable thereto.  Such record, whether shown on the books and records of a holder of a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any holder to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans outstanding to it hereunder together with accrued interest thereon.  At the request of any holder of a Note and upon such holder tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such holder to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans evidenced by such Note, if any, then outstanding thereon.

Section 2.9        Optional Prepayments.  The Borrower shall have the privilege of prepaying any Base Rate Borrowing without premium or penalty at any time in whole or at any time and from time to time in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. on the date of such prepayment.  The Borrower shall have the privilege of prepaying any Eurocurrency Borrowing (a) without premium or penalty in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000 and in an integral multiple of $100,000 or such smaller amount as needed to prepay a particular Borrowing in full) only on the last Business Day of an Interest Period for such Borrowing, and (b) at any other time without premium or penalty except for the breakage costs, expenses and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. at least three (3) Business Days before the last Business Day of such Interest Period or the proposed prepayment date.  A notice delivered under this Section 2.9 may be conditioned upon the effectiveness of other transactions, including other credit facilities or the closing of one or more securities offerings, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed prepayment date; provided, that upon any such rescission, the applicable Borrower shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11.  Any such prepayments shall be made by the payment of the principal amount to be prepaid and accrued and unpaid interest thereon to the date of such prepayment.  Unless otherwise specified in writing by the Borrower, optional prepayments shall be applied first, to the Loans, second, to the Reimbursement Obligations with respect to Letters of Credit, and third to any other Obligations then outstanding.

Section 2.10       Mandatory Prepayments of Loans.

(a)       In the event and on each occasion that the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Obligations exceeds the Revolving Credit Commitments Amount then in effect, the Borrower shall promptly prepay Borrowings in an aggregate amount sufficient to eliminate such excess.

(b)       With respect to each Borrowing as to which a Use of Proceeds Certificate is required to have been delivered pursuant to Section 4.2(e)(ii), if and to the extent the Borrower has not applied the proceeds of such Borrowing for the purposes specified in such Use of Proceeds Certificate or for other purposes permitted by this Agreement by the fifth (5th) Business Day following the date such Borrowing is made, then on the next Business Day the Borrower shall prepay the Revolving Loans in an aggregate principal amount equal to the lesser of (i) such unused proceeds and (ii) the amount necessary to cause the Available Cash of the Consolidated Group to be less than or equal to $500,000,000 at the end of such Business Day.

(c)       Within (i) three (3) Business Days after the Borrower takes any action (including, without limitation, the disposition or sale of any Rig or any other asset of the Consolidated Group or the incurrence of secured Indebtedness) that results in the Revolving Obligations exceeding the CNTA Threshold or (ii) fifteen (15) days after a responsible officer of the Borrower obtains knowledge of any other change in the CNTA Threshold that results in the Revolving Obligations exceeding the CNTA Threshold, the Borrower shall prepay the Revolving Loans and Cash Collateralize L/C Exposure in an aggregate amount at least equal to the amount necessary to reduce the Revolving Obligations to an amount less than the CNTA Threshold.

(d)       Immediately upon determining the need to make any such prepayment, the Borrower shall notify the Administrative Agent of such required prepayment and of the identity of the particular Borrowings being prepaid.  If the Administrative Agent shall notify the Borrower that the Administrative Agent has determined that any prepayment is required under this Section 2.10(a), the Borrower shall make such prepayment no later than the second Business Day following such notice.  Any mandatory prepayment pursuant hereto shall not be limited by the notice provision for prepayments set forth in Section 2.9.  Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage costs, expenses and funding losses pursuant to Section 2.11.

Section 2.11       Breakage Costs.  If any Lender incurs any cost, expense or loss (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan as a result of any of the following events (other than any such occurrence as a result of a change of circumstance described in Sections 8.1 or 8.2):

(a)       any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b)       any failure to make a principal payment of any such Loan on the due date therefor;

(c)       any failure by the Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender); or

(d)       any assignment of such Eurocurrency Loan that is required by the Borrower pursuant to Section 2.16 or Section 8.6;

then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a Eurocurrency Loan, the amount of interest which would have accrued on the principal amount of such Eurocurrency Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Eurocurrency Loan (excluding, for the avoidance of doubt, the Applicable Margin for such Eurocurrency Loan), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market.  If any Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto.  Within ten (10) days of receipt of such certificate, the Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Borrower of such claim for compensation as provided herein, in which event the Borrower shall not have any obligation to pay such claim.

Section 2.12       Letters of Credit.

(a)       Letters of Credit.  Subject to the terms and conditions hereof, including, without limitation, the conditions precedent in Section 4.2, the limitations set forth in the definition of the term “Issuing Bank,” and any applicable requirements of Section 2.14, each Issuing Bank agrees, severally and not jointly, to issue, from time to time prior to the Commitment Termination Date, at the request of the Borrower and on behalf of the Lenders and in reliance on their obligations under this Section 2.12, one or more Letters of Credit for the Borrower’s account in a face amount in each case of at least $500,000 or, if denominated in any Alternative Currency, the Dollar Equivalent of at least $500,000, and in an aggregate undrawn face amount for all Letters of Credit at any time outstanding not to exceed the applicable Letters of Credit Maximum Amount; provided, that no Issuing Bank (i) shall be required to issue any Letter of Credit denominated in a currency not set forth in such Issuing Bank’s Issuing Bank Agreement, and (ii) shall issue, increase or extend a Letter of Credit pursuant to this Section 2.12 (w) if, immediately after the issuance, increase or extension thereof, the outstanding Revolving Obligations would thereby exceed the lesser of the Revolving Credit Commitments Amount (determined in accordance with Section 10.19) then in effect and the CNTA Threshold, (x) if, immediately after the issuance, increase or extension thereof, the aggregate undrawn face amount of all Letters of Credit then outstanding would at any time thereafter (giving effect to the respective scheduled expiration dates thereof and any automatic extensions provided therein) exceed the Letters of Credit Maximum Amount scheduled to be in effect at any such time thereafter (giving effect to any reductions resulting from the scheduled expiration of the Commitments of Declining Lenders not offset by new or increased Commitments of Replacement Lenders or Extending Lenders pursuant to Section 2.16), or (y) all Letters of Credit that are not Performance Letters of Credit then outstanding would any time thereafter (giving effect to the respective scheduled expiration dates thereof and any automatic extensions provided therein) exceed $150,000,000, or (z) if the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or any Lender as notified by such Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit.  Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of either U.S. Dollars or any Alternative Currency; provided, that the Dollar Equivalent of the aggregate undrawn face amount of Letters of Credit in any Alternative Currencies determined, with respect to each such Letter of Credit, in accordance with Section 10.19 on the date such Letter of Credit is issued, increased and extended, as applicable, shall not exceed in the aggregate the Alternative Currency Sublimit.  If the Administrative Agent notifies the Issuing Banks that any conditions precedent set forth in Section 4.2 have not been satisfied and instruct the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit without the consent of the Administrative Agent until such notice is withdrawn by the Administrative Agent.  Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Member of the Consolidated Group; provided, that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

(b)       Issuance Procedure.

(i)          To request that an Issuing Bank issue a Letter of Credit, the Borrower shall deliver to such Issuing Bank and the Administrative Agent (with a duplicate copy to an operations employee of such Issuing Bank as designated by such Issuing Bank from time to time) a duly executed issuance request substantially in the form of Exhibit 2.12(b) or such other form specified by such Issuing Bank and acceptable to the Administrative Agent (each an “Issuance Request”), together with a duly executed Application (unless previously executed and delivered by the Borrower) for the relevant Letter of Credit substantially in the form specified by such Issuing Bank and acceptable to the Administrative Agent and the Borrower (each an “Application”), or such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and the Administrative Agent and agreed to by the Borrower, completed to the reasonable satisfaction of such Issuing Bank and the Administrative Agent, and such other information as such Issuing Bank and the Administrative Agent may reasonably request.  In the event of any irreconcilable difference or inconsistency between this Agreement and any Application, the provisions of this Agreement shall govern.  Upon receipt of a properly completed and executed Issuance Request and Application (as required) and any other reasonably requested information (x) with respect to Letters of Credit denominated in U.S. Dollars, at least three (3) Business Days and (y) with respect to Letters of Credit denominated in any Alternative Currency, at least four (4) Business Days prior to any requested issuance date, such Issuing Bank will process such Issuance Request in accordance with its customary procedures and, subject to the Borrower’s compliance with any applicable requirements of Section 2.14, issue the requested Letter of Credit on the requested issuance date.  The Borrower may cancel any requested issuance of a Letter of Credit prior to the issuance thereof.  The Issuing Bank will notify the Administrative Agent and each Lender of the amount, currency, and expiration date of each Letter of Credit it issues promptly upon issuance thereof.  Subject to clause (b)(ii) below, each Letter of Credit shall have an expiration date no later than five (5) Business Days before the Scheduled Commitment Termination Date, provided, that if the Scheduled Commitment Termination Date has been extended to a subsequent date pursuant to Section 2.16 (such subsequent date being the “Extended Commitment Termination Date”), the expiration of such Letter of Credit may be no later than five (5) Business Days before such Extended Commitment Termination Date, so long as at the time of issuance of such Letter of Credit and after giving effect thereto, (i) the sum of all outstanding Revolving Loans and L/C Obligations of all Extending Lenders and any Replacement Lenders would not exceed the total Commitments of the Extending Lenders and any Replacement Lenders agreed to be in effect after extension of the Scheduled Commitment Termination Date, (ii) the sum of the outstanding Revolving Loans and L/C Obligations of each Extending Lender and Replacement Lender would not exceed the Commitment of such Extending Lender or Replacement Lender agreed to be in effect after extension of the Scheduled Commitment Termination Date, and (iii) all other conditions and requirements set forth in Section 2.12(a) with respect to such Letter of Credit have been satisfied.  If any Issuing Bank issues any Letters of Credit with expiration dates that automatically extend unless such Issuing Bank gives notice that the expiration date will not so extend, such Issuing Bank will give such notice of non-renewal before the time necessary to prevent such automatic extension if (and will not give such notice of non-renewal before such time unless) before such required notice date (i) the expiration date of such Letter of Credit if so extended would be later than five (5) Business Days before the Scheduled Commitment Termination Date or Extended Commitment Termination Date, if applicable, (ii) the Scheduled Commitment Termination Date or Extended Commitment Termination Date, if applicable, shall have occurred, (iii) a Default or an Event of Default exists and the Required Lenders have given such Issuing Bank instructions not to so permit the expiration date of such Letter of Credit to be extended, or (iv) such Issuing Bank is so directed by the Borrower.  Each Issuing Bank agrees to issue amendments to any Letter of Credit issued by it increasing its amount, or extending its expiration date, at the request of the Borrower, subject to the conditions precedent of Section 4.2 and the other terms and conditions of this Section 2.12, including without limitation, any applicable requirements of Section 2.14.

(ii)         Notwithstanding anything to the contrary herein, with the consent of the applicable Issuing Bank, any Letter of Credit issued by such Issuing Bank may have an expiration date later than five (5) Business Days before the Scheduled Commitment Termination Date or Extended Commitment Termination Date, as applicable, to any such later date as may be agreed by the applicable Issuing Bank, if the Borrower shall provide or cause to be provided, no later than the Scheduled Commitment Termination Date or Extended Commitment Termination Date, as applicable, (1) Cash Collateral or a back-to-back letter of credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s (or such other bank or financial institution satisfactory to the applicable Issuing Bank) and which provides that such Issuing Bank may make a drawing thereunder in the event that such Issuing Bank pays a drawing under such Letter of Credit, in each case, in an amount equal to (i) with respect to Letters of Credit issued in U.S. Dollars, not less than 105% of the undrawn face amount of such Letter of Credit or (ii) with respect to Letters of Credit issued in Alternative Currencies, in an amount to be agreed by the applicable Issuing Bank or (2) other arrangements satisfactory to the applicable Issuing Bank in its sole discretion shall have been made with respect to such Letter of Credit; provided, each Lender’s participation under Section 2.12(d) in any such Letter of Credit shall revert to such Issuing Bank on the Scheduled Commitment Termination Date or Extended Commitment Termination Date, as applicable, and no Lender shall be entitled to any Letter of Credit fees pursuant to Section 3.1(b) on and after Scheduled Commitment Termination Date or Extended Commitment Termination Date, as applicable.

(iii)       Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the Borrower, subject to the conditions precedent set forth in Section 4.2 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent) and the other terms and conditions of this Section 2.12.

(c)       Borrower’s Reimbursement Obligations.

(i)          The Borrower hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank for each payment or disbursement made by such Issuing Bank to settle its obligations under any draft drawn or other payment made under a Letter of Credit (a “Reimbursement Obligation”) within two (2) Business Days from when such draft is paid or other payment is made with either funds not borrowed hereunder or with a Borrowing made pursuant to Section 2.3 and the other terms and conditions contained in this Agreement.  The Borrower’s Reimbursement Obligation shall apply to all Letters of Credit issued hereunder, regardless of whether the obligations supported by such Letters of Credit are those of the Borrower, any other Member of the Consolidated Group, or any other Person.  The Reimbursement Obligation shall bear interest (which the Borrower hereby promises to pay) from and after the date such draft is paid or other payment is made until (but excluding the date) the Reimbursement Obligation is paid at the lesser of (x) the Highest Lawful Rate, or (y) the Alternate Base Rate plus the Applicable Margin for Base Rate Loans then in effect (in the case of a Letter of Credit payable in Dollars) or the rate of interest that would then be applicable hereunder to a Eurocurrency Loan with an Interest Period of one month plus the Applicable Margin for Eurocurrency Loans then in effect (in the case of a Letter of Credit payable in any Alternative Currency), in each case so long as the Reimbursement Obligation shall not be past due, and thereafter at the default rate per annum as set forth in Section 2.7(c), whether or not the Commitment Termination Date shall have occurred.  If any such payment or disbursement is reimbursed to such Issuing Bank on the date such payment or disbursement is made by such Issuing Bank, interest shall be paid to such Issuing Bank on the reimbursed amount for one (1) day.  Each Issuing Bank shall give the Borrower notice of any drawing on a Letter of Credit issued by it within one (1) Business Day after such drawing is paid.

(ii)         The Borrower agrees for the benefit of each Issuing Bank and each Lender that, notwithstanding any provision of any Application, the obligations of the Borrower under this Section 2.12(c) and each required Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each required Application under all circumstances whatsoever (other than the defense of payment in accordance with this Agreement), including, without limitation, the following circumstances (subject in all cases to the defense of payment in accordance with this Agreement):

(A)        any lack of validity or enforceability of any of the L/C Documents;

(B)        any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;

(C)        the existence of any claim, set-off, defense or other right the Borrower may have at any time against a beneficiary of a Letter of Credit (or any person for whom a beneficiary may be acting), any Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;

(D)        any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)        payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(F)         any other act or omission to act or delay of any kind by any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.12(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder, under an Issuance Request or under an Application;

provided, however, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (but excluding consequential damages, which are hereby waived to the extent not prohibited by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct.

(d)       The Participating Interests.  Each Lender severally and not jointly agrees to purchase from each Issuing Bank, and each Issuing Bank hereby agrees to sell to each Lender, an undivided percentage participating interest, to the extent of its Applicable Percentage, in each Letter of Credit issued by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit; provided,  however, that if the Original Maturity Date has been extended pursuant to Section 2.16, then on the Original Maturity Date, the undivided percentage participating interest of each Declining Lender with respect to each issued and then-outstanding Letter of Credit that will continue in effect thereafter shall automatically be reallocated to the Extending Lenders and any Replacement Lenders in accordance with their respective Applicable Percentages after giving effect to their respective Commitments as in effect upon and after extension of the Original Maturity Date.  Upon any failure by the Borrower to pay any Reimbursement Obligation in connection with a Letter of Credit at the time required in Sections 2.12(c) and 2.3(e), or if any Issuing Bank is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by the Borrower of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to each Lender, and such Issuing Bank shall have the right to require each Lender to fund its participation in such Reimbursement Obligation.  Each Lender (except the Issuing Bank for the applicable Letter of Credit to the extent it is also a Lender) shall pay to the Issuing Bank an amount in Dollars equal to (x) with respect to Reimbursement Obligation payable in Dollars, such Lender’s Applicable Percentage of such unpaid or returned Reimbursement Obligation or (y) with respect to Reimbursement Obligation payable in any Alternative Currency, Dollar Equivalent (determined using the Exchange Rate in effect on the payment date) of such Lender’s Applicable Percentage of such unpaid or returned Reimbursement Obligation, not later than the Business Day it receives notice from such Issuing Bank to such effect, if such notice is received before 2:00 P.M., or not later than the following Business Day if such notice is received after such time.  If a Lender fails to pay timely such amount to any Issuing Bank, it shall also pay to such Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Lender at a rate per annum equal to the Administrative Agent’s cost of funds, such rate to be applicable until the second Business Day after such payment by such Issuing Bank and thereafter at the Alternate Base Rate in effect for each such day, and only after such payment shall such Lender be entitled to receive its Applicable Percentage (or, with respect to Reimbursement Obligation payable in any Alternative Currency, Dollar Equivalent determined using the Exchange Rate in effect on the payment date of its Applicable Percentage) of each payment received on the relevant Reimbursement Obligation and of interest paid thereon.  The several obligations of the Lenders to each Issuing Bank under this Section 2.12(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against the Borrower, such Issuing Bank, and any other Lender or any other Person whatsoever including, but not limited to, any defense based on the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of such Letter of Credit and INCLUDING, BUT NOT LIMITED TO, THOSE RESULTING FROM SUCH ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Commitment of a Lender, and each payment by a Lender under this Section 2.12(d) shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)       Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided,  however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(f)       Designation of Additional Issuing Banks.  From time to time, the Borrower may, by notice to the Administrative Agent, designate as additional Issuing Banks one or more Lenders, or such Lenders’ Affiliates, that agree to serve in such capacity as provided below and are acceptable to the Administrative Agent.  The acceptance by a Lender or such Lender’s Affiliate of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrower and the Administrative Agent, and shall be executed by such Lender or such Lender’s Affiliate, the Borrower, and the Administrative Agent.  From and after the effective date of such agreement, (i) such Lender or such Lender’s Affiliate shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents and (ii) references herein and in the other Credit Documents to the term “Issuing Bank” shall be deemed to include such Lender or such Lender’s Affiliate in its capacity as an Issuing Bank.  The Issuing Bank Agreement of any Issuing Bank may limit the total stated amounts and the currencies in which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

(g)       Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank, and the successor Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.1(b).  From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(h)       Issuing Bank Reports.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, the currencies and stated amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date, currency and amount of such payment, (iii) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure, the currency and amount of such payment, and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(i)          Existing Letters of Credit.  Each of the Existing Letters of Credit shall, for all purposes of this Agreement, be deemed to be Letters of Credit issued under this Agreement on the Effective Date, and shall be subject to all requirements, terms and conditions applicable to Letters of Credit issued and outstanding under this Agreement at all times on and after the Effective Date.

Section 2.13      Commitment Reductions and Terminations.  The Borrower shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice (provided, such notice may be conditioned upon the effectiveness of other transactions, including other credit facilities or the closing of one or more securities offerings, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such commitment termination, provided, further, that upon any such rescission, the Borrowers shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11) to the Administrative Agent, to terminate or reduce the Commitments without premium or penalty, in whole or in part, with any partial reduction (i) to be in an amount not less than $5,000,000 as determined by the Borrower and in integral multiples of $5,000,000 and (ii) as to the Commitments to be allocated ratably among the Lenders in proportion to their respective Commitments; provided, that the Revolving Credit Commitments Amount may not be reduced to an amount less than the sum of the aggregate principal amount of outstanding Revolving Obligations, after converting, if necessary, any such outstanding Revolving Obligations to their Dollar Equivalent amounts in accordance with Section 10.19 and after giving effect to payments on such proposed termination or reduction date, except, in the case of L/C Obligations, to the extent the Borrower Cash Collateralizes such L/C Obligations or furnishes to the applicable Issuing Bank(s) “back-to-back” letters of credit from bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the Required Lenders in an amount equal to the undrawn face amount of any applicable outstanding Letters of Credit with an expiration date of at least five (5) days after the expiration date of any applicable Letter of Credit and which provide that such Issuing Bank may make a drawing under such “back-to-back” letter of credit in the event that it pays a drawing under such Letter of Credit.  The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments.  Any termination of Commitments pursuant to this Section 2.13 is permanent and may not be reinstated.

Section 2.14      Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)       such Defaulting Lender shall be entitled to receive a facility fee (otherwise payable to such Defaulting Lender pursuant to Section 3.1(a)) only to the extent allocable to the sum of (i) the outstanding principal amount of the Loans funded by it, and (ii) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 7.4;

(b)       the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders (or each Lender) or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.11); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification providing for an increase in such Defaulting Lender’s Commitment, providing for an extension of the Commitment Termination Date applicable to such Defaulting Lender’s Commitment, or requiring the consent of each directly and adversely affected Lender pursuant to Section 10.11(i)(C) if such Defaulting Lender is a directly and adversely affected Lender;

(c)       if any L/C Exposure exists with respect to such Lender at the time such Lender becomes a Defaulting Lender, then:

(i)          all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (B) after giving effect to any such reallocation, no Non-Defaulting Lender’s Revolving Credit Exposure shall exceed such Non-Defaulting Lender’s Commitment and (C) no Event of Default has occurred and is continuing at such time and the other conditions set forth in Section 4.2(b) have been satisfied at such time;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following the Borrower’s receipt of written notice from the Administrative Agent, Cash Collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.4 for so long as such L/C Exposure is outstanding;

(iii)       if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any Letter of Credit fees pursuant to Section 3.1(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized by the Borrower;

(iv)        if all or any portion of such Defaulting Lender’s L/C Exposure is reallocated pursuant to clause (i) above, then all Letter of Credit fees that otherwise would have been payable to such Defaulting Lender under Section 3.1(b) with respect to such Defaulting Lender’s reallocated L/C Exposure shall be payable to the Non-Defaulting Lenders in accordance with such Non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and

(v)         if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit fees that otherwise would have been payable to such Defaulting Lender under Section 3.1(b) with respect to such Defaulting Lender’s unreallocated L/C Exposure shall be payable to the Issuing Banks, ratably based on the portion of the Fronting Exposure attributable to the Letters of Credit issued by each Issuing Bank, until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized pursuant to clause (i) or (ii) above;

(d)       so long as such Lender is determined by the Administrative Agent or any Issuing Bank to be a Defaulting Lender, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related Fronting Exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.14(c)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.14(c)(i) (and such Defaulting Lender shall not participate therein);

(e)       any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.6 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize in accordance with the procedures set forth in Section 7.4 the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize in accordance with the procedures set forth in Section 7.4 the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks or as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.14(c)(i).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(f)       in the event that the Administrative Agent, the Borrower, and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposures of the Lenders shall be readjusted to reflect the inclusion of such previous Defaulting Lender’s Commitment, and on such date such previous Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such previous Defaulting Lender to hold such Loans and L/C Exposure in accordance with its Applicable Percentage; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower or any other Loan Party while such previous Defaulting Lender was a Defaulting Lender; and

(g)       the rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.14 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender (whether or not such Defaulting Lender has subsequently ceased to be a Defaulting Lender pursuant to Section 2.14(f)).

Section 2.15       [Reserved].

Section 2.16      Extensions of Commitment Termination Date.  No earlier than 90 days and at least 30 days prior to any anniversary of the Effective Date, the Borrower may (but in no event on more than two occasions during the term of this Agreement), by written notice to the Administrative Agent, request that the Original Maturity Date then in effect be extended for a one-year period.  On each such occasion, the Administrative Agent shall promptly notify each Lender of such request.  If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no earlier than 60 days, but not later than 30 days, prior to such anniversary date, and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Lender’s agreement to extend its Commitment (and such agreement shall be irrevocable until such anniversary date).  The Commitment of any Lender that declines or fails to accept or respond to the Borrower’s request for extension of the Original Maturity Date (a “Declining Lender”) shall be terminated on the Commitment Termination Date then in effect for such Lender (without regard to any extension by other Lenders), and on such Commitment Termination Date the Borrower shall pay in full the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement.  The Administrative Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders.  Each Extending Lender may offer to increase its respective Commitment by an aggregate amount up to the aggregate amount of the Declining Lenders’ Commitments and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Commitment no later than 15 days prior to such anniversary date (and such offer shall be irrevocable until such anniversary date).  To the extent the aggregate amount of extended Commitments is less than the aggregate amount of Commitments so requested to be extended pursuant to the foregoing, the Borrower shall have the right to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more Eligible Assignees (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (a “Replacement Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.10(a), (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such anniversary date as may be specified by the Borrower and agreed to by the Replacement Lenders or the Extending Lenders, as the case may be, and the Administrative Agent. If, but only if, Extending Lenders and Replacement Lenders have agreed to provide Commitments in an aggregate amount greater than 50% of the aggregate amount of the Commitments outstanding immediately prior to such anniversary date, the Commitment Termination Date of such Extending Lenders and Replacement Lenders shall be extended by one year.

Section 2.17       Increase in Revolving Credit Commitments.

(a)       The Borrower may, at any time prior to the Commitment Termination Date, by notice to the Administrative Agent, request that the amount of the Revolving Credit Commitments Amount be increased by an amount of $25,000,000 or an integral multiple of $5,000,000 above such amount (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the earliest scheduled Commitment Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of Commitment Increases pursuant to this Section 2.17 exceed $500,000,000, (ii) on the proposed Increase Date for each requested Commitment Increase, the conditions set forth in Section 4.2(b) and (c) for a

Borrowing on the Increase Date shall be satisfied, both before and after giving effect to such Commitment Increase, (iii) the Collateral Rig Requirements shall be satisfied with respect to the Collateral Rigs on and as of the date of such Commitment Increase, immediately after giving pro forma effect to such increased Commitments and (iv) such additional Commitments shall be guaranteed by the Guarantors on a pari passu basis with the other Guaranteed Obligations and secured by the Collateral on a pari passu basis with the other Secured Obligations.

(b)       The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  Any Lender not giving such written notice shall be deemed to have declined to participate in such Commitment Increase.  If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.  Each Lender’s proposed increased Commitment shall be subject to the prior written approval of each Issuing Bank, which consent shall not be unreasonably withheld or delayed.

(c)       Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees approved by the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld or delayed) to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $5,000,000 above such amount.

(d)       On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase, and that has been approved by the Administrative Agent and the Issuing Banks, in accordance with Section 2.17(c) (each such Eligible Assignee, an “Additional Lender”) shall become a Lender party to this Agreement as of such Increase Date, and the Commitment of each Increasing Lender for such requested Commitment Increase shall be increased by the amount approved for such Increasing Lender by the Issuing Banks in accordance with Section 2.17(b) (or by the amount allocated to such Lender pursuant to Section 2.17(b)) as of such Increase Date; provided, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date and in form and substance satisfactory to the Administrative Agent:

(i)         (A) certified copies of resolutions of the boards of directors of the Borrower and Holdings (or other appropriate governing bodies with comparable authority) approving the Commitment Increase, (B) a certificate of the President, a Vice President or the Chief Financial Officer of the Borrower as to the satisfaction of the conditions set forth in Section 4.2(b) and (c) as of the date of, and after giving effect to, such Commitment Increase, and (C) upon request by the Administrative Agent or any Additional Lender or Increasing Lender, an opinion of counsel for the Borrower and Holdings in a form reasonably satisfactory to the Administrative Agent with respect to such Commitment Increase;

(ii)        an assumption or joinder agreement from each Additional Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Additional Lender, the Administrative Agent and the Borrower; and

(iii)      confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Additional Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by facsimile or other electronic means, of the occurrence of the Commitment Increase to be effected on such Increase Date, shall record in the Register the relevant information with respect to each Increasing Lender and each Additional Lender on such date, and shall revise and distribute to the Lenders and the Borrower a new Schedule 1.1‑C to reflect the Commitments and Applicable Percentages of all Lenders (including any Additional Lenders) after giving effect to such Commitment Increase.  Upon the effectiveness of such Commitment Increase, the Commitments of each of the Lenders (including any Additional Lenders), the outstanding amount of all Revolving Loans, and the participations of such Lenders in all outstanding L/C Obligations shall be reallocated among such Lenders in accordance with such Commitments and Applicable Percentages.

(e)       In order to effect the reallocations described in Section 2.17(d), each Additional Lender and each Increasing Lender (each a “Purchasing Lender”) shall be deemed to have purchased the rights, title and interest in, and all obligations in respect of, a pro rata portion of the Applicable Percentages and/or Commitments, outstanding Revolving Loans and participations in outstanding L/C Obligations, as applicable, of the other Lenders, so that the Commitments and Applicable Percentages of all Lenders (including any Additional Lenders) will be as set forth on the revised Schedule 1.1‑C.  Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment Agreements without the payment of any related assignment fees and, except for any new or replacement Notes to be provided to any Purchasing Lenders in the principal amounts of their respective Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived).  The Lenders shall make cash settlements among themselves, through the Administrative Agent as the Administrative Agent shall advise such Lenders (after giving effect to any netting effected by the Administrative Agent), with respect to such reallocations and assignments.  To the extent such reallocations and payments to Lenders in respect of Revolving Loans on the Increase Date result in losses, costs or expenses to such Lenders of the types subject to reimbursement by the Borrower pursuant to Section 2.11, the Borrower shall promptly pay such amounts to the affected Lenders.

ARTICLE 3  FEES AND PAYMENTS.

Section 3.1         Fees.

(a)       Facility Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender as provided in Section 2.14), a facility fee, which shall accrue at the Applicable Facility Fee Rate on the amount of Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Lender’s Commitment terminates pursuant to the terms of this Agreement.  Accrued facility fees shall be payable in arrears on the third (3rd) Business Day following the last calendar day of March, June, September and December of each year, commencing on the third (3rd) Business Day following September 30, 2018 (with the payment due on such initial payment date to be calculated for the period commencing on the Effective Date and ending on September 30, 2018), on the date(s) on which such Lender’s Commitment shall have terminated, and on the Maturity Date.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)       Letter of Credit Fees.  On the third (3rd) Business Day following the last calendar day of each March, June, September and December of each year, commencing on the third (3rd) Business Day following September 30, 2018 (with the payment due on such initial payment date to be calculated for the period commencing on the Effective Date and ending on September 30, 2018), the Borrower shall pay to the Administrative Agent quarterly in arrears, for the ratable account of the Lenders, a fee payable in Dollars equal to the Applicable Margin for Eurocurrency Borrowings from time to time in effect during such quarter, multiplied by the average daily amount of the aggregate L/C Exposure during such quarter calculated on the basis of a 360 day year and actual days elapsed; provided,  however, that fees applicable to Performance Letters of Credit shall be payable at a rate equal to (x) 50% of such Applicable Margin for Eurocurrency Borrowings, minus (y) 50% of the Applicable Facility Fee Rate.  For any Letter of Credit issued with a face amount in any Alternative Currency, the fees shall be converted into Dollars using the applicable Exchange Rate in effect two (2) Business Days before each payment date in respect thereof.  In addition, the Borrower shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit, issuance and administrative fees, fronting fees and expenses for Letters of Credit issued by it as agreed from time to time between such Issuing Bank and the Borrower.  Amounts of the fronting fees shall be agreed between the Borrower and each Issuing Bank as a percentage of the average daily amount of the Letters of Credit issued by such Issuing Bank calculated on the basis of a 360 day year and actual days elapsed and shall be payable to such Issuing Bank, for its own account, in Dollars, quarterly in arrears on the third (3rd) Business Day following the last calendar day of each March, June, September and December of each year, commencing on the third (3rd) Business Day following September 30, 2018 (with the payment due on such initial payment date to be calculated for the period commencing on the Effective Date and ending on September 30, 2018).

(c)       Administrative Agent Fees.  The Borrower shall pay to the Administrative Agent and to the Joint Lead Arrangers the fees from time to time agreed to by the Borrower, the Administrative Agent, and Joint Lead Arrangers, as the case may be.

(d)       Collateral Agent Fees.  The Borrower shall pay to the Collateral Agent the fees from time to time agreed to between the Borrower and the Collateral Agent.

(e)       Payment of Fees.  All fees payable under this Section 3.1 shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and Letter of Credit fees (other than issuance and administrative fees and fronting fees and expenses payable to each Issuing Bank), to the Lenders.

Section 3.2         Place and Application of Payments.

(a)       All payments of principal of and interest on the Revolving Loans, Reimbursement Obligations and all fees and other amounts payable by the Borrower under the Credit Documents shall be made by the Borrower to the Administrative Agent, without defense, setoff or counterclaim, free of any restriction or condition, for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof (i) in the case of payments in U.S. Dollars, no later than 2:00 P.M. in the applicable Administrative Agent’s Account or such other location as the

Administrative Agent may designate in writing to the Borrower, and (ii) in the case of payments in any Alternative Currency, no later than 11:00 A.M. (at the office of the applicable Administrative Agent’s Account for payments in such Alternative Currency) in the applicable Administrative Agent’s Account.  Any payments received by the Administrative Agent from the Borrower after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day.  If the Borrower does not, or is unable for any reason to, effect payment of a Reimbursement Obligation to the Lenders in the applicable Alternative Currency or if the Borrower shall default in the payment when due of any payment in such Alternative Currency, the Lenders may, at their option, require such payment to be made to the Lenders in the Dollar Equivalent of such Alternative Currency determined in accordance with Section 10.19.  With respect to any amount due and payable in any Alternative Currency, the Borrower agrees to hold the Lenders harmless from any losses, if any, that are incurred by the Lenders arising from any change in the value of Dollars in relation to such Alternative Currency between the date such payment became due and the date of payment thereof (other than losses incurred by any Lender due to the gross negligence or willful misconduct of such Lender).  The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds in like currency to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.

(b)       If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order set forth in Section 7.7.  In calculating the amount of Guaranteed Obligations owing each Lender other than for principal and interest on Revolving Loans and Reimbursement Obligations and fees under Section 3.1, the Administrative Agent shall only be required to include such other Guaranteed Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

(c)       Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it, to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.3         Taxes.

(a)       Defined Terms.  For purposes of this Section 3.3, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)       Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in good faith by an applicable Withholding Agent) requires deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.3), the applicable Recipient receives an amount equal to the sum it would have received had not such deduction or withholding been made.

(c)       Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)       Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.10(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.3(e).

(f)       Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.3, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)       Status of Lenders.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, in the event that the Borrower is or becomes a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate

substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)       Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.3(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.3(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.3(h)

the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.3(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)       Survival.  Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE 4  CONDITIONS PRECEDENT.

Section 4.1        Conditions for Effectiveness.  This Agreement shall become effective, and the obligation of each Lender to advance any initial Revolving Loans and to purchase the initial participations in any L/C Obligations hereunder, and of each Issuing Bank to issue any Letter of Credit hereunder, shall only take effect, on the date (the “Effective Date”) on which each of the following conditions has been satisfied (or waived in accordance with Section 10.11):

(a)         The Administrative Agent shall have received counterparts of this Agreement duly executed (including by facsimile or other electronic means) by all parties to this Agreement, together with the following, all in form and substance reasonably satisfactory to the Administrative Agent:

(i)          Guaranty Agreements and Collateral Documents.  Duly executed and delivered counterparts (including by facsimile or other electronic means) from all parties to (w) the Guaranty Agreements, (x) the Collateral Documents described in the definition of “Collateral Rig Requirements” with respect to the Specified Rigs and their owners, (y) a Share Pledge Agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which all of the Equity Interests of each of Holdco 4, Holdco 5 and Holdco 6 are pledged to the Collateral Agent to secure the Obligations and (z) subject to provisions of Section 6.32, any applicable Intercompany Subordination Agreement;

(ii)         Certificates of Officers.  Certificates of the Secretary or an Assistant Secretary of each Transaction Party containing specimen signatures of the persons authorized to execute Credit Documents on such Transaction Party’s behalf or any other documents provided for herein or therein, together with (x) copies of resolutions of the board of directors or other appropriate governing body of each Transaction Party authorizing the execution and delivery of the Credit Documents to which such Transaction Party is a party, (y) copies of each Transaction Party’s memorandum of association and articles of association or other organizational documents filed in its jurisdiction of incorporation, and bylaws and other governing documents, if any, of such Transaction Party, and (z) a certificate of incorporation or organization and a certificate of good standing (or their equivalents), to the extent applicable in the relevant jurisdiction, from the appropriate Governmental Authority of each Transaction Party’s jurisdiction of incorporation or organization;

(iii)      Regulatory Filings and Approvals.  Copies of all necessary governmental and third-party approvals, registrations, and filings in respect of the transactions contemplated by this Agreement;

(iv)       Collateral Rig Requirements.  The other certificates and deliverables described in the definition of “Collateral Rig Requirements” with respect to the Specified Rigs and their owners, evidencing satisfaction of such requirements;

(v)        Opinions of Counsel.  The favorable written opinions (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks and dated as of the Effective Date) of (A) Baker Botts LLP, New York counsel for the Transaction Parties, (B) Ogier, Cayman Islands counsel for the Borrower and the other Transaction Parties organized under the laws of the Cayman Islands on the Effective Date, (C) Homburger AG, Swiss legal counsel for Holdings and the other Transaction Parties organized under the laws of Switzerland on the Effective Date, (D) Szabo Kelemen & Partners, Hungarian counsel to the Transaction Parties organized under the laws of Hungary on the Effective Date, (E) Advokatfirmaet BAHR AS, Norwegian counsel to the Administrative Agent, (F) McInnes Cooper, Canadian legal counsel for the Transaction Parties organized under the laws of Nova Scotia on the Effective Date, (G) PricewaterhouseCoopers AG, Swiss tax advisor to Holdings and (H) in-house counsel of Holdings, in each case covering such matters with respect to the Transaction Parties, this Agreement, the Guaranty Agreements, the Collateral Documents and the other Credit Documents entered into on the Effective Date, and the transactions contemplated by the Credit Documents, as the Administrative Agent shall reasonably request;

(vi)       Closing Certificate.  Certificate of the President, a Vice President, or Chief Financial Officer of the Borrower as to:

(A)        the satisfaction of all conditions set forth in Section 4.1(b) and 4.1(c) and Section 4.2 (to the extent applicable); and

(B)        demonstrating Pro Forma Compliance (setting forth a detailed calculation of the relevant covenants as of the last day of the fiscal quarter ended March 31, 2018) on a pro forma basis immediately after giving effect to the transactions contemplated to occur on the Effective Date.

(vii)      Notes.  A duly completed and executed Note for each of the Lenders that has requested such Note prior to the Effective Date as provided in Section 2.8(e);

(viii)    Process Agent Acknowledgment.  Written acknowledgments from TODDI as to its acceptance of its appointment as agent for service of process for each of the Loan Parties as provided in Section 10.14(C), Section 11(c) of the Holdings Guaranty Agreement and Section 11(c) of the Subsidiary Guaranty Agreement;

(ix)       “Know Your Customer”; Patriot Act Information.  All documentation and other information requested by the Administrative Agent and the Lenders for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act (to be delivered at least five (5) Business Days prior to the Effective Date).

(x)        Termination of Existing Credit Agreement.  Satisfactory evidence that the Existing Credit Agreement and all related credit documents have been repaid and terminated; and

(xi)       Filings; Lien Searches.  Each of the following:

(A)        financing statements on Form UCC-1 in proper form for filing in each jurisdiction as may be necessary, or in the reasonable opinion of the Administrative Agent desirable, to perfect the security interests purported to be created by the Collateral Documents to the extent such perfection is required by the Collateral Documents;

(B)        entries in each of Holdco 1, Holdco 2 and Holdco 3’s register of mortgages and charges reflecting the grant of security interest and an appropriate annotation on the register of shareholders of Holdco 4, Holdco 5 and Holdco 6 reflecting the security interest granted over the shares pursuant to each pledge agreement with respect to the Equity Interests in Holdco 4, Holdco 5 and Holdco 6;

(C)        (x) all filings of financing statements or other instruments, registrations, recordations, notifications or other actions in foreign jurisdictions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve the security interests purported to be created by the Collateral Documents to the extent such perfection is required by the Collateral Documents or (y) arrangements satisfactory to the Administrative Agent with respect to such filings or other actions have been made;

(D)        appropriate UCC search results in respect of the Loan Parties, as may be reasonably requested by the Administrative Agent, from Washington D.C. and any other relevant jurisdiction, as well as any lien search results in respect of the Loan Parties in any relevant foreign jurisdiction, reflecting no prior Liens encumbering the properties of any Loan Party, other than those which shall be released prior to or contemporaneously with the Effective Date and Permitted Liens.

(b)        Each of the representations and warranties of the Transaction Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects (except any such representation or warranty that is qualified or limited by its terms by materiality, in which case such representation or warranty shall be true and correct) as of the Effective Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except any such representation or warranty that is qualified or limited by its terms by materiality, in which case such representation or warranty shall be true and correct) as of such earlier date.

(c)        No Default or Event of Default shall have occurred and be continuing.

(d)        Payment of all fees and all documented expenses incurred through the Effective Date then due and owing to the Administrative Agent, the Collateral Agent, the Lenders and the Joint Lead Arrangers pursuant to this Agreement, and as otherwise agreed in writing by the Borrower to the extent invoices therefore have been provided at least two (2) days prior to the anticipated Effective Date.

(e)         Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof shall have delivered to the Administrative Agent and the Borrower any applicable forms as described in Section 3.3(g) or clause (i) of Section 10.10(e).

(f)         The Administrative Agent shall have received results satisfactory to the Administrative Agent and Lenders from BankServe Insurance Services Ltd. with respect to its review of the insurance maintained by the Consolidated Group with respect to the Specified Rigs.

(g)         The Lenders shall be reasonably satisfied with the Hull and Machinery, War Risks and Protection and Indemnity and MII and MAPI coverage (which shall include confirmation from the brokers and insurers in the usual form).

Section 4.2        Conditions for All Borrowings.  The obligation of each Lender to make any advance of any Borrowing, and of each Issuing Bank to issue any Letter of Credit (including any increase in the amount of, or extension of the expiration date of, any Letter of Credit), is subject to satisfaction of the following conditions precedent (but subject to Sections 2.3(c) and 2.12(b)):

(a)       Notices.  The Administrative Agent shall have received (i) in the case of any advance of any Borrowing, the Borrowing Request required by the first sentence of Section 2.3(a), and (ii) in the case of the issuance, extension or increase of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a duly completed Issuance Request and any required Application for such Letter of Credit, as the case may be, meeting the requirements of Section 2.12(b), in each case, including (I) a certification that all conditions precedent to such Borrowing or issuance or increase or extension of expiration date of such Letter of Credit set forth in this Section 4.2 have, except to the extent waived in accordance with the terms hereof, been satisfied or fulfilled, and (II) a calculation of each of the CNTA Threshold and the usage of all applicable CNTA lien baskets in indentures or other debt documents governing the Indebtedness of any Member of the Consolidated Group;

(b)       Warranties True and Correct.  In the case of any advance of any Borrowing or any issuance or increase of any Letter of Credit that increases the aggregate amount of Loans and L/C Obligations outstanding after giving effect to such Borrowing or issuance or increase, or any extension of the expiration date of a Letter of Credit, each of the representations and warranties of the Borrower and the other Transaction Parties set forth herein (other than, in the case of any such Borrowing, issuance or increase occurring after the Effective Date, the representations and warranties set forth in Sections 5.15 and 5.16) and in the other Credit Documents (other than, in the case of any such Borrowing, issuance, increase or extension occurring after the Effective Date, those that relate to the representations and warranties set forth in Sections 5.15 and 5.16) shall be true and correct in all material respects (except any such representation or warranty that is qualified or limited by its terms by materiality, in which case such representation or warranty shall be true and correct) as of the time of such Borrowing, or such issuance, increase or extension of any Letter of Credit, except as a result of the transactions permitted hereunder or thereunder, and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except any such representation or warranty that is qualified or limited by its terms by materiality, in which case such representation or warranty shall be true and correct) as of such earlier date;

(c)       No Default.  No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such Borrowing, or such issuance, increase or extension of any Letter of Credit;

(d)       Regulations T, U and X.  Such Borrowing or other extension of credit shall not result in the Borrower or any Lender or Issuing Bank being in non-compliance with or in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(e)       Available Cash.

(i)          Immediately after giving pro forma effect to the advance of any such Borrowing and any transactions anticipated to occur in the period of five (5) Business Days following the date thereof, the aggregate amount of Available Cash shall not exceed $500,000,000; or

(ii)         If the aggregate amount of Available Cash would exceed $500,000,000 after giving effect to the advance of any such Borrowing, excluding the effect of any other transactions that have not occurred prior to or simultaneously with such Borrowing, then the Administrative Agent shall have received a Use of Proceeds Certificate from the Borrower with respect to such Borrowing.

(f)       CNTA Threshold.  Immediately after giving pro forma effect to the advance of any such Borrowing or such issuance or increase or any extension of the expiration date of a Letter of Credit, such Borrowing or such issuance or increase or extension of the expiration date thereof plus all other Revolving Obligations then outstanding shall not exceed the CNTA Threshold.

Each acceptance by the Borrower of the proceeds of any Borrowing or of the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such acceptance, that all conditions precedent to such Borrowing set forth in this Section 4.2 (and in Section 4.1 with respect to any initial Borrowing or any initial issuance, increase or extension of any Letters of Credit hereunder of purchases of participations therein) have, except to the extent waived in accordance with the terms hereof, been satisfied or fulfilled, unless the Borrower gives to the Administrative Agent and the Lenders written notice to the contrary, in which case none of the Lenders shall be required to fund such Borrowing, and no Issuing Bank shall be required to issue, increase the amount of or extend the expiration date of such Letter of Credit, unless the Required Lenders shall have previously waived in writing such non-compliance.

ARTICLE 5  REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to each Lender, Issuing Bank, the Administrative Agent (a) as of the Effective Date and (b) as of each other date as may be expressly required by the terms of any Credit Document, as follows:

Section 5.1       Corporate Organization.  Each Transaction Party, and each other material Member of the Consolidated Group: (i) is duly organized (or, in the case of the Borrower, duly registered by way of continuation) and existing in good standing under the laws of the jurisdiction of its organization, incorporation or registration (as the case may be); (ii) has all necessary organizational power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing, as the case may be, would not have a Material Adverse Effect.

Section 5.2         Power and Authority; Validity.  Each of the Borrower, Holdings, and the other Transaction Parties has the organizational power, capacity and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents.  Each of the Borrower, Holdings, and the other Transaction Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower, Holdings, or such other Transaction Party, as the case may be, enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

Section 5.3        No Violation.  Neither the execution, delivery or performance by the Borrower, Holdings, or the other Transaction Parties of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien, other than any Permitted Lien, upon any of the property or assets of the Borrower or any other Member of the Consolidated Group under, the terms of any material contractual obligation to which the Borrower or any other Member of the Consolidated Group is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of the Borrower or any other Member of the Consolidated Group.

Section 5.4        Litigation.  Except as may be described on Schedule 5.4 (the matters set forth therein being collectively referred to as the “Disclosed Matters”), there are no actions, suits, proceedings or counterclaims (including, without limitation, derivative or injunctive actions) pending or, to the knowledge of the Borrower or Holdings, threatened against the Borrower, Holdings, or any other Member of the Consolidated Group that are reasonably likely to have a Material Adverse Effect.

Section 5.5         Use of Proceeds; Margin Regulations.

(a)       Use of Proceeds.  The proceeds of the Revolving Loans and the Letters of Credit have been and are only being used for permitted investments and future acquisitions, capital expenditures, working capital and other general corporate purposes of the Consolidated Group, and none of such proceeds or Letters of Credit have been or are being used for any purpose contrary to the provisions of Section 6.9.  Each of the Borrower and Holdings is, and has been at all times, in compliance with all conditions and requirements of the Swiss FTA Ruling so that no proceeds of the Revolving Loans or Letters of Credit have been or will be used in a manner constituting a direct or indirect flow-back to Holdings or any Swiss Group Company subjecting any such proceeds to Swiss Withholding Tax or Swiss Stamp Tax.

(b)       Margin Stock.  None of the Borrower, Holdings, nor any other Member of the Consolidated Group is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock.  No proceeds of the Revolving Loans or the Letters of Credit will be used for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System.  After application of the proceeds of the Revolving Loans, the issuance of the Letters of Credit, and any acquisitions permitted hereunder, less than 25% of the assets of the Borrower, Holdings, and the other Members of the Consolidated Group consists of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

Section 5.6        Investment Company Act.  None of the Borrower, Holdings, nor any other Member of the Consolidated Group is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7        True and Complete Disclosure.  All factual information (taken as a whole, and excluding projections and information of a general economic or industry nature) furnished by the Borrower, Holdings, or any other Member of the Consolidated Group in writing to the Administrative Agent or any Lenders or Issuing Banks in connection with any Credit Document or any transactions contemplated therein, did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not materially misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Administrative Agent and such Lenders and Issuing Banks, as the case may be, prior to the Effective Date. With respect to projections, such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were delivered, it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.8        Financial Statements.  The consolidated financial statements of Holdings heretofore delivered to the Lenders for Holdings’ fiscal year ended December 31, 2017, and for Holdings’ fiscal quarter and year-to-date period ended March 31, 2018, have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, with Holdings consolidated financial statements for the previous fiscal year.  Such annual and quarterly financial statements fairly present in all material respects on a consolidated basis the financial position of Holdings as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC).  As of the Effective Date, Holdings and its Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of Holdings that were not included in the financial statements referred to in this Section 5.8 or disclosed in the notes thereto or in writing to the Administrative Agent (with a written request to the Administrative Agent to distribute such disclosure to the Lenders) unless otherwise permitted under this Agreement.

Section 5.9        No Material Adverse Change.  Except for the Disclosed Matters, there has not occurred since December 31, 2017, any events, changes, developments or conditions, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.10      Taxes.  The Borrower, Holdings, and all other Members of the Consolidated Group have filed all material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all Taxes shown to be due and payable on such returns or on any assessments made against the Borrower, Holdings, or such other Members of the Consolidated Group or any of their properties, other than any such assessments, fees, charges or levies (i) that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, (ii) which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or (iii) which the failure to pay could not reasonably be expected to have a Material Adverse Effect.

Section 5.11      Consents.  On the Effective Date, all material consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Borrower, Holdings or any other Transaction Party in order for the Borrower to obtain the Revolving Loans and Letters of Credit hereunder and for the Transaction Parties to execute, deliver and perform their respective obligations under the Credit Documents have been or will have been obtained or made and are or will be in full force and effect.

Section 5.12       Insurance.

The Transaction Parties, and all other material Members of the Consolidated Group maintain in effect, with responsible insurance companies, including captive insurance companies, or through self-insurance, (a) insurance against any loss or damage as to all insurable property and assets owned by it and as to its operations (other than business interruption insurance) and related liabilities, which insurance is of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and owning like property or assets or conducting like operations (subject to self-insured retentions and deductibles), and insurance with respect to employers’ and public and product liability risks (subject to self-insured retentions and deductibles), and (b) such insurance as is required by Section 6.5 or any Mortgage.

Section 5.13       Intellectual Property.  The Borrower, Holdings, and all other Members of the Consolidated Group own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Borrower, Holdings and all other Members of the Consolidated Group as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.

Section 5.14       Ownership of Property.

(a)       The Borrower, Holdings, and all other Members of the Consolidated Group have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

(b)       Each Collateral Rig Owner is the true, lawful and sole owner of each Collateral Rig stated to be owned by it, with respect to Specified Rigs on the Effective Date, on Schedule 1.1-S, and thereafter, in the relevant Mortgage, and its ownership of each Collateral Rig is free and clear of all Liens except for Permitted Collateral Liens.  As of the Effective Date, the name, registered owner, official number, and jurisdiction of registration and flag (which shall be in an Acceptable Flag Jurisdiction) of each Specified Rig shall be set forth on Schedule 1.1-S.

Section 5.15      Existing Indebtedness.  Schedule 5.15 contains a complete and accurate list of all Indebtedness outstanding as of the Effective Date (other than the Obligations hereunder and Indebtedness permitted by Section 6.12(b) through (k)), with respect to (i) the Borrower, Holdings and their respective Subsidiaries, SPVs and Consolidated Affiliates (other than the Subsidiary Guarantors), in each case in a principal amount of $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000) or more and (ii) the Subsidiary Guarantors, in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which directly or indirectly guaranteed such Indebtedness, and the scheduled payments of such Indebtedness.

Section 5.16      Existing Liens.  Schedule 5.16 contains a complete and accurate list of all Liens outstanding as of the Effective Date (other than the Liens permitted by Section 6.11(b) through (t)), with respect to (i) the Borrower, Holdings and their respective Subsidiaries, SPVs and Consolidated Affiliates (other than the Subsidiary Guarantors), where the Indebtedness or other obligations secured by such Lien is in a principal amount of $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000) or more and (ii) the Subsidiary Guarantors, in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Indebtedness secured thereby, and a description of the Agreements or other instruments creating, granting, or otherwise giving rise to such Lien.

Section 5.17       Employee Benefit Plans.

(a)       The Borrower, Holdings, each other Member of the Consolidated Group and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their respective obligations under each Plan, except for any such non-compliance or non-performance which could not reasonably be expected to result in a Material Adverse Effect.  No liability to the PBGC (other than required premium payments), the IRS, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower or any other Member of the Consolidated Group or any of their ERISA Affiliates with respect to any Plan, except for any such liability which could not reasonably be expected to result in a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect.  No Plan has Unfunded Vested Liabilities which could reasonably be expected to result in a Material Adverse Effect.  As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower and the other Members of the Consolidated Group and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all other Multiemployer Plans, based on information available pursuant to Section 101(l) of ERISA, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and each other Member of the Consolidated Group and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except for any such non-compliance which could not reasonably be expected to result in a Material Adverse Effect.

(b)       The Borrower, Holdings, and each other Member of the Consolidated Group are in compliance with all applicable laws and regulations with respect to each Foreign Plan, and have performed all of their respective obligations thereunder, except for any such non-compliance or non-performance which could not reasonably be expected to result in a Material Adverse Effect.  Without limiting the foregoing, no Foreign Plan has Unfunded Vested Liabilities that could reasonably be expected to result in a Material Adverse Effect.

Section 5.18       Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect and enforces policies and procedures intended to ensure compliance by the Borrower, Holdings and all other Members of the Consolidated Group, together with their respective officers, directors, employees and agents, with Anti-Corruption Laws and all applicable Sanctions.  The Borrower, Holdings and all other Members of the Consolidated Group and, to the Borrower’s knowledge (as defined in the FCPA), their respective officers, employees, directors, representatives and agents that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects.  None of the Borrower, Holdings or any other Member of the Consolidated Group nor, to the Borrower’s knowledge, any of their respective officers, directors, employees, representatives or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowings, Letters of Credit, or any proceeds thereof will be used, directly or, to the Borrower’s knowledge (as defined in the FCPA), indirectly, to finance activities or business of or with any Sanctioned Person or in any Sanctioned Country in violation of Anti-Corruption Laws or applicable Sanctions, or otherwise in a manner that would result in the violation of Anti-Corruption Laws or any Sanctions applicable to any Member of the Consolidated Group or, to the Borrower’s knowledge, relevant to any of the Lenders, the Issuing Banks, the Administrative Agent or the Other Agents. No material proceeding, inquiry or investigation by or before any Governmental Authority involving the Borrower, Holdings or other Members of the Consolidated Group or, to the Borrower’s knowledge, their respective officers, employees, directors, representatives or agents relating to the Anti-Corruption Laws or Sanctions is pending or, to the Borrower’s knowledge, threatened.

Section 5.19      Compliance with Certain Laws.  Each of the Borrower, Holdings, and the other Members of the Consolidated Group are in compliance with all laws, regulations, and orders of any Governmental Authorities applicable to it or its properties or operations, except where (i) any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower, Holdings or such Member of the Consolidated Group is contesting such non-compliance with such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor as applicable.  Without limiting the foregoing, the Borrower, Holdings, and each other Member of the Consolidated Group is in compliance, in all material respects, with the applicable provisions of  (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, or any comparable legislation, regulations or orders adopted or issued by any Governmental Authority of the European Union,  (ii) the Patriot Act and its implementing regulations and (iii) the Cayman Islands Anti-Money Laundering Regulations (2018 Revision) and the Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands.

Section 5.20      Solvency.  Each of (i) the Transaction Parties (taken as a whole) and (ii) the Consolidated Group (taken as a whole) is, and after giving effect to any advance of any Borrowing or issuance of any Letter of Credit will be and will continue to be, Solvent.

Section 5.21       Concerning the Collateral Rigs.

(a)       After the execution and delivery of the Mortgage in respect of each Collateral Rig and upon the filing thereof in the appropriate rig registry, each Mortgage creates in favor of the Collateral Agent for the benefit of the Lenders and the Issuing Banks a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Collateral Rig Owner party thereto in the relevant Collateral Rig, subject only to Permitted Collateral Liens.

(b)       Each Collateral Rig is operated in all respects in compliance with all applicable law, rules and regulations, except where the failure to comply (i) has not resulted in the loss of a material permit relating to a Collateral Rig and (ii) could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on (x) the rights and remedies of the Administrative Agent, Collateral Agent or the Lenders under the Credit Documents as to such Collateral Rig or (y) the value of such Collateral Rig.

(c)       Each Collateral Rig Owner and each Collateral Rig Operator is qualified to own or operate, as applicable, the applicable Collateral Rig under the laws of the Acceptable Flag Jurisdiction applicable to such Collateral Rig and the laws of the jurisdiction in which such Collateral Rig is then employed.

(d)       Each Collateral Rig maintains its classification as is applicable for rigs of comparable age and size with the an Acceptable Classification Society, free of any overdue conditions or recommendations affecting class, except for temporary lapses of such classification as may from time to time arise as a result of the normal operation of such Rig, so long as the Borrower or applicable Collateral Rig Owner or another Member of the Consolidated Group is using commercially reasonable efforts to remedy such lapses.

(e)       As of the Effective Date, the name, registered owner and official number, and jurisdiction of registration and flag of each Collateral Rig are set forth on Schedule 5.21(e).

Section 5.22       Form of Documentation.  Each of the Mortgages is or, when executed will be, in proper legal form under the laws of the Acceptable Flag Jurisdiction in which the applicable Collateral Rig is flagged, subject only to matters that do not substantially interfere with the practical realization of the principal benefits expressed in such Mortgage, except for economic consequences of any procedural delay that might result from such matters.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Mortgage in the Acceptable Flag Jurisdiction in which the applicable Collateral Rig is flagged, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in such Acceptable Flag Jurisdiction, except as have been made, or will be made, in accordance with the Collateral Rig Requirements.  The Collateral Documents are effective to create in favor of the Collateral Agent (for the benefit of the Lenders and the Issuing Banks) a legal, valid and enforceable Lien in the applicable Transaction Party’s right, title and interest in the Collateral described therein.  To the extent required by the Collateral Documents, (i) when financing statements or equivalent filings or notices have been made or the Mortgages are recorded in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only or control (which control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Collateral Agent shall have fully perfected Liens on, and security interests in, all right, title and interest of the Transaction Parties in such Collateral, in each case prior and superior in right to any other Liens, other than Permitted Collateral Liens.

Section 5.23       EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

ARTICLE 6  COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Loan, Note, Commitment, or L/C Obligation (other than Letters of Credit as to which arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made) is outstanding hereunder, or any other Obligation (other than contingent obligations or liabilities for which no claim or demand for payment has been made) is due and payable hereunder:

Section 6.1         Corporate Existence.  Each Transaction Party and each other material Member of the Consolidated Group will preserve and maintain its organizational existence, except (i) for the dissolution of any material Subsidiaries of Holdings (other than the Transaction Parties) whose assets are transferred to Holdings or any of its Subsidiaries, (ii) for mergers or other business combinations permitted under Section 6.10, and mergers or other business combinations of any Subsidiary of Holdings (other than Holdco 1, Holdco 2, Holdco 3, Holdco 4, Holdco 5 and Holdco 6) with or into Holdings or another Subsidiary of Holdings, in each case, with respect to any such merger or other business combination involving a Transaction Party, so long as the Collateral Rig Requirements are satisfied immediately after giving effect thereto, (iii) where the failure to preserve, renew or keep in full force and effect the existence of any Subsidiary of Holdings (other than the Borrower, any Guarantor, Holdco 1, Holdco 2, Holdco 3, and any other Transaction Party) could not reasonably be expected to have a Material Adverse Effect, (iv) in connection with the sale, lease, transfer or other disposition of assets (or Equity Interests) not otherwise prohibited by this Agreement or (v) as otherwise expressly permitted in this Agreement.  Each of the Transaction Parties and all other material Members of the Consolidated Group will preserve and maintain its qualification to do business and good standing (to the extent applicable) in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except for failures to be so qualified which would not reasonably be expected to have a Material Adverse Effect.

Section 6.2        Maintenance.  Each of the Borrower, Holdings. each other Loan Party and all other material Members of the Consolidated Group will maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent Holdings, Borrower, each other Loan Party or any other material Member of the Consolidated Group from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Borrower, Holdings, such Loan Party or any other material Members of the Consolidated Group, as applicable, desirable in the conduct of its business.

Section 6.3        Taxes.  Each of the Borrower, Holdings, and the other Members of the Consolidated Group will duly pay and discharge all Taxes upon or against it or its properties within ninety (90) days after becoming due or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge could not reasonably be expected to have a Material Adverse Effect.

Section 6.4        ERISA.  Each of the Borrower, Holdings, and the other Members of the Consolidated Group will timely pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan or Foreign Plan of a character which if unpaid or unperformed might result in the imposition of a material Lien against any properties or assets of the Borrower, Holdings or any other material Member of the Consolidated Group, and will promptly notify the Administrative Agent upon an officer of the Borrower or Holdings becoming aware thereof, of (i) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a Multiemployer Plan) so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or Multiemployer Plan or appointment of a trustee therefor; (iii) the intention of the Borrower or any other Member of the Consolidated Group to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (iv) the receipt by the Borrower or any other Members of the Consolidated Group of notice of the occurrence of any event that could reasonably be expected to result in the incurrence of any liability (other than routine claims for benefits), fine or penalty to the Borrower or any other Members of the Consolidated Group, or any plan amendment that could reasonably be expected to increase the contingent liability of the Borrower and any other Members of the Consolidated Group, taken as a whole, in either case in connection with any post‑retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect.  The Borrower will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.5         Insurance.

(a)       Each of the Borrower, Holdings, the other Loan Parties, and all other material Members of the Consolidated Group will maintain or cause to be maintained, with responsible insurance companies, including captive insurance companies, or through self-insurance (so long as such self-insurance is reasonable and prudent given the insured’s business, properties and loss history, applicable governmental requirements, and applicable customary industry practices, in each case as they change from time to time), insurance as to its operations (other than business interruption insurance) and related liabilities, and against any loss or damage to all insurable property and assets owned by it, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and conducting like operations or owning like property or assets (subject to self‑insured retentions and deductibles) and will (subject to self-insured retentions and deductibles) maintain or cause to be maintained insurance with respect to employers’ and public and product liability risks.

(b)       The Borrower shall procure that each Collateral Rig shall be fully insured as appropriate for an internationally reputable rig-owning company against such risks, including but not limited to (i) Hull & Machinery, (ii) Hull Interest (or Increased Value) and ACOC (the latter two risks refer to Total Loss Coverage), (iii) War Risks (including acts of terrorism and piracy) and (iv) Protection & Indemnity (including cover for pollution liability emanating from the Collateral Rigs that is customary and reasonably prudent in both amount and scope for the industry, locations, operations, and assets of Holdings and its Subsidiaries), in each case in such amounts, on such terms and placed with such brokers/insurers/clubs, in accordance with reasonably prudent industry standards, it being acknowledged that the Borrower’s wholly owned affiliated insurance company is an acceptable insurance provider, subject to the requirements of clause (a) above with respect to self-insurance.

(c)       The total insured value (Hull & Machinery plus Hull Interest) of each Collateral Rig shall at all times be equal to or greater than its Fair Market Value, and the aggregate total insured value of all Collateral Rigs (Hull & Machinery plus Hull Interest) shall be equal to or greater than 115% of the Revolving Credit Commitments Amount.

(d)       The Hull & Machinery Insurance shall, at all times, cover at least 80% of the insurable value of the Collateral Rigs, while the remaining cover may be taken out as Hull Interest, increased value and/or ACOC Insurance.

(e)       The Collateral Agent, for the benefit of the Lenders, shall be entitled to Mortgagees’ Interest Insurance (“MII”) and/or Mortgagees Additional Perils (Pollution) Insurance (“MAPI”) covering not less than 115% of the Revolving Credit Commitments Amount, which MII and MAPI, shall be placed by the Collateral Agent for the Borrower’s account.

(f)       Each insurance contract with respect to a Collateral Rig shall be in the approved name of the relevant entity or cover such Collateral Rig, and the Collateral Agent shall be named as sole loss payee (other than with respect to any proceeds for claims resulting from any physical damage to such Collateral Rig that do not exceed $25,000,000 and any proceeds payable for expenses other than physical damage, such as sue and labor and wreck removal expenses), with contractual subordination by the Consolidated Group (other than any protection and indemnity or excess liability insurance policies).

(g)       All insurances placed through a captive insurer will have “cut-through clause” to reinsurance underwriters, if any.

Section 6.6         Financial Reports and Other Information.

(a)       Periodic Financial Statements and Other Documents.  The Borrower, Holdings, the other Members of the Consolidated Group, and any SPVs will maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Borrower, Holdings, the other Members of the Consolidated Group and any SPVs as any Lender may reasonably request; and, without any request, will furnish to the Administrative Agent:

(i)          not later than the earlier of (x) sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings and (y) five (5) days after the date Holdings is required to file (taking into account any extensions of time contemplated by Rule 12b-25 under the Securities Exchange Act of 1934, as amended) with the SEC its report on Form 10-Q with respect to each of such fiscal quarters, the consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by the chief financial officer of Holdings, that they fairly present in all material respects the financial condition of the Consolidated Group as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year‑end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing Holdings’ Form 10-Q with the SEC in any event will satisfy the requirements of this clause (i), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(ii)         not later than the earlier of (x) one hundred twenty (120) days after the end of each fiscal year of Holdings and (y) five (5) days after the date Holdings is required to file (taking into account any extensions of time contemplated by Rule 12b-25 under the Securities Exchange Act of 1934, as amended) with the SEC its report on Form 10-K with respect to such fiscal year, the consolidated balance sheet of the Consolidated Group as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm  (which audit shall be without a “going concern” or like qualification or exception (except for any such qualification or exception pertaining to (x) one or more debt maturities occurring within 12 months of the relevant audit or (y) a breach or anticipated breach of financial covenants) and without any qualification or exception as to the scope of such audit) and in the form filed with the SEC (publicly filing Holdings’ Form 10-K with the SEC in any event will satisfy the requirements of this clause (ii), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(iii)       commencing with fiscal year 2019, to the extent actually prepared and approved by Holdings’ board of directors, a projection of the Consolidated Group’s consolidated balance sheet and consolidated income, retained earnings and cash flows for the current fiscal year showing such projected budget for each fiscal quarter ending during such year;

(iv)        within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that Holdings sends to its stockholders generally or publicly files with the SEC or any similar governmental authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this clause (iv), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto; and

(v)         annually on or before April 30 of each year, two Appraisals dated as of March 31 of such year; provided that if at any time since the date of the most recently delivered Appraisals, the Revolving Obligations have exceeded 25% of Revolving Credit Commitments Amount for 30 consecutive days (and thereafter until 12 consecutive months have passed without Revolving Obligations exceeding 25% of aggregate Revolving Credit Commitments Amount for 30 consecutive days), and at any time when an Event of Default exists, such Appraisals must be delivered semiannually on or before April 30 and October 31 of each year, with such Appraisals dated as of March 31 and September 30, respectively, of such year; provided that, if a Default or Event of Default exists, the Borrower shall deliver such additional Appraisals as are requested by the Administrative Agent or the Required Lenders; and provided further that the Borrower may, at its option, deliver one additional set of Appraisals per year.

The Administrative Agent will forward promptly to the Lenders the information provided to the Administrative Agent pursuant to clauses (i) through (iii) and clause (v) above.

(b)       Compliance Certificates and Fleet Status Certificates.  Within the respective time periods set forth in clauses (i) and (ii) of Section 6.6(a) for furnishing financial statements, the Borrower shall deliver or cause to be delivered (i) any additional financial information in respect of any Consolidated Affiliates and SPVs as reasonably requested by the Administrative Agent, and (ii) (x) a written certificate signed by Holdings’ Chief Financial Officer or other financial officer of Holdings, in his or her capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower, Holdings, or any other Member of the Consolidated Group to remedy the same, (y) a Compliance Certificate in the form of Exhibit 6.6 showing compliance with the financial covenants in Sections 6.20 through 6.23 and (z) a listing of the aggregate Rig Values for the Marketed Rigs directly wholly owned by a Loan Party (other than Holdings and the Borrower).  In addition, no later than five (5) Business Days after the date set forth in clause (i) of Section 6.6(a) for furnishing annual financial statements, the Borrower shall deliver or cause to be delivered a certificate certifying compliance with the 85% Guaranty Requirement, and including calculations demonstrating such compliance.  No later than the date on which the Compliance Certificate for an applicable fiscal quarter is required to be delivered, the Borrower shall either post (or cause Holdings to post) an updated fleet status report to Holdings’ website, in substantially the same form and detail as set forth on Holdings’ website as of the Effective Date or on such other form that is reasonably satisfactory to the Administrative Agent, and in any case including the name, fleet status, and contract status (with contract term indicated) of each Rig wholly owned by Holdings, any of its Subsidiaries, or any Local Content Entity at the time of such posting, or deliver an updated Fleet Status Certificate.  If any Compliance Certificate shows that the Borrower is not in compliance with the Guarantee Coverage Ratio and the Collateral Coverage Ratio as of the end of the applicable period for which such Compliance Certificate is delivered, then on the last day of any Guarantee Coverage Ratio Cure Period or Collateral Coverage Ratio Cure Period, as applicable, the Borrower shall deliver a Compliance Certificate in the form of Exhibit 6.6; provided that such Compliance Certificate shall only be required to show the Borrower’s compliance with the Guarantee Coverage Ratio and the Collateral Coverage Ratio.

(c)       Notice of Events Relating to Environmental Laws and Claims.  Promptly after any officer of the Borrower or Holdings obtains knowledge of any of the following (other than Disclosed Matters, except as provided in clause (iv) below), the Borrower will provide or cause to be provided to the Administrative Agent written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i)          any pending or threatened Environmental Claim against the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV or any property owned or operated by the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV;

(ii)         any condition or occurrence on any property owned or operated by the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV that results in noncompliance by the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV with any Environmental Law;

(iii)       the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on or released to the environment from any property owned or operated by the Borrower, Holdings, or any other Member of the Consolidated Group or any SPV; and

(iv)        any material adverse development or occurrence in respect of any Disclosed Matter occurring or taking place subsequent to the Effective Date which has not been otherwise disclosed pursuant to Section 6.6(a)(iv).

(d)       Notices of Default, Litigation, Etc.  The Borrower will promptly, and in any event within five (5) Business Days, after an officer of the Borrower or Holdings has knowledge thereof, give or cause to be given written notice in reasonable detail to the Administrative Agent (who will in turn provide notice to the Lenders) of:  (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance (including, without limitation, any termination of any Plan or Foreign Plan or any ERISA Event) that has had or could reasonably be expected to have a Material Adverse Effect; (iv) the occurrence of any event which has resulted in a breach of, or is reasonably expected to result in a breach of, Sections 6.20 through Section 6.23; (v) the Borrower, Holdings or any other Member of the Consolidated Group, or any of their respective officers, directors, employees, representatives or agents that act in any capacity in connection with or benefit from the credit facility established hereby, becoming a Sanctioned Person; and (vi) any notice received by it or any other Member of the Consolidated Group or any SPV from the holder(s) of Indebtedness of the Borrower or any other Member of the Consolidated Group or any SPV in an amount which, in the aggregate, exceeds $75,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $75,000,000), where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

(e)       Notices of Event of Loss, Certain Events related to Collateral Rigs.  The Borrower will provide written notice in reasonable detail to the Administrative Agent (who will in turn provide notice to the Lenders) of: (i) a sale or other disposition (other than as described in (ii) below) of any Collateral Rig, thirty (30) days’ (or such shorter period of time permitted by the Administrative Agent in its sole discretion) prior to such sale or disposition; (ii) any Event of Loss in respect of any Collateral Rig, promptly upon such Event of Loss (but in any event within five (5) days after an officer of the Borrower or Holdings obtains knowledge of a loss or casualty event that could reasonably be expected to be an Event of Loss based upon such knowledge); (iii) the lapse of the classification required to be maintained with respect to any Collateral Rig pursuant to Section 6.17 that could reasonably be expected to cause such Collateral Rig to become an Excluded Collateral Rig (but in any event within five (5) days after any officer of the Borrower or Holdings obtains knowledge of such lapse of classification); (iv) the arrest or detention of any Collateral Rig (but in any event within five (5) days after an officer of the Borrower or Holdings obtains knowledge of such arrest or detention); and (v) promptly following (but in any event within five (5) days after any officer of the Borrower or Holdings obtains knowledge thereof) the replacement or appointment of a Collateral Rig Operator for any Collateral Rig.

(f)       Other Information.  Upon request therefor, the Borrower shall furnish such other information regarding the operations, business affairs, and financial condition of the Members of the Consolidated Group as the Administrative Agent or any Lender may reasonably request.

Section 6.7        Lender Inspection Rights.  Upon reasonable notice from the Administrative Agent or any Lender, the Borrower and Holdings will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) and no more often than twice for any particular property in the aggregate for the Administrative Agent and the Lenders, as the case may be, in any calendar year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit to the number or frequency of such visitation or inspections while such Event of Default is continuing) during normal business hours at such entity’s sole expense (other than the first inspection of any particular property (in the aggregate for the Administrative Agent and the Lenders) in any calendar year) unless a Default or Event of Default shall have occurred and be continuing, in which event at the Borrower’s expense, to visit and inspect any of the properties of the Borrower, Holdings, or any other Member of the Consolidated Group, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each of the Borrower and Holdings authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the Borrower, Holdings, and all other Members of the Consolidated Group), all as often, and to such extent, as may be reasonably requested; provided that any inspection of any Rig, its cargo and its papers shall be subject to (A) any safety/training procedures required by the operator or the owner of such Rig for visitations generally, (B) the consent of the charterer of such Rig (provided that the Loan Parties shall, and shall ensure that their respective Subsidiaries and Local Content Entities will, exercise their commercially reasonable efforts to obtain such consent) and (C) the execution and delivery by all such representatives of any customary indemnity and hold harmless agreements in favor of the charterer, the owner and/or the operator in respect of such Rig in relation to such visitation; provided further that any such visits and inspections of any Rig will not unreasonably interfere with the conduct of business of Holdings or any Member of the Consolidated Group with respect to such Rig, and all such visits and inspections shall be held at reasonable times, which shall be during ordinary business hours of the Borrower or the owner or operator of such Rig, as applicable.  The chief financial officer of Holdings and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants.  The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and to coordinate the exercise by the Lenders of such rights.

Section 6.8         Conduct of Business.  The Borrower, Holdings, and all other Members of the Consolidated Group will at all times remain primarily engaged in (i) the contract drilling business, and the provision of turnkey drilling services, (ii) the provision of services to the energy industry, (iii) other existing businesses described in Holdings’ quarterly report on Form 10-Q filed with the SEC for the quarter ended March 31, 2018, including without limitation, the oil and gas exploration and production business, or (iv) any related businesses (each a “Permitted Business”).

Section 6.9         Use of Proceeds; Margin Regulations; Borrower Activities.

(a)      Use of Proceeds.  The proceeds of the Revolving Loans and the Letters of Credit shall only be used for permitted investments and future acquisitions, for capital expenditures, and for other general corporate purposes of the Consolidated Group, and in any event for purposes consistent with the representations and warranties set forth in Section 5.18.

(b)       Margin Stock.  None of the Borrower, Holdings, nor any other Member of the Consolidated Group shall (i) engage in the business of extending credit for the purpose of purchasing or carrying margin stock or (ii) use any proceeds of the Revolving Loans or the Letters of Credit for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System.  After application of the proceeds of the Revolving Loans and the issuance of the Letters of Credit, less than 25% of the assets of each of the Borrower, Holdings, and the other Members of the Consolidated Group will consist of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

(c)       Borrower Activities; Limitations on Use of Proceeds.  The Borrower shall (i) maintain its incorporation, day-to-day management and all board of directors meetings outside of Switzerland; (ii) comply, and cause Holdings to comply, at all times with all conditions and requirements of the Swiss FTA Ruling so that no proceeds of the Revolving Loans or Letters of Credit will be used in a manner constituting a direct or indirect flow-back to Holdings or any Swiss Group Company subjecting any such proceeds to Swiss Withholding Tax or Swiss Stamp Tax; (iii) not use the proceeds of Revolving Loans or Letters of Credit under this Agreement for any financing activities in Switzerland (other than dividends, distributions, equity contributions, and other activities to the extent permitted as described in clauses (iv) (C), (D) or (E) below) or for any other purpose that would cause payments under this Agreement or other Credit Documents to be subject to Swiss Withholding Taxes or Swiss Stamp Taxes; and (iv) not effect any direct or indirect flow-back of proceeds of Revolving Loans or Letters of Credit under this Agreement to Holdings or any Swiss Group Company, it being understood for purposes of interpreting this clause (iv), that (A) a direct flow-back will be deemed to occur if the Borrower grants a loan or other extension of credit to a Swiss Group Company from the proceeds of Revolving Loans or Letters of Credit under this Agreement; (B) an indirect flow-back will be deemed to occur if the Borrower first transfers proceeds of Revolving Loans or Letters of Credit under this Agreement to one or more other Subsidiaries or other Persons, which would then make such proceeds of Revolving Loans or Letters of Credit available to a Swiss Group Company through a loan or other extension of credit; (C) equity contributions of rigs, financed with proceeds of Revolving Loans or Letters of Credit under this Agreement, made to Swiss Group Companies for the purpose of leasing such equipment to lessees outside Switzerland, will not be deemed to be an unpermitted flow-back to such proceeds of Revolving Loans or Letters of Credit to such Swiss Group Company, so long as such transactions are effected in a manner consistent with the Swiss FTA Ruling or other tax ruling in effect as described in clause (E) below; (D) future dividend distributions from the Borrower to Holdings will not be deemed to be an unpermitted flow-back of funds to Holdings or other Swiss Group Company; and (E) notwithstanding the provisions in clauses (A) and (B) above, to the extent that the Borrower or Holdings has furnished to the Administrative Agent, with respect to any proposed use of proceeds of Revolving Loans or Letters of Credit under this Agreement, a tax ruling (including the Swiss FTA Ruling) or other evidence satisfactory to the Administrative Agent that such use would not result in any payments under this Agreement or other Credit Documents being subject to any Swiss Withholding Tax or Swiss Stamp Tax, then such use will not be deemed to be an unpermitted flow-back of proceeds of Revolving Loans or Letters of Credit;

provided, however, that if as a result of any change in applicable Swiss tax laws or regulations or any rulings or interpretations thereof, any uses of proceeds of Revolving Loans or Letters of Credit under this Agreement described in clauses (C), (D) or (E) above are of a type determined to be unpermitted flow-back of such proceeds or Letters of Credit, then in such event the Borrower shall not effect or permit any such use of such proceeds of Revolving Loans or Letters of Credit.

(d)       Notices; Cash Collateral Requirements.  The Borrower or Holdings shall give the Administrative Agent prompt written notice if the Borrower or Holdings becomes aware that any payments under this Agreement or other Credit Documents have become subject to Swiss Withholding Tax or Swiss Stamp Tax.  If any determination is made that any such payments have become subject to Swiss Withholding Tax or Swiss Stamp Tax (such determination to be deemed to have occurred upon (i)

the Borrower or Holdings giving such notice to the Administrative Agent as described in the preceding sentence, (ii) the Administrative Agent receiving notice thereof from any Swiss tax or other governmental authorities, or any opinion to such effect from Swiss tax counsel or accounting firm, or (iii) the failure of the Borrower or Holdings to provide, at least quarterly, a certification to the effect that no such payments have become subject to Swiss Withholding Tax or Swiss Stamp Tax), then in such event at the written request of the Administrative Agent, the Borrower shall establish and maintain at all times with the Administrative Agent Cash Collateral in an amount sufficient to pay all such taxes that the Administrative Agent determines may become payable for a period of the following three months, pursuant to such collateral account documentation as the Administrative Agent may reasonably require.  The Borrower acknowledges that the failure to have established such Cash Collateral arrangements within fifteen (15) Business Days after such request by the Administrative Agent shall constitute an Event of Default under the terms of this Agreement.  Any funds so held as Cash Collateral shall be subject to release by the Administrative Agent upon its receipt of a tax ruling or other evidence satisfactory to the Administrative Agent to the effect that no payments under this Agreement or other Credit Documents remain subject to Swiss Withholding Tax or Swiss Stamp Tax.

Section 6.10       Restrictions on Fundamental Changes.  Neither the Borrower nor Holdings nor any Core Subsidiary Guarantor shall merge, consolidate, amalgamate or complete a scheme of arrangement with any other Person, or cause or permit any dissolution or winding up of the Borrower or Holdings or any Core Subsidiary Guarantor, or liquidation of its assets, or sell, transfer or otherwise dispose of all or substantially all of the Borrower’s or Holdings’ or any Core Subsidiary Guarantor’s assets, except that:

(a)       The Borrower may merge with or into, or consolidate, amalgamate or complete a scheme of arrangement with, any other Person if upon the consummation of any such merger, consolidation, amalgamation or scheme of arrangement (x) the Borrower is the surviving Person to any such merger, consolidation, amalgamation or scheme of arrangement, or (y) the surviving Person (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of the Borrower under this Agreement and the other Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent and/or the Collateral Agent with respect to such transactions and assumption agreement, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent;

(b)       Holdings may merge with or into, or consolidate, amalgamate or complete a scheme of arrangement with, any other Person if upon the consummation of any such merger, consolidation, amalgamation or scheme of arrangement (x) Holdings is the surviving Person to any such merger, consolidation, amalgamation or scheme of arrangement, or (y) the surviving Person (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of Holdings under this Agreement and the other Credit Documents pursuant to an assumption agreement, or pursuant to a new Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent and/or the Collateral Agent with respect to such transactions and agreements, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent;

(c)       Any Core Subsidiary Guarantor may merge with or into, or consolidate, amalgamate or complete a scheme of arrangement with, any other Person if upon the consummation of any such merger, consolidation, amalgamation or scheme of arrangement (x) such Core Subsidiary Guarantor is the surviving Person to any such merger, consolidation, amalgamation or scheme of arrangement, or (y) the surviving Person (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of such Core Subsidiary Guarantor under this Agreement and the other Credit Documents pursuant to an assumption agreement, or pursuant to a new Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent and/or the Collateral Agent with respect to such transactions and agreements, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent;

(d)       The Borrower may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person, so long as (x) such Person is a Subsidiary of the Borrower (or a Person who will contemporaneously therewith become a Subsidiary of the Borrower), and (y) such Subsidiary (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of the Borrower under this Agreement and the other Credit Documents pursuant to an assumption agreement, or pursuant to a new credit agreement and promissory notes, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent and/or the Collateral Agent with respect to such transactions and agreements, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent; and

(e)       Holdings may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person, so long as (x) such Person is a Subsidiary of Holdings (or a Person who will contemporaneously therewith become a Subsidiary of Holdings), and (y) such Subsidiary (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of Holdings under this Agreement and the other Credit Documents pursuant to an assumption agreement, or pursuant to a new Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent and/or the Collateral Agent with respect to such transactions and agreements, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent;

(f)       Any Core Subsidiary Guarantor may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person, so long as (x) such Person is a Subsidiary of Holdings (or a Person who will contemporaneously therewith become a Subsidiary of Holdings), and (y) such Subsidiary (I) is organized under the laws of a Permitted Jurisdiction, (II) shall assume all obligations of such Core Subsidiary Guarantor under this Agreement and the other Credit Documents pursuant to an assumption agreement, or pursuant to a new Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (III) shall deliver or cause to be delivered to the Administrative Agent and/or the Collateral Agent with respect to such transactions and agreements, the certificates, opinions and other documents of the types described in Section 4.1(a), all in form and substance reasonably satisfactory to the Administrative Agent;

provided that in the case of any transaction described in the preceding clauses (a) through (f), no Default or Event of Default (including, without limitation, pursuant to Section 7.1(j)) shall exist immediately prior to, or after giving effect to, such transaction.

Section 6.11       Liens.  The Borrower, Holdings, and the other Members of the Consolidated Group shall not create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Borrower or any such other Member of the Consolidated Group, except the following (collectively, the “Permitted Liens”):

(a)       (i) Liens securing the Obligations; and (ii) Liens existing on the Effective Date (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate amount of $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000) or more (or in the case of the Subsidiary Guarantors, Indebtedness or other obligations in any amount), being described on Schedule 5.16 attached hereto);

(b)       Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance, return-of-money or payment bonds, contracts or leases to which the Borrower, Holdings or any other Members of the Consolidated Group are parties or other deposits required to be made in the ordinary course of business, or Liens relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(c)       mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens, including those arising from chartering, dry-docking, maintenance, repair, refurbishment, the furnishing of supplies or bunkers to Rigs or masters’, officers’ or crews’ wages, in each case arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens both (i) otherwise could not reasonably be expected to have a Material Adverse Effect and (ii) to the extent such Liens encumber a Collateral Rig, (x) do not result in lienholders taking any enforcement action (including the filing of any legal or similar action seeking to do the same) against such Collateral Rig and (y) do not have a material adverse effect on the rights and remedies of the Administrative Agent, Collateral Agent or the Lenders under the Credit Documents as to such Collateral Rig;

(d)       Liens for Taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens both (i) otherwise could not reasonably be expected to have a Material Adverse Effect and (ii) to the extent such Liens encumber a Collateral Rig, (x) do not result in lienholders taking any enforcement action (including the filing of any legal or similar action seeking to do the same) against such Collateral Rig and (y) do not have a material adverse effect on the rights and remedies of the Administrative Agent, Collateral Agent or the Lenders under the Credit Documents as to such Collateral Rig;

(e)       Liens imposed by ERISA (or comparable foreign laws in respect of any Foreign Plan) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens both (i) otherwise could not reasonably be expected to have a Material Adverse Effect and (ii) to the extent such Liens encumber a Collateral Rig, (x) do not result in lienholders taking any enforcement action (including the filing of any legal or similar action seeking to do the same) against such Collateral Rig and (y) do not have a material adverse effect on the rights and remedies of the Administrative Agent, Collateral Agent or the Lenders under the Credit Documents as to such Collateral Rig;

(f)       Liens arising out of judgments or awards against the Borrower, Holdings or any other Member of the Consolidated Group, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Borrower, Holdings or such other Member of the Consolidated Group shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained (within thirty (30) days with respect to a judgment or award rendered in the United States or within sixty (60) days with respect to a judgment or award rendered in a foreign jurisdiction after entry of such judgment or award or expiration of any previous such stay, as applicable) a stay of execution or the like pending such appeal or proceeding for review; provided, that the aggregate amount of uninsured or underinsured liabilities (net of customary deductibles, and including interest, costs, fees and penalties, if any) of (x) the Borrower, Holdings and the other Members of the Consolidated Group secured by such Liens shall not exceed the Dollar Equivalent of $125,000,000 at any one time outstanding and (y) the Subsidiary Guarantors secured by such Liens shall not exceed the Dollar Equivalent of $50,000,000 at any one time outstanding;

(g)       Liens securing Permitted Rig Debt to the extent contemplated by Section 6.12(i)(y)(vii);

(h)       Liens securing Interest Rate Protection Agreements or Currency Rate Protection Agreements incurred in the ordinary course of business and not for speculative purposes;

(i)       Liens on property existing at the time such property is acquired by the Borrower, Holdings or any other Member of the Consolidated Group and not created in contemplation of such acquisition, and Liens on the assets of any Person at the time such Person becomes a Member of the Consolidated Group or is merged, consolidated or amalgamated with or into the Borrower or any other Member of the Consolidated Group and not created in contemplation of such Person becoming a Member of the Consolidated Group or such merger, consolidation or amalgamation; provided that, in each case, (i) the Indebtedness secured by such Liens is permitted by Section 6.12, (ii) such Liens do not extend to any assets other than the property so acquired or those of such Person (other than repairs, renewals, replacements, additions, accessions and betterments thereto or pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition or becoming a Member of the Consolidated Group or such merger, consolidation or amalgamation, on property acquired thereafter of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition or becoming a Member of the Consolidated Group or such merger, consolidation or amalgamation and securing the obligations to which the original Liens relate) and (iii) the Borrower is in Pro Forma Compliance immediately after giving effect thereto;

(j)       any extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (i); provided, however, that the principal amount of Indebtedness or other obligations secured thereby does not exceed the principal amount or the amount of such other obligation, as applicable, secured at the time of such extension, refinancing, renewal or replacement (other than amounts incurred to pay make-whole or prepayment premiums, fees and expenses reasonably incurred in connection with such extension, refinancing, renewal or replacement), and that such extension, refinancing, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced (together with accessions and improvements thereto and replacements thereof);

(k)       rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(l)       rights reserved to or vested in any Governmental Authority to control, regulate or use any property of a Person;

(m)     rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(n)       encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(o)       Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(p)       Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(q)       Liens on property securing Non-recourse Debt;

(r)       Liens on the stock or assets of SPVs;

(s)       other Liens created in connection with securitization programs, if any, of the Borrower, Holdings and the other Members of the Consolidated Group;

(t)       right of first refusal arrangements, any obligation to offer a Person the option to purchase all or a portion of any asset, non-compete arrangements and other similar arrangements, in each case to the extent not securing Indebtedness for borrowed money; and

(u)       Liens (not otherwise permitted by clauses (a) through (t) of this Section 6.11) securing Indebtedness (or other obligations) in an amount not exceeding at the time of incurrence thereof (together with all such other Liens securing Indebtedness (or other obligations) outstanding pursuant to this clause (u) at such time) the greater of (x) $350,000,000 and (y) 30% of the amount by which the CNTA Threshold exceeds the Revolving Credit Commitments Amount (availability under this clause (u), the “Incremental Secured Debt Amount”); provided that such Liens shall not encumber any Collateral or any other assets of (i) Holdco 1, Holdco 2, Holdco 3, Holdco 4, Holdco 5 or Holdco 6 or (ii) any Guarantor that is a Collateral Rig Owner or an Additional Guarantor;

provided that, notwithstanding the foregoing, no Transaction Party shall create, incur, assume or suffer to exist any Lien of any kind on any Collateral, other than Permitted Collateral Liens and provided further that no Member of the Consolidated Group shall create, incur or assume any Lien of any kind on any asset or any obligation secured thereby, if, as a result of the creation, incurrence or assumption of such Lien or such obligation, the Revolving Obligations would exceed the CNTA Threshold immediately following such creation, incurrence or assumption.

Section 6.12      Subsidiary Indebtedness.  Neither the Borrower nor Holdings shall permit any other Members of the Consolidated Group (other than Holdings, the Borrower, Holdco 1, Holdco 2 or Holdco 3) to incur, assume or suffer to exist any Indebtedness, except:

(a)       existing Indebtedness outstanding on the Effective Date (such Indebtedness, to the extent the principal amount thereof is $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000) or more (or in the case of the Subsidiary Guarantors, any amount), being described on Schedule 5.15 attached hereto), and any subsequent extensions, renewals, replacements or refinancings thereof (i) so long as such Indebtedness is not increased in amount (other than amounts incurred to pay make-whole or prepayment premiums, fees and expenses reasonably incurred in connection with such extension, refinancing, renewal or replacement), the scheduled maturity date thereof is not shortened (except to the extent such shortened maturity date is subsequent to the date that is 91 days after the Maturity Date), any scheduled amortization of principal thereunder prior to the Maturity Date is not shortened, the interest rate per annum applicable thereto is not increased above the then prevailing market rates of interest for similar Indebtedness, and the payments thereunder prior to the Maturity Date are not increased, or (ii) such extensions, renewals, replacements or refinancings are otherwise expressly permitted by, and are effected pursuant to, another clause in this Section 6.12 (other than clause (k) hereof);

(b)       Indebtedness under the Credit Documents;

(c)       unsecured intercompany loans and advances to the Borrower or other Members of the Consolidated Group, and unsecured intercompany loans and advances from any of such other Members of the Consolidated Group or SPVs to the Borrower or any other Members of the Consolidated Group; provided that if (i) the obligor on such intercompany loan or advance is a Loan Party and the obligee on such intercompany loan or advance is a non-Loan Party or (ii) the obligor on such intercompany loan or advance is a Subsidiary Guarantor and the obligee on such intercompany loan or advance is not a Subsidiary Guarantor, then such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)       (i) Indebtedness (other than Indebtedness of Subsidiary Guarantors) under any Interest Rate Protection Agreements or any Currency Rate Protection Agreements and (ii) Indebtedness of a Subsidiary Guarantor under any Interest Rate Protection Agreements or any Currency Rate Protection Agreements, to the extent such agreements are entered into solely to mitigate risks relating to such Subsidiary Guarantor’s assets, liabilities and operations and (y) are reasonably necessary in connection with the operations of the applicable Subsidiary Guarantor related to the applicable Rig;

(e)       Indebtedness (i) under unsecured lines of credit for overdrafts or for working capital purposes in foreign countries with financial institutions, and (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds, all such Indebtedness not to exceed the Dollar Equivalent of $300,000,000 in the aggregate at any time outstanding, provided that Subsidiary Guarantors may not incur Indebtedness pursuant to this Section 6.12(e) under unsecured lines of credit for working capital purposes, and, provided further that amounts under overdraft lines of credit or outstanding as a result of drawings against insufficient funds shall be outstanding for one (1) Business Day before being included in such aggregate amount;

(f)       Indebtedness of a Person (other than a Subsidiary Guarantor)  existing at the time such Person becomes a Member of the Consolidated Group or is merged, consolidated or amalgamated with or into the Borrower or any other Member of the Consolidated Group (other than a Subsidiary Guarantor) and not incurred in contemplation of such transaction, and extensions, renewals, replacements or refinancings thereof in accordance with clause (k) below; provided that (i) no Default or Event of Default exists or at the time of or would occur as a result of the incurrence of such Indebtedness (with such Indebtedness being deemed incurred upon the consummation of such transaction), (ii)  at the time of incurrence (with such Indebtedness being deemed incurred upon the consummation of such transaction), the Borrower is in Pro Forma Compliance immediately after giving effect to such Indebtedness, and (iii) such Indebtedness is not recourse to any Member of the Consolidated Group (other than Holdings, the Borrower, such Person and any other Person that becomes a Member of the Consolidated Group in connection with such transaction (other than a Subsidiary Guarantor)) prior to or after the date of such Person’s acquisition by or merger into such Member of the Consolidated Group;

(g)       Indebtedness (i) under Performance Guaranties (other than by Subsidiary Guarantors)  and Performance Letters of Credit, and (ii) with respect to letters of credit issued in the ordinary course of business;

(h)       Indebtedness (other than Indebtedness of Subsidiary Guarantors) created in connection with securitization programs, if any;

(i)       (x) Indebtedness (and Guaranties thereof) (other than Indebtedness and Guaranties of Subsidiary Guarantors)  constituting purchase money Rig debt in existence on the Effective Date and described on Schedule 6.12(i) and (y) Indebtedness (and Guaranties thereof) (other than Indebtedness and Guaranties of Subsidiary Guarantors) incurred after the Effective Date to finance the acquisition, completion of construction and commencement of commercial operation, alteration, renovation or upgrade of a Rig (including the purchase of the Equity Interests of any entity whose assets consist primarily of Rigs and/or other assets related thereto), so long as, solely for purposes of this clause (y), (i) at the time of incurrence, the Borrower is in Pro Forma Compliance immediately after giving effect to such Indebtedness and related Liens, (ii) the amount of such Indebtedness shall not exceed 85% of the cost to acquire, construct, alter, renovate or upgrade such Rig for which such Indebtedness is being incurred, (iii) the primary obligor of any such Indebtedness and the direct owner of such Rig must be either (A) a direct or indirect, Wholly-Owned Subsidiary of Holdco 4, Holdco 5 or Holdco 6 or (B) a direct or indirect Local Content Entity with a Qualified Local Partner, (iv) neither Holdco 4, Holdco 5, or Holdco 6 nor any Subsidiary thereof that directly or indirectly owns any Rig other than such Rig for which such Indebtedness is being incurred may Guaranty, or provide any collateral to support, such Indebtedness, (v) no Default or Event of Default then exists or would be caused thereby, (vi) such Indebtedness is incurred prior to or within 365 days after such acquisition or the later of such construction, alteration, renovation or upgrade or the date of commercial operation of the Rig constructed, altered, renovated or upgraded, and (vii) such Indebtedness is secured only by the Rig acquired, constructed, altered, renovated or upgraded with the proceeds of such Indebtedness, and related contracts, intangibles and other assets that are incidental thereto (including accessions and improvements thereto and replacements thereof)  (Indebtedness described in this clause (i), “Permitted Rig Debt”);

(j)       (x) secured Indebtedness (not otherwise permitted under any other clause of this Section 6.12) in an aggregate principal amount outstanding for all Subsidiaries not exceeding at the time of incurrence thereof (together with all such other secured Indebtedness outstanding pursuant to this clause (j)(x) at such time) the Incremental Secured Debt Amount and (y) unsecured Indebtedness (not otherwise permitted under any other clause of this Section 6.12) in an aggregate principal amount outstanding for all Subsidiaries not exceeding at the time of incurrence thereof (together with all such other unsecured Indebtedness outstanding pursuant to this clause (j)(y) at such time) $50,000,000; provided that any such Indebtedness incurred pursuant to this clause (j) shall have no recourse to (i) Holdco 1, Holdco 2, Holdco 3, Holdco 4, Holdco 5 or Holdco 6, (ii) any Guarantor that is a Collateral Rig Owner or an Additional Guarantor or (iii) the respective assets of any of the foregoing; and

(k)       extensions, renewals or replacements of Indebtedness permitted by clauses (b) through (j) of this Section 6.12 that do not (i) increase the amount of such Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay make-whole or prepayment premiums, fees and expenses reasonably incurred in connection with such extension, refinancing, renewal or replacement; (ii) with respect to any Indebtedness being extended, refinanced, renewed or replaced which has an originally scheduled maturity date after the Maturity Date, provide for a scheduled maturity date that is prior to the date that is 91 days after the Maturity Date; or (iii) add as an obligor or guarantor (x) any Subsidiary that directly owns any Collateral Rig or (y) Holdco 4, Holdco 5, Holdco 6, or any of their respective direct or indirect Subsidiaries, in each case if such Person was not an obligor or guarantor under the original Indebtedness being extended, refinanced, renewed or replaced; provided that to the extent any such

Indebtedness had utilized a limited basket prior to such extension, renewal or replacement, such Indebtedness shall continue to be debited against such basket following such extension, renewal or replacement.

Section 6.13       Use of Property and Facilities; Environmental Laws.  Each of the Borrower, Holdings, and the other Members of the Consolidated Group shall comply with all Environmental Laws applicable to or affecting the properties or business operations of the Borrower, Holdings, or any other Member of the Consolidated Group, where the failure to comply could reasonably be expected to have a Material Adverse Effect.

Section 6.14      Transactions with Affiliates.  Except as otherwise specifically permitted herein, the Borrower, Holdings, and the other Members of the Consolidated Group shall not (except pursuant to contracts and agreements outstanding as of (i) with respect to the Borrower and Holdings, the Effective Date, or (ii) with respect to any other Member of the Consolidated Group, the Effective Date or, if later, the date such Person first became a Member of the Consolidated Group, including, without limitation, any Plans or related trusts), enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Affiliate (other than the Borrower, Holdings, or any other Member of the Consolidated Group), including without limitation, the purchase from, sale to or exchange of property with, any merger, consolidation or amalgamation with or into, or the rendering of any service by or for, any Affiliate (other than the Borrower, Holdings, or any other Member of the Consolidated Group), unless such transaction or arrangement or series of related transactions or arrangements are in the ordinary course of business and, taken as a whole, are no less favorable to the Borrower, Holdings, or such other Member of the Consolidated Group than would be obtained in an arms’ length transaction with a Person not an Affiliate (other than the Borrower, Holdings, or any other Member of the Consolidated Group).  Notwithstanding the foregoing, the following transactions and arrangements will not be prohibited by the provisions of this covenant: (a) the declaration or making of any lawful dividend or distribution; (b) investments in and other transactions with Affiliates that are joint ventures whose operations are managed or controlled by a Member of the Consolidated Group, where such investments or other transactions are made or effected on customary terms pursuant to the requirements of the business of the Consolidated Group and applicable law; (c) transactions permitted by Section 6.25; (d) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by this Agreement, provided that such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Consolidated Group than the transaction or transactions being amended, extended, replaced or modified; and (e) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by this Agreement, provided that such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Consolidated Group than the transaction or transactions being amended, extended, replaced or modified.

Section 6.15      Sale and Leaseback Transactions.  Neither the Borrower nor Holdings will, or will permit any of its Subsidiaries to, enter into, assume, or suffer to exist any Sale-Leaseback Transaction, except any such transaction that may be entered into, assumed or suffered to exist (other than by a Subsidiary Guarantor) without violating any other provision of this Agreement, including without limitation, Sections 6.11, 6.12 and 6.20.

Section 6.16       Compliance with Laws; Policies and Procedures.

(a)       Without limiting any of the other covenants in this Article 6, the Borrower, Holdings, and the other Members of the Consolidated Group shall (i) conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that this Section 6.16 shall not require the Borrower, Holdings, or any other Member of the Consolidated Group to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, (ii) comply in all material respects with all obligations it might have under the Patriot Act and with Anti-Corruption Laws and all Sanctions applicable to any Member of the Consolidated Group, (iii) comply in all material respects with all laws and regulations applicable to the Collateral Rigs and the ownership, employment, operation, management and registration of the Collateral Rig, including the applicable ISM Code and ISPS Code and the laws of the applicable Flag Jurisdiction, and (iv) not employ the Collateral Rigs, nor allow their employment, operation or management, in any manner contrary in any material respect to any applicable law or regulation, including, but not limited to the applicable ISM Code and ISPS Code.

(b)       The Borrower and Holdings shall maintain in effect and enforce policies and procedures intended to ensure compliance by the Borrower, Holdings and all other Members of the Consolidated Group and their respective officers, directors, employees and agents with Anti-Corruption Laws and Sanctions.

Section 6.17       Collateral Rig Classifications; Operation of Collateral Rigs.

(a)       The Borrower and Holdings will cause each Collateral Rig Owner or Collateral Rig Operator to keep such Collateral Rig in a good and sufficient state of repair (ordinary wear and tear and loss or damage by casualty or condemnation excepted) so as to ensure that such Collateral Rig is classified by an Acceptable Classification Society, at minimum at the same standard of classification as is applicable for Rigs of comparable age and type, free of any overdue conditions or recommendations affecting the classification of such Collateral Rig; provided that temporary lapses of such classification as may from time to time arise as a result of the normal operation of such Collateral Rig shall not be deemed to be a breach of this Section 6.17 so long as the Borrower or applicable Collateral Rig Owner or Collateral Rig Operator or another Member of the Consolidated Group is using commercially reasonable efforts to remedy such lapses.

(b)       The Borrower and Holdings will cause each Collateral Rig Owner or Collateral Rig Operator to (i) make or cause to be made all repairs to or replacement of any damaged, worn or lost parts or equipment such that the value of such Collateral Rig will not be materially impaired and (ii) except as otherwise contemplated by this Agreement or the applicable Mortgage, not remove any material part of, or item of, equipment owned by the Loan Parties installed on such Collateral Rig except in the ordinary course of the operation and maintenance of such Collateral Rig or unless (x) the part or item so removed is forthwith replaced by a suitable part or item which is in similar condition as or better condition than the part or item removed, is free from any Lien (other than Permitted Collateral Liens) in favor of any Person other than the Administrative Agent and/or the Collateral Agent and becomes, upon installation on such Collateral Rig, the property of the Loan Parties and subject to the security constituted by the Mortgage or (y) the removal will not materially diminish the value of such Collateral Rig.

(c)       The Borrower and Holdings will cause each Collateral Rig Owner or Collateral Rig Operator in accordance herewith to promptly pay and discharge all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever in respect of a Collateral Rig which have given or may give rise to maritime or possessory Liens (other than Permitted Collateral Liens) on, or claims enforceable against, such Collateral Rig other than any of the foregoing being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Collateral Rig pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if reasonably possible, the release of such Collateral Rig from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require.

(d)       The Borrower and Holdings will cause each Collateral Rig Owner or Collateral Rig Operator to maintain, or cause to be maintained by the charterer or lessee of any Collateral Rig, a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable legal requirements for such Collateral Rig and such other similar certificates as may be required in the course of the operations of any such Collateral Rig pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable legal requirements.

(e)       To the extent applicable, the Borrower and Holdings will cause each Collateral Rig Owner or Collateral Rig Operator to ensure that Collateral Rigs are subject to a safety management system which complies with the ISM Code and the ISPS Code, and such system may be established or implemented for any Collateral Rig pursuant to an agreement that provides the applicable Collateral Rig Owner or the operator of applicable Collateral Rig the use of the applicable safety management systems of Holdings or an Affiliate of Holdings.

Section 6.18      Conduct of Business of Holdco 1, Holdco 2 and Holdco 3.  Holdings will not permit Holdco 1, Holdco 2 or Holdco 3 to (a) conduct, transact or otherwise engage in any material business or operations other than (i) obtaining money or arranging financing for Holdings, the Borrower or other Members of the Consolidated Group (but not, for the avoidance of doubt, making any intercompany loan or advance in connection therewith), (ii) ownership of the Equity Interests of Holdco 4, Holdco 5 and Holdco 6, respectively, (iii) receipt of guarantee fees as Holdings, the Borrower or any other Member of the Consolidated Group in their reasonable discretion determines are required for tax purposes and (iv) actions that are reasonably related or incidental to the foregoing, or (b) own, lease, manage or otherwise operate any operating properties or assets.

Section 6.19      Operation of Collateral Rigs. The Borrower will not, and Holdings will not permit any of its Subsidiaries to, engage in the following undertakings:

(a)       without giving prior written notice thereof to the Administrative Agent, change the registered owner, name or official number, as the case may be, of any Collateral Rig;

(b)       without the prior consent of the Administrative Agent (such consent not to be unreasonably withheld), change the registered flag registry (except in connection with a Flag Jurisdiction Transfer, for which no consent will be required) or classification society of any Collateral Rig to a classification society that is not an Acceptable Classification Society; or

(c)       permit any of its Subsidiaries to allow any of the Collateral Rigs to be operated by any Person other than Holdco 4, Holdco 5, Holdco 6 or any Subsidiary thereof, except when necessary or required to be operated by a Local Content Entity pursuant to local law or for local content purposes.

Section 6.20       Indebtedness to Total Tangible Capitalization Ratio.  The Consolidated Group will maintain, as of the end of each fiscal quarter of Holdings, a ratio of Consolidated Indebtedness as at the end of such fiscal quarter to Total Tangible Capitalization as at the end of such fiscal quarter of no greater than 0.60:1.00.

Section 6.21     Minimum Liquidity.  The Borrower shall not permit Available Liquidity to be less than $500,000,000 at any time.

Section 6.22      Guarantee Coverage Ratio.  As of the end of each fiscal quarter of Holdings, the Borrower shall not permit the ratio of (a) the Rig Value of all Marketed Rigs directly wholly owned by a Loan Party (other than Holdings and the Borrower) and not subject to any Lien other than Permitted Collateral Liens as of such date, to (b) the sum of (i) the Revolving Credit Commitments Amount and (ii) the principal amount of any other Indebtedness for borrowed money of any Loan Party (other than Holdings and the Borrower) (other than permitted intercompany Indebtedness), as of such date, to be less than 3.00 to 1.00 (the “Guarantee Coverage Ratio”).

Section 6.23       Collateral Coverage Ratio.  As of the end of each fiscal quarter of Holdings, the Borrower shall not permit the ratio of (a) Collateral Rig Value as of such date to (b) the Revolving Credit Commitments Amount as of such date, to be less than 1.75 to 1.00 (the “Collateral Coverage Ratio”).

Section 6.24      Collateral Rig Dispositions.  The Borrower and Holdings will not and will not permit any Loan Party to sell, transfer, lease or otherwise dispose of (other than transfers or dispositions as a result of an Event of Loss, and it being understood that demise, bareboat, time, voyage, other charter, lease or right to use of a Collateral Rig, in each case in the ordinary course of business, is not a lease, transfer or disposition):

(a)       any Additional Rig, other than (i) such a sale, transfer, lease or other disposition so long as the Borrower is otherwise in Pro Forma Compliance immediately before and after giving effect to such sale, transfer, lease or disposition, or (ii) a sale, transfer, lease, or other disposition to any Subsidiary or Local Content Entity of Holdco 4, Holdco 5, or Holdco 6, so long as, at or prior to such sale, transfer, lease or disposition, the Collateral Rig Requirements are satisfied in respect of such Subsidiary or Local Content Entity and the Additional Rig subject to such transaction; or

(b)       any Specified Rig, other than to a Subsidiary or Local Content Entity of Holdco 4, Holdco 5, or Holdco 6, provided that at or prior to such sale, transfer, lease or disposition, (i) the Collateral Rig Requirements are satisfied in respect of such Subsidiary or Local Content Entity and the Specified Rig subject to such transaction and (ii) the Borrower is otherwise in Pro Forma Compliance immediately before and after giving effect to such sale, transfer, lease or disposition.

Section 6.25       Restricted Payments.  Holdings shall not make any Restricted Payment other than:

(a)       any Restricted Payments if, at the time of and immediately after giving effect to such Restricted Payment, (i) there are no Revolving Obligations (other than in respect of any undrawn Performance Letters of Credit) outstanding, (ii) the Borrower is in Pro Forma Compliance, (iii) the Minimum Liquidity Ratio would not be less than 1.25 to 1.00, and (iv) no Default or Event of Default exists or would result therefrom;

(b)       Restricted Payments in an amount equal to the net cash proceeds received from the issuance of new shares of its Equity Interests (other than Disqualified Capital Stock); provided that such issuance of Equity Interests occurs substantially concurrently with such Restricted Payment (with an issuance being deemed substantially concurrent if such Restricted Payment occurs not more than 90 days after such issuance);

(c)       any Restricted Payment made or paid within 60 days after the date of declaration or giving of the redemption notice, as the case may be, thereof, if at such date of declaration or notice such Restricted Payment would have complied with the other clauses of this Section 6.25;

(d)       (i) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof, (ii)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings held by any current or former employee or director of Holdings (or any Member of the Consolidated Group) pursuant to the terms of any employee equity subscription agreement, stock option agreement, restricted stock or similar agreement entered into in the ordinary course of business, and (iii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon conversion or exchange of securities convertible into or exchangeable for Equity Interests of Holdings;

(e)       Restricted Payments in an aggregate amount (together with all such other Restricted Payments made pursuant to this clause (e)) not to exceed $37,500,000 if, at the time of and immediately after giving effect to any such Restricted Payment, (i) the Borrower is in Pro Forma Compliance and (ii) no Default or Event of Default exists or would result therefrom.

Section 6.26       Debt Redemptions.  Neither the Borrower nor Holdings will, or will permit any of its Subsidiaries to, optionally or voluntarily Redeem (whether in whole or in part) any Indebtedness (other than Indebtedness owed among the Loan Parties) which currently has or originally had a scheduled final maturity date after the Maturity Date, unless:

(a)       if there are no Revolving Obligations (other than in respect of any undrawn Performance Letters of Credit) outstanding both immediately before and immediately after giving effect to such Redemption, (i) the Borrower is in Pro Forma Compliance and (ii) no Default or Event of Default exists or would result therefrom;

(b)       if there are or would be Revolving Obligations (other than in respect of any undrawn Performance Letters of Credit) outstanding either immediately before or immediately after giving effect to such Redemption, (i) such Redemption is fully funded with cash in an amount equal to the net cash proceeds from a substantially concurrent (but in any event, within 90 days before such Redemption), unsecured capital markets transaction (including equity transactions) with, if applicable, a maturity date later than 91 days after the Maturity Date, (ii) to the extent there are Revolving Obligations outstanding in excess of the CNTA Threshold, such excess of Revolving Obligations are repaid in full prior to or concurrently with such Redemption, (iii) the Borrower is in Pro Forma Compliance, and (iv) no Default or Event of Default exists or would result therefrom;

(c)       any such Indebtedness shall be Redeemed by converting or exchanging such Indebtedness into Equity Interests of Holdings (other than Equity Interests constituting Disqualified Capital Stock) or any other Equity Interests or securities which are converted into, exchanged for, or redeemed with, Equity Interests of Holdings (other than Equity Interests constituting Disqualified Capital Stock) substantially simultaneously therewith; or

(d)       any such Indebtedness is Redeemed in exchange for, or as part of, an extension, refinancing, renewal, or replacement of such Indebtedness that is permitted by clauses (a) or (k) of Section 6.12.

Section 6.27       Further Assurances; Additional Collateral Rigs and Rig Exchanges; Additional Loan Parties.

(a)       Further Assurances.  The Borrower and Holdings will, and will cause the other Transaction Parties to, make, execute and deliver all such additional and further acts, deeds, certificates, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing, effectuating and ensuring compliance with the provisions of this Agreement and the other Credit Documents, or of renewing the rights of the Lenders and the Issuing Banks with respect to the Collateral as to which the Administrative Agent and/or the

Collateral Agent, for the ratable benefit of the Lenders and the Issuing Banks, has or is intended to have a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Credit Documents.  Holdings and the Borrower, on behalf of each Transaction Party that grants Collateral pursuant to the Collateral Documents, hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the Uniform Commercial Code (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of such Transaction Party, as applicable, where permitted by law; provided, however, that the Collateral Agent shall not be responsible for preparing, executing or filing any financing or continuation statements or any amendments thereto.  The Collateral Agent will promptly send the Borrower a copy of any financing or continuation statements which it may (but shall not be obligated to) file without the signature of the relevant Transaction Party and the filing or recordation information with respect thereto.

(b)       Additional Collateral Rigs; Rig Exchanges.

(i)          Within 30 days (or such longer period of time permitted by the Administrative Agent in its sole discretion) (the “Collateral Coverage Ratio Cure Period”) after the earlier of (x) the deadline for delivering a Compliance Certificate pursuant to Section 6.6(b) with respect to any fiscal quarter that, if such Compliance Certificate is delivered by such deadline, shows or, if not delivered by such deadline for such fiscal quarter, could reasonably be expected to show, non-compliance with the Collateral Coverage Ratio and (y) the first date in any particular fiscal quarter a responsible officer of the Borrower or Holdings has knowledge that the Borrower will not be in compliance with the Collateral Coverage Ratio for such particular fiscal quarter or a prior fiscal quarter for which the Compliance Certificate has not been delivered in accordance with Section 6.6(b), the Borrower shall (A) cause Acceptable Rigs that are not currently Collateral Rigs to become Collateral Rigs to the extent necessary to comply with the Collateral Coverage Ratio for such fiscal quarter, and shall comply with the Collateral Rig Requirements with respect to each such Acceptable Rig and deliver an updated Compliance Certificate reflecting such additional Collateral Rigs, (B) permanently reduce the Commitments in order to become compliant with the Collateral Coverage Ratio, or (C) perform a combination of the actions set forth in the immediately preceding clauses (A) and (B).  For the avoidance of doubt, notwithstanding anything to the contrary contained herein, failure to comply with the Collateral Coverage Ratio at the end of any fiscal quarter shall not constitute a Default or Event of Default so long as the Borrower shall have taken the actions specified in the preceding sentence prior to the expiration of the Collateral Coverage Ratio Cure Period.

(ii)         The Borrower shall, (i) prior to or concurrently with the consummation of any sale or other consensual disposition of any Collateral Rig, and (ii) within 30 days (or such longer period of time permitted by the Administrative Agent in its sole discretion) after the occurrence of an Event of Loss of any Collateral Rig, in each case solely to the extent the Borrower will not be or is not, as applicable, in compliance with the Collateral Coverage Ratio immediately after giving effect to such sale, consensual disposition or Event of Loss, (A) complete a Rig Exchange so that the Borrower becomes compliant with the Collateral Coverage Ratio immediately after giving effect to such sale, consensual disposition or Event of Loss, (B) permanently reduce Commitments in order to become compliant with the Collateral Coverage Ratio or (C) perform a combination of the actions set forth in the immediately preceding clauses (A) and (B).

(iii)       In addition, upon 30 days’ (or such shorter period of time permitted by the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent, the Borrower shall be permitted to complete a Rig Exchange or elect to add any Acceptable Rig as a Collateral Rig, so long as it satisfies the Collateral Rig Requirements with respect to such Acceptable Rig.

(c)       Additional Guarantors.  Within 30 days (or such longer period of time permitted by the Administrative Agent in its sole discretion) (the “Guarantee Ratio Cure Period”) after the earlier of (x) the deadline for delivering a Compliance Certificate pursuant to Section 6.6(b) with respect to any fiscal quarter that, if such Compliance Certificate is delivered by such deadline, shows or, if not delivered by such deadline for such fiscal quarter, could reasonably be expected to show, non-compliance with the Guarantee Coverage Ratio and (y) the first date in any fiscal quarter when a responsible officer of the Borrower or Holdings has knowledge that the Borrower will not be in compliance with the Guarantee Coverage Ratio for such particular fiscal quarter or any prior fiscal quarter for which the Compliance Certificate has not been delivered, the Borrower shall (A) cause one or more of its Subsidiaries or Local Content Entities to execute and deliver to the Administrative Agent a Guaranty Supplement together with the other New Guarantor Documentation with respect to such Subsidiary or Subsidiaries or Local Content Entity(ies) entering into the Subsidiary Guaranty Agreement, as applicable, to become compliant with the Guarantee Coverage Ratio and deliver an updated Compliance Certificate reflecting such additional Guarantors, (B) permanently reduce Commitments in order to become compliant with the Guarantee Coverage Ratio, (C) perform a combination of the actions set forth in the immediately preceding clauses (A) and (B), and/or (D) take such other action (including, without limitation, the reactivation of any cold stacked Rig directly wholly owned by a Loan Party) (and shall deliver an updated Compliance Certificate reflecting such action) as shall be sufficient to cause the Borrower to be in compliance with the Guarantee Coverage Ratio as of the end of the Guarantee Ratio Cure Period.  For the avoidance of doubt, notwithstanding anything to the contrary contained herein, failure to comply with the Guarantee Coverage Ratio at the end of any fiscal quarter shall not constitute a Default or Event of Default so long as the Borrower shall have taken the actions specified in the preceding sentence prior to the expiration of the Collateral Coverage Ratio Cure Period.

(d)       Transfer of Equity Interests in Collateral Rig Owners. The Borrower and Holdings will ensure that, in connection with any (x) sale, transfer, lease or other disposition of any Equity Interest in a Collateral Rig Owner by an Equity Owner, (y) merger, consolidation, amalgamation of an Equity Owner with any other Person or implementation of a scheme of arrangement with respect to an Equity Owner and (z) dissolution or winding up of any Equity Owner, or liquidation of its assets, any transferee or successor of any Equity Owner (the “Transferee of Equity Interest”) with respect to any Equity Interest in a Collateral Rig Owner shall comply with the requirements set forth in clauses (v) and, to the extent applicable to the Transferee of Equity Interest, clauses (viii) and (xii) of the definition of “Collateral Rig Requirements”.

(e)       Appointment of Collateral Rig Operators. The Borrower and Holdings will ensure that, in connection with (x) any Person becoming the Collateral Rig Operator with respect to a Collateral Rig, or (y) to the extent not already completed, any Collateral Rig Operator with respect to a Collateral Rig becoming a party to a Drilling Contract as to such Collateral Rig, such Person shall, in each case, comply with the requirements set forth in clauses (vi), (vii), (viii), (xi)(C) and (xii) of the definition of “Collateral Rig Requirements” as to such Collateral Rig within 30 days (or such longer period of time to which the Administrative Agent may reasonably agree), provided that if such Collateral Rig Operator is not party to a Drilling Contract as to such Collateral Rig with an expected remaining term (taking into account any reasonably likely extension thereof) of at least six (6) months, such Collateral Rig Operator shall not be required to comply with such clauses (vi), (vii), (viii), (xi)(C) and (xii) of the definition of “Collateral Rig Requirements” as to such Collateral Rig.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, any requirement to comply with the Collateral Rig Requirements with respect to any such Collateral Rig Operator will be satisfied at any time so long as the Borrower, Holdings and such Collateral Rig Operator are in compliance with this Section 6.27(e).

Section 6.28      Foreign Exchange Approvals.  The Borrower shall not fail to make any payment due under the Credit Documents as a result of the failure to maintain at all times any necessary foreign exchange approvals or to comply with foreign exchange rules as required in order to make such payments when due.

Section 6.29       85% Guaranty Requirement.  The Borrower shall ensure that at all times, (a) the revenue attributable to assets directly or indirectly owned by Holdco 4, Holdco 5, and Holdco 6 do not comprise less than 85% of the revenue of the Consolidated Group with respect to the most recently completed fiscal year and (b) the combined book value of Rigs, whether in use, idle, or otherwise, directly or indirectly owned by Holdco 4, Holdco 5, and Holdco 6, do not comprise less than 85% of the combined book value of all Rigs of the Consolidated Group with respect to the most recently completed fiscal year (the “85% Guaranty Requirement”).

Section 6.30      Distributions by Subsidiary Guarantors.  After the occurrence and during the continuance of an Event of Default, the Borrower shall ensure that no Subsidiary Guarantor (other than Holdco 4, Holdco 5 and Holdco 6) shall make any Restricted Payments.

Section 6.31      Deposits into the Bareboat Charter Accounts. The Borrower and Holdings will ensure that each Collateral Rig Owner shall at all times deposit any earnings, hires, freights, income and other sums payable to the Collateral Rig Owner under any bareboat charterparty with a Collateral Rig Operator in respect of any Collateral Rig to the Bareboat Charter Account.

Section 6.32      Post-Closing. As promptly as possible, but in any event no later than thirty (30) days after the Effective Date (or such longer period as may agreed to by the Administrative Agent in its reasonable discretion), the Borrower shall deliver or cause to be delivered to the Administrative Agent the Intercompany Subordination Agreement.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, within thirty (30) days after the Effective Date no Default shall occur or be continuing as a result of a failure of the Borrower to deliver the Intercompany Subordination Agreement or a failure of any Member of the Consolidated Group to be a party thereto.

ARTICLE 7  EVENTS OF DEFAULT AND REMEDIES.

Section 7.1         Events of Default.  Any one or more of the following shall constitute an Event of Default:

(a)       default by the Borrower or a Guarantor in the payment of (i) any principal amount of any Revolving Loan when due, or (ii) any Reimbursement Obligation or interest due in respect of the principal amount of any Revolving Loan or any fees or other amounts payable hereunder within three (3) Business Days following the date when due;

(b)       default in the observance or performance of any covenant set forth in Sections 6.1 (solely as to the existence of the Borrower), 6.6(d)(i), 6.9(a) and (b), 6.10, 6.11, 6.12, 6.14, 6.15, 6.18 – 6.26 (subject to the Guarantee Coverage Ratio Cure Period and the Collateral Coverage Ratio Cure Period),   6.30 and 6.32;

(c)       default by the Borrower, Holdings, or any other Transaction Party in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after the earlier of (A) written notice thereof to the Borrower by the Administrative Agent and (B) a responsible officer of any Loan Party having obtained actual knowledge thereof;

(d)       any representation or warranty made or deemed made herein, in any other Credit Document, or in any certificates delivered pursuant to Section 6.6(b), by the Borrower, Holdings, or any other Transaction Party proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e)       (x) the Borrower, Holdings, any Guarantor and/or any other Members of the Consolidated Group shall have failed to make any principal payments due in respect of any Material Indebtedness at maturity (beyond any applicable grace periods), (y) any Material Indebtedness shall be declared to be, or otherwise become, due and payable prior to the stated maturity thereof, or be required to be prepaid, redeemed or repurchased prior to such stated maturity, as a result of any default in respect of such Material Indebtedness, or (z) the Borrower, Holdings, any Guarantor and/or any other Members of the Consolidated Group shall default in the observance or performance of any agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Material Indebtedness to become due or be required to be prepaid, redeemed or repurchased prior to its stated maturity; provided that it shall not be an Event of Default under this clause (e) if a waiver of any of the defaults described in the preceding clauses (x) through (z) has been obtained; provided, further, that this clause (e) shall not apply to any default or acceleration or any other adverse consequence that arises as a result of the GMI Litigation (other than a payment default that (I) has not been vacated, paid, or otherwise discharged, and (II) is not (A) stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution and (B) bonded as required in connection with such appeal or stay);

(f)       the Borrower, Holdings, any other Transaction Party or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)‑(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 7.1(f);

(g)       a custodian, receiver, trustee, liquidator or similar official is appointed for the Borrower, Holdings, any other Transaction Party or any Significant Subsidiary, or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 7.1(f)(v) is instituted against the Borrower, Holdings, any other Transaction Party or any Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

(h)       the Borrower, Holdings, any Guarantor or any other Members of the Consolidated Group fail within thirty (30) days with respect to any judgments or court orders that are rendered in the United States or sixty (60) days with respect to any judgments or court orders that are rendered in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of the Dollar Equivalent of $125,000,000 (or $50,000,000 with regard to the Subsidiary Guarantors) in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

(i)       (x) the Borrower, Holdings, any Guarantor or any other Member of the Consolidated Group fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA or to a Foreign Plan that is a defined benefit retirement plan under comparable foreign laws; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Borrower, Holdings, or any other Members of the Consolidated Group in excess of the Dollar Equivalent of $125,000,000 (a “Material Plan”) is filed under Title IV of ERISA or under comparable foreign laws with respect to a Foreign Plan that is a defined benefit retirement plan; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against the Borrower, Holdings, or other Members of the Consolidated Group to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities to the Borrower, Holdings or any other Member of the Consolidated Group in excess of the Dollar Equivalent of $125,000,000;

(j)       (i) any Person or group of persons acting in concert (as such terms are used in Rule 13d-5 under the Securities and Exchange Act) acquires shares representing 50% or more of voting power of Holdings’ registered shares, (ii) Holdings fails to own, directly or indirectly, all of the issued and outstanding voting Equity Interests of the Borrower and each Guarantor (other than a Local Content Entity Guarantor) except as part of a Redomestication Transaction expressly permitted pursuant to Section 6.10 or (iii) Holdings fails to own, directly or indirectly, all of the issued and outstanding voting Equity Interests of a Local Content Entity Guarantor (other than Equity Interests owned by a third Person to the extent required or necessary under local law to own such Equity Interests in the Local Content Entity as a condition for the ownership or operation of such Rig in such jurisdiction);

(k)       (i) any Credit Document ceases to be in full force and effect (other than as expressly permitted hereunder or thereunder by reason of a release of Collateral or a Guaranty in accordance with the terms hereof or thereof), (ii) any Credit Document shall be declared null and void, (iii) any Transaction Party shall repudiate in writing its obligations under any Credit Document to which it is party, (iv) any Transaction Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is party, (v) any party to an Intercompany Subordination Agreement shall contest the validity or enforceability of such Intercompany Subordination Agreement or the subordination of any Loan Party’s obligations thereby in writing, or (vi) the Collateral Agent shall not have or shall cease to have, or any Transaction Party shall assert in writing that the Collateral Agent shall not have or shall cease to have, a valid and perfected Lien in any Collateral Rig or any other material portion of the Collateral purported to be covered by the

Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent to take any action within its control; or

(l)       a material breach of Section 6.5(b) – (g) by a Collateral Rig Owner (or any other Member of the Consolidated Group maintaining insurances that cover a Collateral Rig).

Section 7.2        Non‑Bankruptcy Defaults.  When any Event of Default (other than those described in subsections (f) or (g) of Section 7.1 with respect to the Borrower, Holdings or any other Transaction Party) has occurred and is continuing, the Administrative Agent shall, by notice to the Borrower: (a) if so directed by the Required Lenders, or may with the consent of the Required Lenders, terminate the remaining Commitments to the Borrower hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, or may with the consent of the Required Lenders, declare the principal of and the accrued interest on all outstanding Revolving Loans to be forthwith due and payable and thereupon all outstanding Revolving Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower and Holdings; and (c) if so directed by the Required Lenders, or may with the consent of the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 7.4) in cash the full amount then available for drawing under each outstanding Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders, the Issuing Banks and the Administrative Agent would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders and the Issuing Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.  The Administrative Agent, after giving notice to the Borrower pursuant to this Section 7.2, shall also promptly send a copy of such notice to the other Lenders and the Issuing Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3         Bankruptcy Defaults.  When any Event of Default described in subsections (f) or (g) of Section 7.1 has occurred and is continuing with respect to the Borrower, Holdings or any other Loan Party, then all outstanding Revolving Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower; and all obligations of the Lenders and the Issuing Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 7.4) in cash the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging that the Lenders, the Issuing Banks, and the Administrative Agent would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, the Issuing Banks, and the Administrative Agent shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.

Section 7.4         Cash Collateral.

(a)       If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 7.2 or 7.3, or if Cash Collateral is required to be provided by the Borrower pursuant to Section 2.14 or Section 6.9(d), the Borrower shall forthwith pay in cash the amount required to be so prepaid or provided, to be held by the Collateral Agent, as provided in Section 7.4(b).  The Borrower hereby grants to the Collateral Agent for the benefit of the Issuing Banks, the Lenders, the Administrative Agent and the Collateral Agent, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the L/C Obligations and other Collateralized Obligations, to be applied pursuant to Section 7.4(b).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the amount required hereunder, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)       All amounts prepaid or provided pursuant to Section 7.4(a) shall be held by the Collateral Agent, in a separate collateral account or accounts (each such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing, being collectively called a  “Collateral Account”) as security for, and for application to, the reimbursement of any drawing under any Letter of Credit then or thereafter paid by any Issuing Bank, and, with respect to other amounts prepaid as required under Section 7.2 or 7.3, to the payment of the unpaid balance of any Revolving Loans and all other due and unpaid Obligations (collectively, the “Collateralized Obligations”).  Each Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Collateral Agent, for the benefit of the Issuing Banks, the Administrative Agent, and the Lenders, as pledgee hereunder.  The Collateral Agent is authorized to establish and maintain each Collateral Account as shall be required to hold the applicable Alternative Currency in which such amounts may be deposited as Cash Collateral pursuant to the terms hereof.  Any Collateral Account pursuant to which currency other than U.S. Dollars is deposited shall be held by the Collateral Agent as banker and not as trustee or fiduciary and as a result such money will not be held as client money in accordance with applicable law.  If and when instructed in writing by the Borrower (which may be in the form of a standing instruction), the Collateral Agent shall invest and reinvest funds in U.S. Dollars held in any Collateral Account from time to time in Cash Equivalents specified from time to time by the Borrower (and shall not be required to invest funds in any foreign currency held in any Collateral Account),  provided that (i) interest earned on such investments shall accumulate as part of the Cash Collateral and be retained in such Collateral Account, (ii) other than interest earned on such investments, such Cash Collateral shall not otherwise bear interest, and (iii) the Borrower shall ensure that such investments have maturities, and, if necessary, are liquidated, or are disposed of, in a timely manner so that the Borrower is able to comply with its obligations under this Agreement, including ensuring that cash amounts standing to the credit of such Collateral Account are sufficient to make any payments therefrom; provided, however, that if the Borrower fails to direct the disposal or liquidation of investments when required, the Collateral Agent is irrevocably authorized and directed to liquidate any relevant investments held in such Collateral Account when and as required to make payments out of such Collateral Account for application to Collateralized Obligations due and owing from the Borrower to any Issuing Bank, the Administrative Agent, or any Lender.  In the absence of written investment instructions by the Borrower, amounts in such Collateral Account shall remain uninvested.  The Collateral Agent shall not have any obligation to invest or reinvest the funds held in such Collateral Account on any day to the extent that the Collateral Agent has not received investment instructions on or prior to 11:00 a.m. (New York time) on such day.  Such written request and direction shall provide for investments which will mature in such amounts and not later than such times as may be necessary to make a payment on the terms and conditions set forth herein; provided, such written request and direction may provide for investments of amounts that mature later than the time amounts are required to be paid from such Collateral Account, if and to the extent that, such investments permit redemption on demand without the incurrence of penalties.  All investments shall be made at the sole expense and risk of the Borrower. Any loss shall be charged to the applicable Collateral Account. In the event any such investments are so redeemed prior to the maturity thereof, the Collateral Agent shall not be liable for any loss, penalties, taxes or any other charges relating thereto. The Collateral Agent shall not be liable for the diminution in value of any investment which is made pursuant to the terms of this Agreement.  With respect to amounts prepaid by the Borrower as required under Section 7.2 or 7.3, when and if (A) (i) the Borrower shall have made payment of all

Collateralized Obligations then due and payable, and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Collateral Agent shall repay upon the written request of the Borrower to the Borrower any remaining amounts and assets held in the Collateral Account, provided that if the Collateral Account is being released pursuant to clause (A) and any Letter of Credit then remains outstanding, the Borrower, prior to or contemporaneously with such release, shall make arrangements with respect to such outstanding Letters of Credit in the manner described in the first sentence of this Section 7.4(b).  With respect to amounts provided by the Borrower pursuant to the Cash Collateralization requirements of Section 2.14, when and if the Lender or Lenders that were or became the Defaulting Lender or Lenders causing the Cash Collateralization requirements of Section 2.14 to be applicable shall cease to be a Defaulting Lender or Lenders as provided herein, then the Collateral Agent shall release and deliver such Cash Collateral amount or applicable portion thereof upon the written request of the Borrower.  In addition, if the aggregate amount on deposit with the Collateral Agent representing amounts prepaid pursuant to Section 7.2 or 7.3 exceeds the Collateralized Obligations then existing, then the Collateral Agent shall upon the written request of the Borrower release and deliver such excess amount upon the written request of the Borrower.

(c)       All interest, investment income and other amounts, if any, earned with respect to the funds in U.S. Dollars, or the investment of funds in U.S. Dollars, in each such Collateral Account shall be for the account of the Borrower and shall be reported accordingly by the Borrower to any federal, state or local Governmental Authority to the extent required by applicable law. The Collateral Agent does not have any beneficial interest in the funds held in any Collateral Account deposited hereunder but is serving as bank and securities intermediary only and having only possession thereof. The Borrower shall pay or reimburse the Collateral Agent upon request for any transfer Taxes or other Taxes (but excluding any Taxes imposed on or with respect to the Collateral Agent’s fees for performance of services hereunder), relating to the funds held in any Collateral Account, incurred in connection herewith and shall indemnify and hold harmless the Collateral Agent for any such Taxes imposed on the Collateral Agent. Any income earned on funds held in any Collateral Account holding U.S. Dollars shall be subject to any applicable reporting and withholding regulations then in force with respect to United States Taxes. The Borrower will provide the Collateral Agent with appropriate IRS Form W-9 for tax identification number certifications, or IRS Form W-8 for certifications of foreign status. It is understood that the Collateral Agent shall only be responsible for U.S. federal income Tax reporting with respect to income earned on any Collateral Account holding U.S. Dollars and shall have no tax reporting or withholding obligations with respect to any funds in any foreign currency held in any Collateral Account.

Section 7.5        Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 7.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 7.6        Expenses.  The Borrower agrees to pay to the Administrative Agent, the Collateral Agent, each Issuing Bank, and each Lender all reasonable and documented out-of-pocket expenses incurred or paid by the Administrative Agent, the Collateral Agent, such Issuing Bank, or such Lender, including reasonable attorneys’ fees and court costs, in connection with any Event of Default or the enforcement of any of the Credit Documents.

Section 7.7        Distribution and Application of Proceeds.  After the occurrence of and during the continuance of an Event of Default, any payment to the Administrative Agent, the Collateral Agent, any Issuing Bank, or any Lender hereunder or from the proceeds of the Collateral or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Borrower, the Administrative Agent, the Issuing Banks, and all Lenders):

(a)       First, pro rata, to the payment of any and all reasonable and documented out-of-pocket costs and expenses and indemnities of the Administrative Agent and the Collateral Agent, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the realization or enforcement of the Collateral or of any rights of the Administrative Agent, the Collateral Agent, the Issuing Banks, or the Lenders under this Agreement or any other Credit Document, together with any unpaid fees of the Collateral Agent;

(b)       Second, to the payment of any and all reasonable and documented out-of-pocket costs and expenses of the Issuing Banks and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders and the Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;

(c)       Third, to the payment of any due and unpaid fees to the Administrative Agent or any Lender or Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent and each Lender and Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Administrative Agent and all Lenders and Issuing Banks collectively, until all such fees have been paid in full;

(d)       Fourth, to the payment of accrued and unpaid interest on the Revolving Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders and the Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;

(e)       Fifth, to the payment of the outstanding due and payable principal amount of each of the Revolving Loans, the amount of the outstanding Reimbursement Obligations (reserving Cash Collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 7.4(a) has not previously been complied with)) and, with respect to amounts that do not constitute the proceeds of Collateral, to pay obligations owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements pro rata in the proportion in which the outstanding principal amount of such Revolving Loans, the amount of such outstanding Reimbursement Obligations owing to each Lender and Issuing Bank, together (if Section 7.4(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, and, if applicable, obligations owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements bears to the aggregate amount of all outstanding Revolving Loans, outstanding Reimbursement Obligations and (if Section 7.4(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit and, if applicable, obligations owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements.  In the event that any such Letters of Credit, or any portions thereof, expire without being drawn, any Cash Collateral therefor shall not be distributed by the Administrative Agent until the principal amount of all Revolving Loans and Reimbursement Obligations shall have been paid in full;

(f)       Sixth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender, Issuing Bank and the Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and

(g)       Seventh, to the Borrower or as the Borrower may direct.

Notwithstanding the foregoing, (i) proceeds from the exercise of remedies under the Credit Documents with respect to Collateral shall not be applied to any obligations owing under Guaranteed Hedge Agreements or Guaranteed Cash Management Agreements, (ii) amounts received from any Transaction Party shall not be applied to any Excluded Swap Obligation of such Transaction Party and (iii) obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 8  CHANGE IN CIRCUMSTANCES.

Section 8.1         Illegality.

(a)       Notwithstanding any other provisions of this Agreement or any Note, if at any time any Change in Law shall occur that makes it unlawful for any Lender to make or maintain Eurocurrency Loans or any Issuing Bank to issue, extend the expiration date of, or increase the amount of any Letter of Credit or to provide payment thereunder in any Alternative Currency, such Lender or Issuing Bank, as the case may be, shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, such Lender’s or Issuing Bank’s obligations to fund affected Eurocurrency Loans or make, continue or convert such Eurocurrency Loans under this Agreement, or to issue, extend the expiration date of, or increase the amount of any such Letters of Credit, as the case may be, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Eurocurrency Loans or issue, extend or increase such Letters of Credit.

(b)       Upon the giving of the notice to the Borrower referred to in Section 8.1(a) in respect of any such Eurocurrency Loan, the Loan Parties shall, (A) repay or, if applicable, convert to Base Rate Loans, such Lender's participation in the Eurocurrency Loans on the last day of the Interest Period for each Eurocurrency Loan occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law, regulation, ordinance or order of any governmental or judicial authority) and (B) take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

(c)       Any Lender or Issuing Bank that has given any notice pursuant to Section 8.1(a) shall, upon determining that it would no longer be unlawful for it to make such Eurocurrency Loans or issue, extend the expiration date of, or increase the amount of such Letters of Credit, give prompt written notice thereof to the Borrower and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain such Eurocurrency Loans or issue, extend or increase such Letters of Credit shall be reinstated.

Section 8.2         Unavailability of Deposits or Inability to Ascertain LIBO Rate.

(a)       If on or before the first day of any Interest Period for any Borrowing of Eurocurrency Loans (i) the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to any Change in Law or any other changes in circumstances in the applicable interbank markets since the date hereof, adequate and fair means do not exist for determining the LIBO Rate (including without limitation, the unavailability of matching deposits in the applicable currency) or (ii) such rate will not accurately reflect the cost to the Required Lenders of funding Eurocurrency Loans for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (A) the obligations of the Lenders to make, continue or convert Revolving Loans as or into such Eurocurrency Loans, or to convert Base Rate Loans into such Eurocurrency Loans, shall be suspended and (B) each Eurocurrency Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan in U.S. Dollars.

(b)       If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 10.11, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 8.2(b), only to the extent the LIBO Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any requests for the conversion of any Borrowing of Revolving Loans to, or continuation of any Borrowing of Revolving Loans as, a Eurocurrency Loans shall be ineffective, (y) if any Borrowing Request requests a Borrowing of Eurocurrency Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 8.3         Increased Costs and Reduced Return.

(a)       If any Change in Law:

(i)          subjects any Lender or Issuing Bank (or its Applicable Lending Office) or the Administrative Agent to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Revolving Loans, Letters of Credit, Commitments, or other obligations under the Credit Documents, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)         imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Eurocurrency Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (or its Applicable Lending Office) or imposes on any Lender or Issuing Bank (or its Applicable Lending Office) or on the London interbank market any other condition, cost or expense (other than Taxes) affecting its Revolving Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participation in any thereof, or its obligation to advance or maintain Revolving Loans, or to issue, extend the expiration date of, or increase the amount of Letters of Credit or participate in any thereof;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank (or its Applicable Lending Office) of advancing, continuing, converting, or maintaining any Revolving Loan, or maintaining its obligation to make any such Revolving Loan, or issuing or maintaining a Letter of Credit or participating therein (or maintaining its obligation to issue, extend the expiration date of, increase the amount of or participate in any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or its Applicable Lending Office) or the Administrative Agent in connection therewith under this Agreement or any other Credit Document, then, subject to Section 8.3(d), from time to time, within ten (10) days after receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) or the Administrative Agent pursuant to Section 8.3(d) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall be obligated to pay to such Lender, Issuing Bank or Administrative Agent such additional amount or amounts as will compensate such Lender, Issuing Bank or Administrative Agent for such increased costs or reductions suffered.

(b)       If the Administrative Agent or any Lender or Issuing Bank shall have determined that any Change in Law affecting the Administrative Agent or such Lender or Issuing Bank, or its Applicable Lending Office, regarding liquidity or capital adequacy, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital, or on the capital of any Person controlling such Lender or Issuing Bank, as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s or its controlling Person’s policies with respect to capital adequacy in effect immediately before such Change in Law or compliance) then, subject to Section 8.3(d), from time to time, within ten (10) days after its receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 8.3(d) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such reductions suffered.

(c)       If the cost to any Lender of making or maintaining any Revolving Loan to, or participating in any Letter of Credit issued for the account of or made to, the Borrower is increased (or the amount of any sum received or receivable by any Lender (or its Applicable Lending Office) is reduced) by an amount deemed by such Lender to be material, by reason of the fact that the Borrower is incorporated in, or conducts business in, a jurisdiction other than the United States of America, the Cayman Islands, or other Specified Jurisdictions, the Borrower shall, subject to Section 8.3(d), indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent).  A certificate of such Lender claiming compensation under this Section 8.3(c) and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.  Notwithstanding the foregoing, no Lender shall be entitled to compensation under this Section 8.3(c) to the extent the increased costs for which such Lender is claiming compensation have been or are being incurred at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor was entitled immediately prior to the assignment to such Lender to receive compensation with respect to such increased costs pursuant to this Section 8.3(c).  The foregoing provisions shall not apply to Taxes on payments by any Loan Party hereunder, which shall be governed solely by Section 3.3.

(d)       The Administrative Agent and each Lender and Issuing Bank that determines to seek compensation or additional interest under this Section 8.3 shall give written notice to the Borrower and, in the case of a Lender or Issuing Bank other than the Administrative Agent, the Administrative Agent, of the circumstances that entitle the Administrative Agent or such Lender or Issuing Bank to such compensation no later than one hundred eighty (180) days after the Administrative Agent or such Lender or Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder.  In any event the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 180th day preceding such written demand, except if the law, rule, order or interpretation giving rise to such request for compensation has retroactive effect, such one hundred eighty (180) day period shall be extended to include such retroactive period.  The Administrative Agent and each Lender and Issuing Bank shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, additional interest, and any payment under Section 3.3, including, without limitation, the designation of a different Applicable Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent or such Lender or Issuing Bank made in good faith, be otherwise disadvantageous to it; provided that (i) the foregoing shall not in any way affect the rights of any Lender or Issuing Bank or the obligations of the Borrower under this Section 8.3, (ii) no Lender or Issuing Bank shall be obligated to make its Eurocurrency Loans hereunder or fund any amount due in respect of a Letter of Credit at any office located in the United States of America, and (iii) the Borrower shall pay the Lender’s reasonable costs and expenses incurred in connection with any such designation of a different Applicable Lending Office.  A certificate of the Administrative Agent or any Lender or Issuing Bank, as applicable, claiming compensation or additional interest under this Section 8.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent or such Lender or Issuing Bank, as applicable, describing in reasonable detail the calculations thereof, shall be conclusive absent manifest error.  In determining such amount, such Lender or Issuing Bank may use any reasonable averaging and attribution methods.

Section 8.4         Lending Offices.  The Administrative Agent and each Lender and Issuing Bank may, at its option, elect to make or maintain its Revolving Loans and issue its Letters of Credit hereunder at its Applicable Lending Office for each Type of Revolving Loan or currency of Letter of Credit available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or affiliates made at the request of the Borrower, the Borrower shall not be responsible for the costs arising under Section 3.3 or 8.3 resulting from any such transfer to the extent not otherwise applicable to such Lender or Issuing Bank prior to such transfer.

Section 8.5         Discretion of Lender as to Manner of Funding.  Subject to the other provisions of this Agreement, each Lender and Issuing Bank shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans and Letters of Credit in any manner it sees fit.

Section 8.6        Replacement of Lender or Issuing Bank.  If (a) any Lender or Issuing Bank has demanded compensation or additional interest or given notice of its intention to demand compensation or additional interest under Section 8.3, (b) any Lender or Issuing Bank is unable to submit any form or certificate required under Section 3.3(g) or withdraws or cancels any previously submitted form with no substitution therefor, (c) any Lender or Issuing Bank gives notice of any Change in Law pursuant to Section

8.1, (d) any Lender or Issuing Bank has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties or such Lender or Issuing Bank is otherwise a Defaulting Lender, (e) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n)(1)(B), (f) any Taxes referred to in Section 3.3 or 10.3 have been levied or imposed (or the Borrower determines in good faith that there is a substantial likelihood that such Taxes will be levied or imposed) so as to require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to any Lender or Issuing Bank, or other reimbursement or indemnification of any Lender or Issuing Bank, as a result thereof, (g) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Borrower that has otherwise been approved by the Required Lenders, (h) any Lender is a Declining Lender or (i) any Issuing Bank gives notice pursuant to Section 2.12(a)(ii)(z) that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank, then and in any such event, upon request from the Borrower delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender or Issuing Bank shall assign, in accordance with the provisions of Section 10.10(a) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Borrower and (in the case of a commercial banking institution other than a Lender) reasonably satisfactory to the Administrative Agent, in consideration for the payments set forth in such Assignment Agreement and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Sections 2.11, 3.3, 8.3 and 10.13.  Notwithstanding the foregoing, a Lender or Issuing Bank shall not be required to make such assignment if (i) prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Borrower to request such assignment cease to apply, (ii) in the case of an assignment resulting from a Lender declining to consent as described in clause (g) of the preceding sentence, the applicable assignee shall not have consented to the applicable modification or waiver, (iii) in the case of an assignment resulting from a claim for payments or compensation by such Lender or Issuing Bank pursuant to Section 3.3 or 8.3, such assignment will not result in a reduction in such payments or compensation, or (iv) such assignment conflicts with applicable law.

ARTICLE 9  THE AGENTS AND ISSUING BANKS.

Section 9.1         Appointment and Authorization of Agents.

(a)       Each Lender and Issuing Bank hereby appoints (i) Citibank, N.A. as the Administrative Agent, and (ii) Citibank, N.A., acting through its Agency & Trust Division, as the Collateral Agent, under this Agreement and the other Credit Documents to which each is a party or a beneficiary, and hereby authorizes the Administrative Agent and the Collateral Agent to take such actions on each of its behalf and to exercise such rights, powers, authorities and privileges under this Agreement and the other Credit Documents as are expressly delegated to the Administrative Agent and the Collateral Agent in its capacity as such Administrative Agent and Collateral Agent by the terms hereof and thereof.  Each Lender and Issuing Bank (i) accepts the authorizations, appointments and acknowledgements and other actions taken by the Administrative Agent and Collateral Agent, on behalf of the Lenders and the Issuing Banks, in accordance with this Agreement and the other Credit Documents to which each of the Administrative Agent or the Collateral Agent, as applicable, is or is intended to be a party or a beneficiary, (ii) authorizes and directs the Administrative Agent and Collateral Agent to execute, deliver and perform each of the Credit Documents to which the Administrative Agent or the Collateral Agent is or is intended to be a party (including any amendments, supplements, accession agreements, acknowledgements or similar documents thereto or thereunder).  The provisions of this Article are solely for the benefit of the Administrative Agent and Collateral Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Transaction Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent and Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)       None of the other Lenders appointed as one of the Other Agents, nor any of the Joint Lead Arrangers, shall have any duties, responsibilities, or obligations hereunder in such capacity.

Section 9.2        Rights and Powers.  The Administrative Agent, the Collateral Agent, and the Other Agents shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, the Collateral Agent, or an Other Agent, and the Administrative Agent, the Collateral Agent, and the Other Agents and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, Holdings, or any other Members of the Consolidated Group or their Affiliates as if it were not an Administrative Agent, Collateral Agent, or an Other Agent under the Credit Documents and without any duty to account therefor to the Lenders or to the Issuing Banks.  The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes the Administrative Agent, the Collateral Agent, and the Other Agents in their respective individual capacities as a Lender.

Section 9.3         Actions by Administrative Agent and Collateral Agent.

(a)       The obligations of the Administrative Agent and the Collateral Agent under the Credit Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing (A) in the case of the Administrative Agent, by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents) and (B) in the case of the Collateral Agent, by the Administrative Agent, acting at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or other insolvency law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or other insolvency law; and

(iii)       shall not, except as expressly set forth herein and in the other Credit Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or Collateral Agent or any of its Affiliates in any capacity.

(b)       Unless and until the Required Lenders (or, if required by Section 10.11, all of the Lenders) give such direction (including, without limitation, the giving of a notice of Default as described in Section 7.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  Each of the Administrative Agent and the Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action.  The Administrative Agent and the Collateral Agent shall be entitled to assume that no Default or Event of Default, other than, in the case of the Administrative Agent, non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Borrower.  In all cases in which the Credit Documents do not require the Administrative Agent or the Collateral Agent to take specific action, the Administrative Agent and the Collateral Agent shall be fully justified in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and holders of Notes.

Section 9.4         Consultation with Experts.  Each of the Administrative Agent and the Collateral Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5         Exculpatory Provisions; Credit Decisions.

(a)       Neither the Administrative Agent nor the Collateral Agent nor any of their Related Parties shall be liable for any action taken or not taken by them in connection with the Credit Documents (i) in the case of the Administrative Agent, with the consent or at the request of the Required Lenders (or, if required by Section 10.11, all of the Lenders), or in the case of the Collateral Agent, with the consent or at the request of the Administrative Agent, acting at the direction of the Required Lenders (or, if required by Section 10.11, all of the Lenders), or (ii) in the absence of their own gross negligence, bad faith, or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.  In no event shall the Collateral Agent be liable under or in connection with this Agreement or any other Credit Document for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action.  Neither the Administrative Agent nor the Collateral Agent nor any of their Related Parties shall be responsible for or have any duty to ascertain, inquire into or verify (i) any recital, statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Borrowing; (ii) the performance or observance of any of the obligations, covenants or agreements of the Borrower or any other Member of the Consolidated Group contained herein or in any other Credit Document or the occurrence of any Default or Event of Default; (iii) the satisfaction of any condition specified in Article 4 or elsewhere herein, except receipt of items expressly required to be delivered to the Administrative Agent; (iv) the legality, validity, effectiveness, genuineness, sufficiency, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; or (v) the properties, books or records of the Borrower; and the Administrative Agent and the Collateral Agent make no representation of any kind or character with respect to any such matters mentioned in this sentence.  The Administrative Agent and the Collateral Agent may execute any of their duties under any of the Credit Documents by or through employees, agents, and attorneys‑in‑fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys‑in‑fact selected with reasonable care.  The Administrative Agent and the Collateral Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent and the Collateral Agent shall have no responsibility for confirming the contents or accuracy of any Compliance Certificate or other certificate, report or other document or instrument received by any of them under the Credit Documents (including recalculating or determining, confirming or verifying any calculation or information set forth therein).  The Administrative Agent and the Collateral Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such payee in form satisfactory to such Administrative Agent.

(b)       Each Lender acknowledges that it has independently, and without reliance on the Administrative Agent, the Collateral Agent or any other Lender, obtained such information and made such investigations and inquiries regarding the Borrower, Holdings, and the other Members of the Consolidated Group as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents.  It shall be the responsibility of each Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Borrower, Holdings, and the other Members of the Consolidated Group, and the Administrative Agent and the Collateral Agent shall have no liability whatsoever to any Lender for such matters.  The Administrative Agent and the Collateral Agent shall have no duty to disclose to the Lenders information that is not expressly required by any Credit Document to be furnished to it and the Lenders by the Borrower, Holdings, or any other Members of the Consolidated Group at such time, but is voluntarily furnished to the Administrative Agent or Collateral Agent.

(c)       Neither the Administrative Agent nor the Collateral Agent shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any Credit Document to which it is a party, or be required to take any action that is contrary to this Agreement, any other Credit Document or applicable law.

(d)       The Collateral Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Collateral Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(e)       The authorizations, rights, privileges, protections and benefits given to the Administrative Agent and the Collateral Agent are extended to, and shall be enforceable by, the Administrative Agent, and the Collateral Agent under any Credit Document to which it is a party or a beneficiary.  In the event any claim of inconsistency between this Agreement and the terms of any Credit Document arises with respect to the duties, liabilities and rights of the Administrative Agent or the Collateral Agent, the terms of this Agreement shall control.

Section 9.6        Reliance by Administrative Agent and Collateral Agent.  The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing

Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank prior to the making of such Revolving Loan or the issuance of such Letter of Credit.  Whenever reference is made in this Agreement or any Credit Document to any discretionary action by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given (including a direction given to the Collateral Agent to act under the Credit Documents) or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases that the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such written instruction, advice or concurrence of the Administrative Agent, acting at the direction of the Required Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents.  Notwithstanding anything else to the contrary herein, each of the Administrative Agent and the Collateral Agent, as applicable, may refrain from acting in accordance with any instructions or requests unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability, cost and expense that may be incurred by it by reason of taking or continuing to take any such action in compliance with the instruction or request.  The Administrative Agent shall in all cases be fully protected by the Lenders in taking any discretionary action, or in refraining from taking any discretionary action, under this Agreement and the other Credit Document in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), and such request and any discretionary action taken or failure to take discretionary action pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. The Collateral Agent shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, under this Agreement and the other Credit Document in accordance with a request of the Administrative Agent, acting at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.7        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding in respect of any Bankruptcy Event or any other judicial proceeding relative to any Transaction Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or Holdings) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal, interest and fees owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent and their respective agents and counsel) and all other amounts due the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent hereunder allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent or the

Collateral Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent or the Collateral Agent, as applicable, any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent or the Collateral Agent, as applicable, and its agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent hereunder.

Section 9.8         Collateral and Guaranty Matters.

(a)       Each Lender and each Issuing Bank authorizes and directs the Administrative Agent and/or Collateral Agent, as applicable, to enter into the Collateral Documents for the benefit of the Lenders and the Issuing Banks and hereby appoints the Collateral Agent as its mortgagee trustee to receive, hold, administer and enforce the Mortgages.  Each Lender and each Issuing Bank (including in their respective capacities as a potential Cash Management Bank and a potential Hedge Bank) hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Banks (including in their respective capacities as a potential Cash Management Bank and a potential Hedge Bank).  The Administrative Agent and/or the Collateral Agent are hereby authorized on behalf of all of the Lenders and the Issuing Banks, without the necessity of any notice to or further consent from any Lender or Issuing Bank, from time to time (i) prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect, register and record (as applicable) and maintain perfected, registered  and recorded (as applicable) the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents, (ii) to release any and all Collateral from the Liens created by the Collateral Documents and/or release any and all Guarantors from the respective obligations under the Guaranty Agreements at any time and from time to time in accordance with the provisions of the Guaranty Agreements, the Collateral Documents and clause (b) below and (iii) to execute and deliver, and take any action referred to in clause (b) below to evidence such release.

(b)       Any Lien on any Collateral granted to or held by, and any Guaranty of a Guarantor of the Obligations to, the Administrative Agent and/or the Collateral Agent under any Credit Document shall automatically be released, terminated and discharged (as used in this Section 9.8(b), “released”) without the need for any further action by any Person:

(i)         upon termination of all Commitments and payment in full of all Obligations (other than contingent obligations or liabilities for which no claim or demand for payment has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made);

(ii)        with respect to any such Lien or any such Guaranty of a Guarantor, (A) in the event that any asset constituting Collateral is, or is to be, sold, transferred or disposed of as part of, or in connection with, any transaction not prohibited hereunder or under any other Credit Document, (B) upon merger or other business combination of the Guarantor or an applicable Transaction Party in a transaction not prohibited by Section 6.1 or (C) to facilitate an assumption or new Guaranty, in accordance with Section 6.10;

(iii)       with respect to any such Guaranty by a Collateral Rig Owner, if such Guarantor ceases to be a Collateral Rig Owner (including in connection with a Rig Exchange in accordance herewith);

(iv)       with respect to any Mortgage of a Collateral Rig (including the Equity Interests of the applicable Collateral Rig Owner), in connection with a Flag Jurisdiction Transfer in accordance herewith;

(v)        with respect to any Collateral Rig and any Collateral related to such Collateral Rig (including the Equity Interests of the applicable Collateral Rig Owner), in connection with a Rig Exchange in accordance herewith;

(vi)       with respect to any Additional Rig and any Collateral related to such Additional Rig, promptly following the request of the Borrower to release such Rig from the Lien of the applicable Mortgage, if immediately after giving effect to such release, the Borrower will be in Pro Forma Compliance and no Default or Event of Default then exists or would result therefrom;

(vii)     with respect to any such Guaranty of any Guarantor other than Holdings, Holdco 4, Holdco 5, Holdco 6 and any Collateral Rig Owner (other than as provided in (vi) above), promptly following the request of the Borrower to release such Guarantor from its Guaranty, if immediately after giving effect to such release, the Borrower will be in Pro Forma Compliance and no Default or Event of Default then exists or would result therefrom;

(viii)    upon the transfer of any Equity Interests in a Collateral Rig Owner to a Person other than Holdings or a Subsidiary of Holdings to the extent it is required or necessary under local law that such Person own capital stock or other Equity Interests in such Collateral Rig Owner as a condition for the ownership or operation of such Rig in such jurisdiction;

(ix)       promptly following the request of the Borrower to release any Person (other than the Borrower or a Collateral Rig Owner) from any Assignment of Insurances and Assignment of Earnings, if such entity is no longer a Collateral Rig Operator; or

(x)        to the extent approved, authorized or ratified in writing in accordance with Section 10.11.

(c)       In the case of any release described in clause (b) above, the Administrative Agent and/or the Collateral Agent, as applicable, shall, at the Borrowers’ expense, promptly execute and deliver to the applicable Transaction Party such documents as such Transaction Party or the Borrower may reasonably request to evidence such release and take such additional actions as may from time to time be reasonably requested by the applicable Transaction Party or the Borrower to effect the foregoing.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty Agreement, pursuant to clause (b) above.

(d)       Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s or

Collateral Agent’s Lien thereon, or any certificate prepared by any Transaction Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders or the Issuing Banks for any failure to monitor or maintain any portion of such Collateral.

(e)       The Collateral Agent shall not have any power, right, authority or obligation to, and the Collateral Agent agrees that it will not use, sell, dispose of or otherwise deal with all or any part of the Collateral except as expressly provided in instructions from the Administrative Agent, and in accordance with the Credit Documents.  In the event that the Collateral Agent is required to acquire title to any Collateral for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, the Collateral Agent reserves the right, instead of taking such action, to either resign as Collateral Agent in accordance with Section 9.10 or arrange for the transfer of the title or control of the asset to a court appointed receiver.

(f)       Beyond the exercise of care consistent with that exercised when dealing with similar property for its own account, the Collateral Agent shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by such Collateral Agent in good faith (except to the extent of such Collateral Agent’s own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 9.9         Indemnity.  The Lenders shall ratably, in accordance with their Applicable Percentages, indemnify and hold the Administrative Agent, the Collateral Agent, and their Related Parties harmless from and against any liabilities, losses, costs or expenses suffered or incurred by any of them in such capacities under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower or any other Loan Party, and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified, as determined by final, non-appealable judgment by a court of competent jurisdiction.  The obligations of the Lenders under this Section 9.9 shall survive termination of this Agreement and the resignation or removal of the Administrative Agent or Collateral Agent.

Section 9.10       Resignation.

(a)       Resignation of Agents.  The Administrative Agent and the Collateral Agent may resign at any time and, solely with respect to the Administrative Agent, shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Borrower.  Upon any such resignation of the Administrative Agent or the Collateral Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), shall have the right to appoint a successor Administrative Agent or Collateral Agent, as the case may be.  If no successor Administrative Agent or Collateral Agent, as the case may be, shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation, then the retiring Administrative Agent or Collateral Agent, as the case may be, may (but shall not be required to), on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be any Lender hereunder or any commercial bank or trust company organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  If no successor Administrative Agent or Collateral Agent shall have been appointed within forty-five (45) days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may, at the expense of the Borrower, petition a court of competent jurisdiction for the appointment of a successor Administrative Agent or Collateral Agent.  Upon the acceptance of its appointment as the Administrative Agent or the Collateral Agent hereunder, such successor Administrative Agent or Collateral Agent, as the case may be, shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent or Collateral Agent, as the case may be, under the Credit Documents, and the retiring Collateral Agent  shall, upon payment of its fees and expenses hereunder, deliver all Collateral then in its possession to the successor Collateral Agent and shall, at the direction and cost of the Borrower, execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Collateral Agent with respect to any such Collateral to the successor Collateral Agent.  Whether or not a successor Administrative Agent or Collateral Agent shall have been so appointed, the resignation of the Administrative Agent or Collateral Agent shall become effective on the date specified in its notice of resignation, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations thereunder; provided, however, that until a successor Collateral Agent is so appointed by the Required Lenders, by the retiring Collateral Agent or by a court of competent jurisdiction, any collateral security held by such Collateral Agent on behalf of the Lenders and Issuing Banks under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Article 9 and all protective provisions of the other Credit Documents shall thereafter continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be.  Any corporation or entity into which the Collateral Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation or entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent shall be the successor Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

(b)       Resignation of Issuing Banks.  If at any time any Issuing Bank assigns all of its Commitment and Revolving Loans pursuant to Section 10.10(a), such Issuing Bank may, upon 30 days’ prior written notice to the Borrower, the Administrative Agent, and the Lenders, resign as Issuing Bank.  In such event, the Borrower may, with the approval of the Administrative Agent and the acceptance of the duties of an Issuing Bank by the Lender so requested, request that another Lender serve as Issuing Bank under this Agreement; provided, however, that the absence of any successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank.  Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank under this Agreement with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.12).  Upon the appointment of any successor Issuing Bank (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Bank under this Agreement, and (ii) such successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, previously issued by the resigning Issuing Bank that are outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

Section 9.11       Sub-Agents. The Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more Sub-Agents appointed by the Administrative Agent or Collateral Agent, as applicable.  The Administrative Agent, the Collateral Agent and any such Sub-Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article 9 shall apply to any such Sub-Agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such Sub-Agent, and shall apply to their respective activities in connection with the activities as Administrative Agent and as Collateral Agent.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Sub-Agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or Collateral Agent acted with gross negligence or willful misconduct in the selection of such Sub-Agents.

Section 9.12       Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements

(a)       No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.7, the Guarantees by virtue of the provisions hereof or of any Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Guaranties (including the release or impairment of any Guaranties) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements unless the Administrative Agent has received written notice of such obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.13       Certain ERISA Matters.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Revolving Loans, the Letters of Credit or the Commitments,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)          none of the Administrative Agent, the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)       the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)       the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)         no fee or other compensation is being paid directly to the Administrative Agent, the Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)       The Administrative Agent and the Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 10  MISCELLANEOUS.

Section 10.1      No Waiver.  No delay or failure on the part of the Administrative Agent, Collateral Agent or any Lender or Issuing Bank, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under this Agreement or any other Credit Document, or any departure from the terms of this Agreement or any other Credit Document on any occasion, shall operate as a waiver thereof or as an acquiescence in any Default or Event of Default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy.  Without limiting the generality of the foregoing, the making or continuation of any Revolving Loans or issuance, extension of the expiration date, or increase in the amount of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.  To the fullest extent permitted by applicable law, the powers, rights and remedies under this Agreement and the other Credit Documents of the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 10.2      Non‑Business Day.  Subject to Section 2.4, if any payment of principal or interest on any portion of any Revolving Loan, any Reimbursement Obligation, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Revolving Loan, any Reimbursement Obligation, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 10.3       Documentary Taxes.  The Borrower agrees that it will pay any documentary, stamp, debt issuance, or similar taxes payable with respect to this Agreement and the other Credit Documents (including, without limitation, any Swiss Stamp Tax) that may be levied or otherwise become payable on any Revolving Loans or this Agreement, any Note, the Guaranty Agreements, or any other Credit Document under the laws of any jurisdiction, including interest and penalties, in the event any such taxes are levied or assessed, irrespective of when such levy or assessment is made, other than any such taxes imposed as a result of any transfer of an interest in a Credit Document (other than pursuant to transfer under Section 8.6).  Each Lender and Issuing Bank that determines to seek compensation under this Section 10.3 shall give written notice to the Borrower.

Section 10.4       Survival of Representations.  All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as the Borrower has any Obligation hereunder or any Commitment hereunder is in effect.

Section 10.5       Survival of Indemnities.  All indemnities and all provisions relative to reimbursement to the Lenders and Issuing Bank of amounts sufficient to protect the yield of the Lenders and Issuing Bank with respect to the Revolving Loans and the L/C Obligations, including, but not limited to, Sections 2.11, 3.3, 7.6, 8.3, 10.3, and 10.13 hereof, shall, subject to Section 8.3(c), survive the termination of this Agreement and the other Credit Documents and the payment of the Revolving Loans and all other Obligations and, with respect to any Lender or Issuing Bank, any replacement by the Borrower of such Lender or Issuing Bank pursuant to the terms hereof, in each case for a period of one (1) year.

Section 10.6       Setoff; Sharing of Payments.

(a)       In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender and Issuing Bank is hereby authorized by the Borrower, Holdings, and each other Loan Party at any time or from time to time, without notice to the Borrower, Holdings, or any other Loan Party or other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender or Issuing Bank to or for the credit or the account of the Borrower, Holdings, or any other Loan Party, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Borrower, Holdings, or any other Loan Party to that Lender or Issuing Bank or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender or Issuing Bank shall have made any demand hereunder, or the obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or other obligation; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender or Issuing Bank shall promptly give notice to the Borrower and the Administrative Agent of any action taken by it under this Section 10.6(a), provided that any failure of such Lender or Issuing Bank to give such notice shall not affect the validity of such setoff.

(b)       Each Lender and Issuing Bank agrees with each other Lender and Issuing Bank a party hereto that if such Lender or Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Revolving Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lenders and Issuing Banks hereunder, then such Lender or Issuing Bank shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Revolving Loans and L/C Obligations and participations therein held by each such other

Lender as shall be necessary to cause such Lender or Issuing Bank to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender or Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender or Issuing Bank, the related purchases from the other Lenders or Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  The provisions of this Section 10.6(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 10.6(b) shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 10.7       Notices.

(a)       Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or other electronic means) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by written notice to the Administrative Agent and/or Collateral Agent and the Borrower, given by courier, by United States certified or registered mail, by telegram or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Applicable Lending Offices in the United States at the respective addresses, facsimile numbers, or telephone numbers set forth on their applicable Administrative Questionnaire or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Borrower, the Administrative Agent, and the Issuing Banks:

To the Borrower:                        Transocean Inc.

36c Dr. Roy’s Drive

George Town, Grand Cayman

Cayman Islands

Attention:    C. Stephen McFadin, President

Fax No.:       (345) 745-4504

E-mail:         Steve.McFadin@deepwater.com

with a copy to:               Transocean Offshore Deepwater Drilling Inc.

4 Greenway Plaza

Houston, Texas 77046

Attention:   R. Thaddeus Vayda, Vice President,

Investor Relations and Communications

Fax No.:      (713) 232-7027

E-mail:        Thad.Vayda@deepwater.com

To Holdings:                               Transocean Ltd.

Turmstrasse 30

Steinhausen 6312

Switzerland

Attention:    Mark Mey, Executive Vice President,

Chief Financial Officer

Fax:             41-22-930-9094

E-mail:        Mark.Mey@deepwater.com

To the Administrative Agent:     Citibank, N.A.

Citibank Delaware

1615 Brett Road

OPS III

New Castle, DE 19720

Attention: Agency Operations

Telephone: (302) 894-6010

Facsimile: (646) 274-5080

E-mail: GlAgentOfficeOps@Citi.com

with a copy to:               Citigroup Inc.

Attention: Robert Malleck

Telephone: (212) 816-5435 (New York)

Telephone: (713) 821-4746 (Houston)

E-mail: robert.malleck@citi.com

To the Collateral Agent              Citibank, N.A.

Agency & Trust

388 Greenwich Street

New York, New York 10013

Attn: Jenny Cheng

E-mail: jenny.cheng@citi.com / cts.spag@citi.com

To the Issuing Banks:                 Citibank, N.A.

Citibank Delaware

1615 Brett Road

OPS III

New Castle, DE 19720

Attention: Agency Operations

Telephone: (302) 894-6010

Facsimile: (646) 274-5080

E-mail: GlAgentOfficeOps@Citi.com

Wells Fargo Bank, National Association

1700 Lincoln St 4th Floor

Denver, Colorado,  80203

Attention: Loan Servicing Specialist

Telephone: (303) 863-5114

Facsimile: (866) 269-8331

E-mail: DENLNSVMemberNotices@wellsfargo.com

DNB Bank ASA, New York Branch

200 Park Avenue, 31st Floor

New York, New York 10166

Attention:  Mercedita Go-Alcantara / Samantha Obnial

Telephone: (212)  6813837; (212) 6813973

E-mail: int.guarantees@dnb.no; agencyny@dnb.no

Crédit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, NY 10019

Attention: Leonard Jacobino

Telephone: (212) 261-3324

Facsimile: (917) 849-5589

E-mail: leonard.jacobino@ca-cib.com

With a copy to:

Attention: George Krol

Telephone: (212) 261-3255

E-mail: George.Krol@ca-cib.com

and

E-mail: cbs.lcadmin@ca-cib.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in Section 10.7(b), shall be effective as provided in Section 10.7(b).

(b)       Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article 2 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by Electronic Systems.  Each of the Administrative Agent, Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)       Electronic Systems.

(i)         Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks, the other Lenders and the Collateral Agent by posting the Communications on an Electronic System.

(ii)         Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Electronic System and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Communications through any Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Loan Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 10.7, including through any Electronic System.

(d)       Notwithstanding anything herein to the contrary, all written directions and instructions to the Collateral Agent (each of which shall be provided by email (with a .pdf attachment signed by an Authorized Representative) or similar format) given hereunder or under any other Credit Document by the Borrower, and instructions given by the Administrative Agent pursuant to this Agreement or any other Credit Document, shall be in English and executed by any officer or other representative who is legally authorized to act on behalf of, and to legally bind, the Borrower or the Administrative Agent (on behalf of the Lenders), as applicable (each such officer or other representative, an “Authorized Representative”) and shall be effective upon receipt by the Collateral Agent.  No person shall be deemed to be an Authorized Representative of the Borrower or the Administrative Agent, as applicable, unless such person is named on a certificate of incumbency delivered to the Collateral Agent.  The Borrower and the Administrative Agent shall deliver to the Collateral Agent a certificate, in form and substance satisfactory to the Collateral Agent, setting forth the names and specimen signatures of the Borrower’s and the Administrative Agent’s Authorized Representatives permitted to provide instructions to the Collateral Agent, and promptly provide any changes to such certificate from time to time thereafter.  The Collateral Agent shall be entitled to rely conclusively on such certificate until it receives a certificate specifically stating that it is a superseding certificate.

Section 10.8       Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (in .pdf format) shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 10.9      Successors and Assigns.  This Agreement shall be binding upon the Borrower, Holdings, each of the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent, and their respective successors and assigns, and shall inure to the benefit of the Borrower, Holdings, each of the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent, and their respective successors and assigns, including any subsequent holder of any Note; provided, however, (i) except as provided in Section 6.1 or Section 6.10, neither the Borrower, Holdings, nor any other Transaction Party may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent, (ii) the Administrative Agent and the Collateral Agent may not assign any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article 9, and (iii) no Lender or Issuing Bank may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 10.10.  Nothing in this Agreement, express or implied, shall be construed to confer on any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and to the extent expressly contemplated hereby, the Related Parties of the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent, the Other Agents, and the Indemnified Parties as defined in Section 10.13) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Any Lender that is a Fund may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it to a trustee for such Fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release any Lender from any of its obligations hereunder or substitute any such trustee for such Lender as a party hereto, and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely with such Lender in connection with the rights and obligations of such Lender under this Agreement.

Section 10.10     Sales and Transfers of Borrowings and Notes; Participations.

(a)       Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Revolving Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (i)(B) of this Section 10.10(a) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)        in any case not described in clause (i)(A) of this Section 10.10(a), the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans and the Commitment assigned.

(iii)       Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this Section 10.10(a) and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)        the consent of each Issuing Bank shall be required (such consent not to be unreasonably withheld or delayed).

(iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons.  No such assignment shall be made to (I) the Borrower, Holdings, or any of the Borrower’s or Holdings’ Affiliates or Subsidiaries or (II) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (II).

(vi)       No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)      Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the foregoing provisions, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.10(b), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 8.3 and Section 10.13 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.10(c).

(b)       Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)       Participations.  Any Lender may at any time, upon written notice to the Borrower but without the consent of the Borrower, the Administrative Agent, or any Issuing Bank, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.9 and Section 10.13(c) with respect to any participation interests sold by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.11(i) or Section 10.11(ii) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 3.3, and 8.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(g) (it being understood that the documentation required under Section 3.3(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.10(a); provided, that such Participant (A) agrees to be subject to the provisions of Section 8.4 and Section 8.6 as if it were an assignee under Section 10.10(a);

and (B) shall not be entitled to receive any greater payment under Sections 3.3 or 8.3 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.6 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6 as though it were a Lender; provided, that such Participant also agrees to be subject to Section 10.6 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans and other Obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Revolving Loans, Letters of Credit or its other Obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, proposed Section 1.163-5 of the United States Treasury Regulations, or any applicable temporary, final or other successor regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such participating Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)       Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)       Certain Transfers.  If, pursuant to this Section 10.10 any interest in this Agreement or any Revolving Loan or Note is transferred to any transferee (including by reason of a change of the Applicable Lending Office of the Lender with respect to such Loan or Note) which is (1) organized under the laws of any jurisdiction other than the United States of America or any State thereof, or (2) organized under the laws of the United States of America or any State thereof and disregarded for U.S. federal income tax purposes as an entity separate from a person organized under the laws of any jurisdiction other than the United States of America or any State thereof, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Lender, the Administrative Agent and the Borrower two duly completed and signed copies of either IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder if such payments were U.S. source), (ii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) to provide the transferor Lender, the Administrative Agent and the Borrower new forms as contemplated by Section 3.3(g) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption, and (iii) to represent and warrant to the transferor Lender, the Administrative Agent and the Borrower that the transferee is entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to all payments to be received pursuant to any Credit Document as if such payments were U.S. source (or to furnish to the transferor Lender, the Administrative Agent and the Borrower the applicable IRS forms certifying that the transferee is entitled to such exemption).

Section 10.11     Amendments, Waivers and Consents.  Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, by the Borrower, the Required Lenders (subject to Section 2.14(b)) or the Administrative Agent (with the consent of the Required Lenders (subject to Section 2.14(b))), and if the rights, duties or obligations of the Administrative Agent, Collateral Agent, or any Issuing Bank (including, without limitation, any such rights, duties or obligations pursuant to Section 2.12, Section 2.14, and Section 7.4) are affected thereby, by the Administrative Agent, Collateral Agent, or such Issuing Bank, as the case may be, and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent and/or the Collateral Agent (with the consent of the Required Lenders (subject to Section 2.14(b))), provided however, that:

(i)         no amendment or waiver shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) (other than in accordance with Section 2.16), postpone or extend the Commitment Termination Date or Maturity Date without the consent of all Lenders directly and adversely affected thereby, (C) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Revolving Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender owed any such Obligation directly and adversely affected thereby, (D) release any Collateral for any Collateralized Obligations (other than as provided in accordance with Section 7.4) without the consent of all Lenders, (E) except as otherwise expressly permitted under this Agreement, release any of Holdings, Holdco 4, Holdco 5 or Holdco 6 from its obligations under the applicable Guaranty Agreement, in each case, without the consent of all Lenders, (F) except as otherwise expressly permitted under this Agreement or the other Credit Documents, release all or substantially all of the Guarantors from their obligations under the Guaranty Agreements or all or substantially all of the Collateral, in each case, without the consent of all Lenders, or (G) modify or change any provision in a manner that would alter the pro rata treatment of the Lenders (including without limitation in connection with (1) the reduction of Commitments and (2) the sharing of payments to, or disbursements by, Lenders required thereby), in any case without the written consent of each Lender; and

(ii)        no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 10.11 or the definition of Required Lenders or the number of Lenders required to take any action under any other provision of the Credit Documents, or any provision providing for the pro rata nature of payments by or to Lenders.

and provided further, that (i) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent and/or the Collateral Agent (acting at the direction of the Administrative Agent) to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (ii) this Agreement may be amended pursuant to Section 8.2 in accordance with the terms thereof; (iii) any Issuance Request or Application may be amended, supplemented or modified in a writing executed only by the Borrower and the applicable Issuing Bank; and (iv) any Borrowing Request, notice of continuation or conversion or notice of prepayment may be amended, supplemented or modified with the consent only of the Borrower and the Administrative Agent.

Section 10.12    Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13     Legal Fees and Other Costs; Indemnification; Damages Waiver.

(a)       The Borrower, promptly, but in any event within thirty (30) days, upon demand by the Administrative Agent or the Collateral Agent, as applicable, agrees to pay or reimburse (i) the reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent (including, without limitation, the reasonable fees and disbursements of legal counsel to the Administrative Agent and the Collateral Agent) in connection with the negotiation, preparation, execution, delivery and administration of the Credit Documents (limited to a single law firm for each of (x) the Administrative Agent and (y) the Collateral Agent, as counsel in each appropriate jurisdiction (and which may include a special or local counsel for each of (x) the Administrative Agent and (y) the Collateral Agent, in each case acting in one or more jurisdictions), and such other counsel as may be engaged with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed)), and any amendment, waiver or consent related thereto (including in respect of any workout or restructuring in respect of the Revolving Loans or Letters of Credit or pursuant to any insolvency or bankruptcy cases or proceedings); (ii) the reasonable and documented costs and expenses of the Administrative Agent, Collateral Agent, the Issuing Banks and the Lenders (including, without limitation, the reasonable fees and disbursements of legal counsel) in connection with the enforcement or preservation of any rights and remedies under this Agreement, the other Credit Documents and any other related documents, enforcing any Obligations of or collecting any payment due from a Loan Party hereunder or under the other Credit Documents, including by reason of a Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) (limited to the reasonable and documented fees, disbursements and other charges of a single law firm for each of the (x) Administrative Agent, the Issuing Banks and the Lenders, taken together, and (y) the Collateral Agent, as counsel in each appropriate jurisdiction (and which may include a special or local counsel for each of (x) the Administrative Agent, the Issuing Banks and the Lenders, taken together, and (y) the Collateral Agent, in each case acting in one or more jurisdictions (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel))) and (iii) reasonable and documented out-of-pocket costs and expenses of the Collateral Agent of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Lenders and the Issuing Banks, including filing and recording fees, expenses, stamp or documentary Taxes and search fees, and reasonable and documented fees, expenses, and disbursements of counsel to the Collateral Agent in connection with the foregoing (limited to a single law firm for the Collateral Agent as counsel in each appropriate jurisdiction (and which may include a special or local counsel for the Collateral Agent acting in one or more jurisdictions), including any opinions that the Collateral Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, in each case whether or not the transactions contemplated herein or therein are consummated.

(b)       The Borrower further agrees to indemnify each Lender, Issuing Bank, the Administrative Agent, the Collateral Agent, the Other Agents, and their respective Related Parties (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, actions. judgments, suits, liabilities, costs,  expenses and disbursements (including, without limitation, all reasonable attorneys’ fees and other reasonable and documented out-of-pocket expenses, whether or not such Indemnified Party is a party or potential party thereto and regardless of whether such matter is initiated by a third party, the Borrower, Holdings, or any other Member of the Consolidated Group, or any of their respective Affiliates) which any of them may pay or incur as a result of (i) the execution and delivery of this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the performance of the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration or enforcement thereof, (ii) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Revolving Loans, any Letter of Credit, or the application or proposed application by the Borrower, Holdings, or any other Member of the Consolidated Group of the proceeds of any Revolving Loan or use of any Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (iii) any investigation of any third party or any Governmental Authority involving any Lender (as a lender hereunder), Issuing Bank, the Collateral Agent or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any use made or proposed to be made by the Borrower of the proceeds of any Revolving Loan, or use of any Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Revolving Loan or Letter of Credit, and (iv) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder), the Collateral Agent or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Borrower, Holdings, or any other Member of the Consolidated Group, regardless of whether caused by, or within the control of, the Borrower, Holdings, or any other Member of the Consolidated Group; provided, however, that (x) the Borrower shall not be obligated to indemnify any Indemnified Party for any of the foregoing arising out of such Indemnified Party’s gross negligence, or willful  or unlawful misconduct, or material breach of its express contractual obligations under this Agreement, as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (y) the Borrower’s obligations to pay or reimburse the Indemnified Parties for legal fees and expenses shall be limited to (1) the reasonable and documented legal fees and expenses of a single law firm as counsel for each of (A)  the Administrative Agent, Issuing Banks and Lenders, taken together, and (B) the Collateral Agent, in each appropriate jurisdiction (which may include in each case another law firm acting for each of (i) the Administrative Agent, Issuing Banks and Lenders, taken together, and (ii) the Collateral Agent, as special or local counsel acting in one or more of multiple jurisdictions), except that in the case of the Administrative Agent, any Issuing Bank or any Lender where such Indemnified Party determines in good faith that a conflict of interest does or may exist in connection with such legal representation and such Indemnified Party advises the Borrower of such actual or potential conflict of interest and engages its own separate counsel, the reasonable and documented legal fees and expenses of such separate counsel shall also be paid or reimbursed, and (2) other reasonable out-of-pocket expenses (other than legal fees and expenses as described in clause (1) above) incurred in investigating or defending any of the foregoing, and (z) the Borrower shall not be liable pursuant to this Section 10.13(b) for any amounts claimed in respect of litigation, investigations, proceedings or claims solely between Indemnified Parties in respect of actions or omissions of any Indemnified Parties and not arising out of any acts or omissions of the Borrower or its affiliates (other than any such matters in respect of the Administrative Agent or the Collateral Agent acting in its capacity or fulfilling its role in such capacity).  The Borrower, upon demand by the Administrative Agent, the Collateral Agent, the Other Agents or any Lender or Issuing Bank at any time, shall reimburse the Administrative Agent, the Collateral Agent, the Other Agents, or such Lender or Issuing Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence.  Each Indemnified Party (other than the Collateral Agent and its Related Parties) agrees to contest any indemnified claim if requested by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnified Party and, in case of an Indemnified Party other than the Collateral Agent and its Related Parties, approved by the Borrower, which approval shall not be unreasonably withheld or delayed.  Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided, that the Indemnified Party shall not be restricted from settling or compromising any such claim if the Indemnified Party waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 10.13(b) to any Related Party of such Indemnified Party. All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall be added to the Obligations and be secured by the Collateral Documents and shall be due and payable promptly, but in any event within thirty (30) days, on demand.  This Section 10.13(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)       To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.13(a) or 10.13(b) to be paid by it to the Administrative Agent or the Collateral Agent (or any Sub-Agent thereof), any Issuing Bank, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent (or any Sub-Agent thereof), any Issuing Bank, or any Related Party of any of the foregoing such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total Revolving Credit Exposures at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent (or any such Sub-Agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, the Collateral Agent (or any such Sub-Agent) or such Issuing Bank in connection with such capacity.  The obligations of the Lenders under this Section 10.13(c) are several (and not joint and several).

(d)       To the fullest extent permitted by applicable law, no Indemnified Party and neither the Borrower, Holdings, nor any other Transaction Party shall assert, and hereby waives, any claim against any Indemnified Party, the Borrower, Holdings or any other Transaction Party, or any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that, the foregoing waiver and agreement shall not limit the indemnification obligations of the Borrower set forth in this Agreement to the extent special, indirect, consequential or punitive damages are included in any third party claim, in connection with which an Indemnified Party is otherwise entitled to indemnification hereunder.  No Indemnified Party referred to in Section 10.13(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent of any direct damages suffered by a Transaction Party that are caused by the Indemnified Party’s gross negligence, or willful or unlawful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction).

(e)       Each party’s obligations under this Section 10.13, together with its obligations (if any) pursuant to Section 3.3(d) and (e) and Section 9.9 shall survive the termination of this Agreement and the other Credit Documents, the resignation or removal of the Administrative Agent or Collateral Agent, and the payment of the Obligations owing hereunder and thereunder.

Section 10.14    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(A)        THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THERETO, AND ANY CLAIMS, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE) ARISING THEREFROM OR RELATING THERETO, SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(B)        TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, HOLDINGS, AND ANY OTHER TRANSACTION PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, SOLELY FOR THE PURPOSE OF ADJUDICATING AND ENFORCING ITS RIGHTS OR OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND RELATED TRANSACTIONS, TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER, HOLDINGS, OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.

(C)        EACH OF THE BORROWER, HOLDINGS, AND ANY OTHER LOAN PARTY HEREBY (1) IRREVOCABLY DESIGNATES TODDI, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE BORROWER, HOLDINGS, AND ANY OTHER LOAN PARTY TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, HOLDINGS, AND ANY OTHER LOAN PARTY, SERVICE OF PROCESS WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO IN SUCH JURISDICTION, AND (2) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK, OR BY NOTICE GIVEN IN ACCORDANCE WITH SECTION 10.7, IN ANY SUCH LEGAL ACTION OR PROCEEDING.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D)        TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BORROWER, HOLDINGS, OR ANY OTHER LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE BORROWER, HOLDINGS, AND SUCH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(E)        TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15     Confidentiality.

(a)       Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to their respective Affiliates and to existing and prospective Lenders, Participants and counterparties to any hedge agreement or swap or derivative transaction relating to the Borrower’s Obligations, and in each case to their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (v) with the consent of the Borrower, (vi) to any rating agency or insurer or the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement, in each case when required by it, provided that, prior to any disclosure, such agency or insurer shall acknowledge in writing the confidential nature of such Information received by it from any Lender, Issuing Bank or the Administrative Agent, or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.15(a), or (y) becomes available on a non-confidential basis from a source other than the Borrower or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Administrative Agent, the Issuing Bank or the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower.  For purposes hereof, “Information” means all information received by the Lenders from the Borrower, Holdings, or their respective Subsidiaries relating to Members of the Consolidated Group or their respective businesses, other than any such information that is available to the Administrative Agent, the Lenders or the Issuing Banks on a non-confidential basis prior to such receipt by the Administrative Agent, the Lenders or the Issuing Banks, as the case may be, excluding any Information from a source which, to the actual knowledge of the Administrative Agent, the Issuing Bank or the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower, Holdings, or their respective Subsidiaries.  The Administrative Agent, the Lenders, and the Issuing Banks shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.

(b)       Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(c)       All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about each of the Borrower and its Related Parties or securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, State, provincial, territorial and foreign securities laws.

Section 10.16    Effect of Inclusion of Exceptions.  It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 10.17    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.18    Currency Conversion.  All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars, except for Reimbursement Obligations with respect to Letters of Credit issued in any Alternative Currencies, which shall be repaid, including interest thereon, in the applicable Alternative Currency (such applicable Alternative Currency so required for payment of such Obligations referred to as the “Obligation Currency”).  If the Borrower fails to make any payment due hereunder for any Obligation that is payable in any Alternative Currency, and the applicable Issuing Bank obtains funds in Dollars (through exercise of setoff rights or rights in respect of Collateral) for application against such unpaid Obligations, then such Issuing Bank may, at its option (and the Borrower hereby irrevocably authorizes such Issuing Bank to), convert such funds into the applicable Obligation Currency at the rate determined by such Issuing Bank as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of such Obligation Currency with the currency of actual payment through its or its Affiliate’s principal foreign exchange trading office at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided that such Issuing Bank may obtain such spot rate from any recognized currency exchange rate reporting service or from another financial institution actively engaged in foreign currency exchange if such Issuing Bank does not then have a spot rate for the applicable Obligation Currency.  The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the applicable Obligation Currency into the applicable Obligation Currency any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrower such excess amounts (if any), as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the applicable Obligation Currency, and (iii) any amount due from the Borrower under this Section 10.18 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.  For the avoidance of doubt, the parties affirm and agree that neither the fixing of the conversion rate of Sterling against the Euro as a single currency, in accordance with the applicable treaties establishing the European Economic Community and the European Union, as the case may be, in each case, as amended from time to time, nor the conversion of the Obligations under this Agreement from Sterling into Euros will be a reason for early termination or revision of this Agreement or prepayment of any amount due under this Agreement or create any liability of any party towards any other party for any direct or consequential loss arising from any of these events.  As of the date that Sterling is no longer the lawful currency of the United Kingdom, all funding and payment Obligations to be made in such affected currency under this Agreement shall be satisfied in Euros.  If, in relation to the currency of any member state of the European Union that adopts the Euro as its lawful currency, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London or European interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency. Except as set forth in Section 7.4, notwithstanding anything to the contrary contained herein, any deposits to or payments from any accounts held by the Collateral Agent shall be only in U.S. Dollars.

Section 10.19     Exchange Rates.

(a)       Determination of Exchange Rates.  Not later than 2:00 P.M. (London time) on each Calculation Date, if any L/C Obligations are outstanding on such date in any Alternative Currency, the applicable Issuing Bank shall determine the Exchange Rate as of such Calculation Date for all such L/C Obligations outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its affiliates (the “Issuing Bank Exchange Rate”) and give prompt notice thereof to the Administrative Agent.  The Issuing Bank Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.18 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in determining the Dollar Equivalent of any amounts of any Alternative Currencies.  Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Issuing Bank Exchange Rate to the Administrative Agent pursuant to the provisions of this Section 10.19(a), the Administrative Agent may determine such rate in accordance with the definition of Exchange Rate and shall have no liability to such Issuing Bank for such determination.

(b)       Notice of Alternative Currency Letters of Credit.  Not later than 2:00 P.M. (London time) on each Reset Date and each date on which Letters of Credit denominated in any Alternative Currencies are issued, if any such L/C Obligations are outstanding on such date, the applicable Issuing Bank shall determine its Issuing Bank Exchange Rate as of such date, if applicable, and give prompt notice thereof to the Administrative Agent.  Not later than 5:00 P.M. (New York time) on each Reset Date and each date on which Letters of Credit denominated in any Alternative Currencies are issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the L/C Obligations denominated in such Alternative Currencies (after giving effect to any Letters of Credit denominated in such Alternative Currencies being issued, repaid, or cancelled or reduced on such date), (ii) notify the Lenders and the Borrower of the results of such determination and (iii) notify each Issuing Bank, if applicable, that the conditions to issuance set forth in Section 2.12(a) are satisfied.

Section 10.20    Change in Tax Laws.  If there is a material change in federal, state or foreign tax laws which materially affects the ability of any of the Borrower, Holdings, and other Members of the Consolidated Group to comply with the financial covenants, standards or terms found in this Agreement, the Borrower, Holdings, and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 10.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of any of the Borrower, Holdings, and other Members of the Consolidated Group shall be the same after such changes as if such changes had not been made.  Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

Section 10.21   Final Agreement.  This Agreement and the other Credit Documents constitute the entire understanding among the Transaction Parties, the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents.  There are no unwritten oral agreements between the parties.

Section 10.22     Officer’s Certificates.  It is not intended that any certificate of any officer or director of the Borrower or Holdings delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 10.23     Patriot Act Notice, etc.  Each Lender, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and Holdings that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, Holdings and the other Transaction Parties, which information includes the name and address of the Borrower, Holdings and the other Transaction Parties and other information that will allow such Lender, the Collateral Agent or the Administrative Agent, as applicable, to identify the Borrower, Holdings and the other Transaction Parties in accordance with the Patriot Act.  The Borrower and Holdings shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent, the Collateral Agent or any Lenders in order to assist the Administrative Agent, the Collateral Agent and the Lenders in maintaining compliance with the Patriot Act and as may be required by bank regulatory authorities under applicable “Know your Customer” rules and regulations.

Section 10.24    No Fiduciary Duty.  Each of the Administrative Agent, the Collateral Agent, each Other Agent, each Lender and their respective affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower or Holdings.  Each of the Borrower and Holdings agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any of the Lender Parties and the Borrower or Holdings or their respective shareholders or Affiliates.  Each of the Borrower and Holdings acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower and Holdings, on the other, (ii) in connection therewith and with the process leading to such transaction, each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of the Borrower, Holdings or any other Transaction Party or its management, stockholders, creditors or any other Person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, Holdings or any other Transaction Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its Affiliates has advised or is currently advising the Borrower, Holdings or any other Transaction Party on other matters) or any other obligation to the Borrower, Holdings or any other Transaction Party except the obligations expressly set forth in the Credit Documents and (iv) each of the Borrower and Holdings has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each of the Borrower and Holdings further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each of the Borrower and Holdings agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, Holdings or any other Transaction Party in connection with such transaction or the process leading thereto.

Section 10.25     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge in-situation that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

TRANSOCEAN INC.,
As Borrower

By:	/s/ C. Stephen McFadin
Name: C. Stephen McFadin
Title: Director and President

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

CITIBANK, N.A.,
As Administrative Agent, an Issuing Bank, and a Lender

By:	/s/ Robert Malleck
Name: Robert Malleck
Title: Vice President

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

CITIBANK, N.A.,
As Collateral Agent

By:	/s/ Jenny Cheng
Name: Jenny Cheng
Title: Senior Trust Officer

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as an Issuing Bank and a Lender

By:	/s/ Timothy P. Gebauer
Name: Timothy P. Gebauer
Title: Director

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

DNB CAPITAL LLC,
as a Lender

By:	/s/ Andrew J. Shohet
Name: Andrew J. Shohet
Title: First Vice President

By:	/s/ Philippe Wulfers
Name: Philippe Wulfers
Title: First Vice President

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

DNB BANK ASA, NEW YORK BRANCH,
as an Issuing Bank

By:	/s/ Mita Zalavadia
Name: Mita Zalavadia
Title: Assistant Vice President

By:	/s/ Ahelia Singh
Name: Ahelia Singh
Title: Assistant Vice President

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Alysha Salinger
Name: Alysha Salinger
Title: Vice President

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK,
as an Issuing Bank and a Lender

By:	/s/ Page Dillehunt
Name: Page Dillehunt
Title: Managing Director

By:	/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

SKANDINAVISKA ENSKILDA BANKEN AB
(PUBL),
as a Lender

By:	/s/ Per Olav Bucher-Johannessen
Name: Per Olav Bucher-Johannessen
Title:

By:	/s/ Erling Amundsen
Name: Erling Amundsen
Title:

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

SPAREBANK 1 SR-BANK ASA,
as a Lender

By:	/s/ Stig H. Eriksen
Name: Stig H. Eriksen
Title: Director Oil & Gas

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

NIBC BANK N.V.,
as a Lender

By:	/s/ Saskia Hovers
Name: Saskia Hovers
Title: Managing Director

By:	/s/ Sven de Veij
Name: Sven de Veij
Title: Managing Director

[SIGNATURE PAGE TO TRANSOCEAN CREDIT AGREEMENT]

Schedule 1.1-C

COMMITMENT AMOUNTS AS OF JUNE 22, 2018

PART I. Lender	Commitment	Percentage

Citibank, N.A.	$ 175,000,000	17.500000%
Wells Fargo Bank, National Association	$ 157,500,000	15.750000%
Goldman Sachs Bank USA	$ 157,500,000	15.750000%
DNB Capital LLC	$ 100,000,000	10.000000%
Morgan Stanley Senior Funding, Inc.	$ 100,000,000	10.000000%
Barclays Bank PLC	$ 75,000,000	7.500000%
Crédit Agricole Corporate and Investment Bank	$ 75,000,000	7.500000%
Skandinaviska Enskilda Banken AB (publ)	$ 75,000,000	7.500000%
SpareBank 1 SR-Bank ASA	$ 50,000,000	5.000000%
NIBC Bank N.V.	$ 35,000,000	3.500000%

TOTAL COMMITMENTS	$ 1,000,000,000	100.000000%

PART II. Initial Issuing Bank	L/C Subcommitment Amount

Citibank, N.A.	$ 150,000,000
Wells Fargo Bank, National Association	$ 125,000,000
Crédit Agricole Corporate and Investment Bank	$ 50,000,000
DNB Bank ASA, New York Branch	$ 100,000,000

Schedule 1.1-E

EXISTING LETTERS OF CREDIT AS OF JUNE 22, 2018

Issuing Bank	Account Party	Beneficiary	Issue Date	Expiry Date	Amount
Citibank, N.A.	Transocean Inc.	Burullus Gas Co	6/4/2018	11/11/2018	$ 800,000.00
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Crédit Agricole Corporate and Investment Bank, Mumbai	7/16/2016	5/3/2019	$ 5,047,195.00
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Crédit Agricole Corporate and Investment Bank, Mumbai	12/16/2016	10/30/2018	Indian Rupees 500,000.00
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Standard Chartered	2/17/2017	4/24/2019	$ 4,008,463.95
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Standard Chartered	6/15/2017	8/2/2018	Trinidad and Tobago Dollar 2,000,000.00
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Banco Bilbao Vizcaya	12/4/2017	12/4/2018	€ 1,780,406.00
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Banco Bilbao Vizcaya	12/4/2017	12/4/2018	€ 2,134,340.00
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Banco Bilbao Vizcaya	12/14/2017	12/14/2018	€ 1,780,406.00
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Reliance Industries	2/8/2018	2/8/2019	$ 4,521,825.00
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Crédit Agricole Corporate and Investment Bank, Mumbai	4/10/2018	3/5/2019	$ 100,000.00
Crédit Agricole Corporate and Investment Bank, New York	Transocean Inc.	Crédit Agricole Corporate and Investment Bank, Sweden	6/18/2018	6/18/2019	$ 4,700,659.00

Schedule 1.1-P

PRICING GRID

	Level I	Level II	Level III	Level IV	Level V	Level VI
Credit Ratings	BB/Ba2 or Better	BB-/Ba3	B+/B1	B/B2	B-/B3	CCC+/ Caa1 or lower
Applicable Margin for Eurocurrency Borrowings:	2.625%	2.75%	2.875%	3.25%	3.375%	3.25%
Applicable Margin for Base Rate Borrowings:	1.625%	1.75%	1.875%	2.25%	2.375%	2.25%
Facility Fee:	0.375%	0.50%	0.625%	0.75%	0.875%	1.00%

Schedule 1.1-S

SPECIFIED RIGS

Rig Name	Year Built/ Originally Delivered	Jurisdiction of Flag	Rig Owner	Official Number
Deepwater Invictus	2014	Marshall Islands	Triton Voyager Asset Leasing GmbH	4610
Discoverer Inspiration	2009	Marshall Islands	Triton Voyager Asset Leasing GmbH	2878
Deepwater Asgard	2014	Marshall Islands	Triton Voyager Asset Leasing GmbH	4609
Transocean Barents	2009	Marshall Islands	Transocean Barents ASA	4907
Transocean Spitsbergen	2009	Marshall Islands	Transocean Spitsbergen ASA	4905

Schedule 5.4

CERTAIN DISCLOSED MATTERS

None.

SCHEDULE 5.15

CERTAIN EXISTING INDEBTEDNESS

Millions USD except where noted

	Indebtedness	Original Capacity	Coupon	Maturity	Outstanding
1.	Senior Secured Term Loan Facility	$ 774	Variable	Aug-25	571
2.	Senior Secured Term Loan Facility	$ 1,100	Variable	Mar-26	879
3.	5Y Senior Secured Notes	$ 410	5.52%	May-22	343
4.	5Y Exchangeable Bonds	$ 863	0.50%	Jan-23	863
5.	7Y Senior Notes	$ 1,250	9.00%	July-23	1,250
6.	8Y Senior Secured Notes	$ 600	7.75%	Oct-24	510
7.	8Y Senior Secured Notes	$ 625	6.25%	Dec-24	563
8.	9Y Senior Notes	$ 750	7.50%	Jan-26	750
9.	10Y Senior Notes	$ 1,200	6.375%	Dec-21	328
10.	10Y Senior Notes	$ 750	3.80%	Oct-22	463.5
11.	10Y Senior Notes	$ 900	6.50%	Nov-20	286
12.	Junior Secured Bonds	$ 240	7.50%	Aug-25	174
13.	30Y Debentures	$ 200	8.00%	Apr-27	57
14.	30Y Notes	$ 100	7.45%	Apr-27	88
15.	30Y Notes	$ 300	7.00%	Jun-28	300
16.	30Y Notes	$ 600	7.50%	Apr-31	588

17.	30Y Senior Notes	$ 1,000	6.80%	Mar-38	1,000
18.	30Y Senior Notes	$ 300	7.35%	Dec-41	300
19.	Capital Lease Contract - Petrobras Dated Jun-08	$ 750	7.764%	Aug-29	529

SCHEDULE 5.16

EXISTING LIENS

Indebtedness Secured
1.	Lien on the Petrobras 10000 and related property	See item 19 of Schedule 5.15
2.	Lien on the Deepwater Thalassa and related property	See item 6 of Schedule 5.15
3.	Lien on the Deepwater Proteus and related property	See item 7 of Schedule 5.15
4.	Lien on the Deepwater Conqueror and related property	See item 3 of Schedule 5.15
5.	Lien on the Songa Endurance and the Songa Equinox and related property	See item 1 of Schedule 5.15
6.	Lien on the Songa Enabler and the Songa Encourage and related property	See item 2 of Schedule 5.15

Schedule 5.21(e)

COLLATERAL RIGS

Rig Name	Registered Owner	Official Number	Jurisdiction of Flag
Deepwater Invictus	Triton Voyager Asset Leasing GmbH	4610	Marshall Islands
Discoverer Inspiration	Triton Voyager Asset Leasing GmbH	2878	Marshall Islands
Deepwater Asgard	Triton Nautilus Asset Leasing GmbH	4609	Marshall Islands
Transocean Barents	Transocean Barents ASA	4907	Marshall Islands
Transocean Spitsbergen	Transocean Spitsbergen ASA	4905	Marshall Islands

SCHEDULE 6.12(I)

EFFECTIVE DATE PURCHASE MONEY RIG DEBT

1.    Indebtedness in the initial aggregate principal amount of $1,014,000,000 owed by Songa Offshore Endurance Ltd. and Songa Offshore Equinox Ltd., securing the “Songa Endurance” and “Songa Equinox” pursuant to a Loan Agreement dated March 31, 2014, as amended, supplemented or otherwise modified as of the Effective Date.

2.    Indebtedness in the initial aggregate principal amount of $1,100,000,000 owed by Songa Enabler Limited and Songa Encourage Limited, securing the “Songa Enabler” and “Songa Encourage” pursuant to a Senior Secured Term Loan Facility Agreement dated October 30, 2014, as amended, supplemented or otherwise modified as of the Effective Date.

EXHIBIT 1.1-A

FORM OF

ACCOUNT PLEDGE AGREEMENT

ACCOUNT PLEDGE AGREEMENT

MADE BY

[__________]

IN FAVOR OF

CITIBANK, N.A.,

AS THE COLLATERAL AGENT

DATED AS OF

[______], 20[__]

This ACCOUNT PLEDGE AGREEMENT dated as of [______], 20[__] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by [__________], a [__________] [__________] (the “Pledgor”), in favor of CITIBANK, N.A., in its capacity as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Secured Creditors (as such term is defined below).

RECITALS

A. Pursuant to that certain Credit Agreement, dated as of June [__], 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Transocean Inc., a Cayman Islands exempted company (the “Company”), the Lenders from time to time party thereto and Citibank, N.A., as administrative agent for the Lenders and Issuing Banks (in such capacity, together with any successor administrative agent, the “Administrative Agent”) and Collateral Agent, a revolving credit facility was made available to the Company in an aggregate principal amount of $1,000,000,000.

B. It is a requirement of the Credit Agreement that the Pledgor enter into this Agreement in order to grant to the Collateral Agent, for the ratable benefit of the Secured Creditors, a security interest in the Collateral (as hereinafter defined).

C. The Pledgor will receive substantial, direct and indirect, benefits from the Credit Agreement and the extensions of credit to the Company thereunder.
D. NOW, THEREFORE, in consideration of the premises and the mutual agreements herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01       Definitions.

(a)         Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement, and all terms which are defined in Article 8 or 9 of the UCC (as hereinafter defined) are used herein as so defined. The parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date hereof, then such term, as used herein, shall be given such broadened meaning. If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date hereof, such amendment or holding shall be disregarded in defining terms used herein.

(b)         The following terms have the following meanings:

“Collateral” has the meaning assigned to such term in Section 2.01.

“Bareboat Charter” means any Bareboat Charter to which the Pledgor, as owner of the applicable Collateral Rig for such Bareboat Charter, is a party

“Bareboat Charter Account” means (i) that certain account no. [_____________] held by [Citibank, N.A.] in the name of the Pledgor and pledged to Citibank, N.A., as Collateral Agent, pursuant to Section 2.01 until the termination of this Agreement or the release of security interest granted in such account in accordance with Section 7.10 [in respect of the Collateral Rig [    ]][, (ii) that certain account no. [_____________] held by [Citibank, N.A.] in the name of the Pledgor and pledged to Citibank, N.A., as Collateral Agent, pursuant to Section 2.01 until the termination of this Agreement or the release of security interest granted in such account in accordance with Section 7.10 [in respect of the Collateral Rig [    ]]1 and [(ii)][(iii)] any other Deposit Account as designated in writing by the Pledgor to the Collateral Agent from time to time as the “Bareboat Charter Account” [in respect of the Collateral Rig [   ] or in respect of the Collateral Rig [   ]] into which all earnings, hires, freights, income and other sums payable to the Pledgor under any Bareboat Charter or otherwise derived from the applicable Bareboat Charter, are deposited.  In accordance with the definition of “Bareboat Charter Account” in the Credit Agreement, account no. [_____________] held by [Citibank, N.A.] in the name of the Pledgor and pledged to Citibank, N.A., as Collateral Agent, pursuant to Section 2.01 until the termination of this Agreement or the release of security interest granted in such account in accordance with Section 7.10 is hereby designated as a “Bareboat Charter Account” for purposes of the Credit Agreement and this Agreement [in respect of the Bareboat Charter for the Collateral Rig [      ]]2 until such time that the Pledgor designates in writing to the Collateral Agent another deposit account as a Bareboat Charter Account for purposes of the Credit Agreement and this Agreement [for such Collateral Rig], whether under this Agreement or another applicable Account Pledge Agreement.

“Drilling Contract” means any Drilling Contract to which the Pledgor, as owner and operator of the applicable Collateral Rig for such Drilling Contract, is a party

“Earnings Account” means, collectively, (i) that certain account no. [_____________] held by [Citibank, N.A.] in the name of the Pledgor and pledged to Citibank, N.A., as Collateral Agent, pursuant to Section 2.01 until the termination of this Agreement or the release of security interest granted in such account in accordance with Section 7.10 [in respect of the Drilling Contract for the Collateral Rig [    ]][, (ii) that certain account no. [_____________] held by [Citibank, N.A.] in the name of the Pledgor and pledged to Citibank, N.A., as Collateral Agent, pursuant to Section 2.01 until the termination of this Agreement or the release of security interest granted in such account in accordance with Section 7.10 [in respect of the Collateral Rig [    ]]3 and [(ii)][(iii)] any other Deposit Account as designated in writing by the Pledgor to the Collateral Agent from time to time as the “Earnings Account” [in respect of the Collateral Rig [   ] or in respect of the Collateral Rig [   ]] into which all earnings, hires, freights, income and other sums payable to the Pledgor under any Drilling Contract or otherwise derived from the applicable Drilling Contract, are deposited.  In accordance with the definition of “Earnings Account” in the Credit Agreement, account no. [_____________] held by [Citibank, N.A.] in the name of the Pledgor and pledged to Citibank, N.A., as Collateral Agent, pursuant to Section 2.01 until the termination of this Agreement or the release of security interest granted in such account in accordance with Section 7.10 is hereby designated as an “Earnings Account” for purposes of the Credit Agreement and this Agreement [in respect of the Drilling Contract for the Collateral Rig [      ]]4 until such time that the Pledgor designates in writing to the Collateral Agent another deposit account as an Earnings Account for purposes of the Credit Agreement and this Agreement [for such Drilling Contract], whether under this Agreement or another applicable Account Pledge Agreement

1       To be inserted if the Owner is the Owner of multiple Collateral Rigs.

2       To be inserted for Owners of more than one Collateral Rig.

3       To be inserted if the Owner is the Owner of multiple Collateral Rigs.

4       To be inserted for Owners of more than one Collateral Rig.

“Secured Creditors” means, collectively, the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided,  however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s or any other Secured Creditor’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, the effect thereof or priority and for purposes of definitions related to such provisions.

Section 1.02       Rules of Interpretation. Unless the context otherwise requires, (i) the term “or” is not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, (iii) “will” shall be interpreted to express a command, (iv) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (vi) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement unless otherwise stated.

ARTICLE II

GRANT OF SECURITY INTEREST

Section 2.01       Grant of Security Interest. The Pledgor hereby pledges, collaterally assigns and collaterally transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Creditors, a continuing security interest in and to all of the Pledgor’s right, title and interest in and to all of the following personal property, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, whether now existing or hereafter incurred or arising:

(i)         the Bareboat Charter Account and the Earnings Account (in each case including all cash and other items deposited therein or credited thereto);

(ii)        any interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; and

(iii)       to the extent not otherwise described above, all Proceeds, products, accessions, rents and profits of, or in respect of, any and all of the foregoing.

Section 2.02       Pledgor Remains Liable. Notwithstanding anything to the contrary contained herein, the Pledgor shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Creditor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Creditor as follows:

Section 3.01       Pledgor Ownership. The Pledgor is the legal and beneficial owner of the Collateral free and clear of any security interest except for Permitted Collateral Liens.

Section 3.02       Valid Security Interest. The pledge and collateral assignment of the Collateral pursuant to this Agreement creates a valid security interest in the Collateral, securing the Secured Obligations, and is enforceable in accordance with its terms, and, upon (x) the filing of a UCC financing statement with the [District of Columbia Recorder of Deeds, assuming that the Pledgor’s place of business, or if it has more than one place of business, its chief executive office, is located in a jurisdiction whose law does not generally require information concerning the existence of a non-possessory security interest to be made generally available in a filing, recording, or registration system as a condition or result of the security interest’s obtaining priority over the rights of a lien creditor with respect to the Collateral, within the meaning of Section 9-307(c) of the UCC]5[Secretary of State of the State of [_____]] naming the Pledgor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral and (y) the execution and delivery of the account control agreement(s) relating to any Bareboat Charter Account and any Earnings Account by the parties thereto, the security interests granted to the Collateral Agent hereunder constitute valid and perfected first priority security interests with respect to all of the Collateral (subject to Permitted Collateral Liens).

Section 3.03       No Consent, Approval or Authorization. Except for any consent, authorization or approval which has been obtained or notice of filing that has been made, no consent of any other person or entity and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for:

(i)         the pledge and assignment by the Pledgor of the Collateral pursuant to this Agreement, or for the execution, delivery or performance of this Agreement by the Pledgor;

(ii)        the perfection or maintenance of the security interest created hereby (including the first priority (subject to Permitted Collateral Liens) nature of such security interest), other than recordings and filings required by Section 4.01; or

(iii)       the exercise by the Collateral Agent of its rights and remedies hereunder.

Section 3.04       Pledgor Information. On the date hereof, the correct legal name of the Pledgor, all names and trade names that the Pledgor has used in the last five years, the Pledgor’s jurisdiction of organization and each jurisdiction of organization of the Pledgor over the last five years and the location(s) of the Pledgor’s chief executive office or sole place of business over the last five years are specified on Schedule 3.04.

ARTICLE IV

COVENANTS

The Pledgor covenants and agrees with the Collateral Agent, for the benefit of the Secured Creditors, that, from and after the date of this Agreement until this Agreement is terminated in accordance with Section 7.10(b):

Section 4.01       Maintenance of the Collateral; Further Assurances. The Pledgor agrees that:

5       To be inserted for foreign Owners.

(a)         the Pledgor will promptly perform such actions as are necessary to maintain any Bareboat Charter Account and any Earnings Account under the “control” (as defined in Section 9-104 of the UCC) of the Collateral Agent;

(b)         to the extent that a security interest in the Collateral may be perfected by the filing of a financing statement or, in the case of the Bareboat Charter Account or the Earnings Account, by control, pursuant to the UCC, the Pledgor shall maintain the security interest created by this Agreement as a perfected first priority security interest (subject to Permitted Collateral Liens) and shall defend such security interest against the claims and demands of all Persons whomsoever;

(c)         it will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral as the Collateral Agent may reasonably request, all in reasonable detail; and

(d)         to the extent that a security interest in the Collateral is to be perfected by a filing pursuant to the UCC, it will file any required UCC continuation statements from time to time in order to maintain the Collateral Agent’s first priority status in such security interest (subject to Permitted Collateral Liens).

Section 4.02       Changes in Locations, Name, Etc.. Without limitation of any other covenant herein, the Pledgor will give notice to the Collateral Agent within 30 days after any change in (a) its legal name, (b) the location of its chief executive office or principal place of business, (c) its identity or corporate structure or (d) its jurisdiction of organization, and the Pledgor shall promptly take all action necessary to maintain the perfection and priority of the Collateral Agent’s security interests in the Collateral under this Agreement. In any notice furnished pursuant to this Section 4.02, the Pledgor will expressly state in a conspicuous manner that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection and maintaining the priority of the Collateral Agent’s security interest in the Collateral.

Section 4.03       Accounts. The Pledgor shall, with respect to any Bareboat Charter Account and any Earnings Account, pursuant to an agreement or agreements in form and substance reasonably satisfactory to the Collateral Agent, cause the depository bank which maintains any Bareboat Charter Account or Earnings Account to agree to comply at any time with instructions from the Collateral Agent to such depository bank(s) directing the disposition of funds from time to time credited to such Bareboat Charter Account or Earnings Account, as applicable, without further consent of the Pledgor or any other Person. The Collateral Agent agrees with the Pledgor that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from the Pledgor other than during the existence of an Event of Default in accordance with the Credit Agreement (which may require direction of the Administrative Agent, acting at the direction of the Required Lenders).

ARTICLE V

REMEDIAL PROVISIONS

Section 5.01       Remedies.

If any Event of Default shall have occurred and be continuing:

(a)         The Collateral Agent shall have the right, subject to and in accordance with the terms of the Credit Agreement, to exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or under any other Credit Document or otherwise available to it at law, in equity or under any statute or other agreement, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable law or otherwise available at law or equity and also may: (i) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; and (ii) exercise any and all rights and remedies of the Pledgor under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  The Pledgor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent and any other Secured Creditor shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived and released. If applicable to any particular item of Collateral, the Pledgor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall instruct, whether at the Pledgor’s premises or elsewhere. Any such sale or transfer by the Collateral Agent, either to itself or to any other Person, shall be absolutely free from any claim of right by the Pledgor, including any equity or right of redemption, stay or appraisal which the Pledgor has or may have under any rule of law, regulation or statute now existing or hereafter adopted (and the Pledgor hereby waives any rights it may have in respect thereof). Upon any such sale or transfer, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred.

(b)         Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may at any time thereafter be applied in whole or in part by the Collateral Agent, for the ratable benefit of the Secured Creditors, against, all or any part of the Secured Obligations, in the manner set forth in the Credit Agreement.

(c)         All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

(d)         The Collateral Agent is authorized, in connection with any sale of the Collateral pursuant to this Section 5.01, to deliver or otherwise disclose to any prospective purchaser of the Collateral any information in its possession relating to such Collateral.

(e)         The Collateral Agent may appoint any Person as agent to perform any act or acts necessary or incident to appropriate or realize upon any Collateral or to any sale or transfer of the Collateral.

(f)         To the extent permitted by applicable law, the Pledgor hereby waives all claims, damages and demands it may acquire against the Collateral Agent arising out of the exercise by it of any rights under this Agreement, other than with respect to the Collateral Agent’s actions constituting gross negligence or willful or unlawful misconduct or material breach of its express contractual obligations hereunder.

Section 5.02       Application of Proceeds; Waiver; Deficiency. The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as payment for the Secured Obligations in accordance with the terms of the Credit Agreement.

Section 5.03       Non-Judicial Enforcement. The Collateral Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, the Pledgor expressly waives any and all legal rights which might otherwise require the Collateral Agent to enforce its rights by judicial process.

ARTICLE VI

THE COLLATERAL AGENT

Section 6.01       Collateral Agent’s Appointment as Attorney-in-Fact, Etc.

(a)         The Pledgor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor, as appropriate, or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Pledgor hereby gives the Collateral Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, to do any or all of the following:

(i)          unless being disputed in accordance with the terms of the Credit Agreement, pay or discharge taxes and liens (other than liens for taxes not yet delinquent, or which can thereafter be paid without penalty, in each case such that the lien cannot be enforced) levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement, the Credit Agreement or any other Credit Document and pay all or any part of the premiums therefor and the costs thereof;

(ii)         execute, in connection with any sale provided for in Section 5.01, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii)       (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent (for the benefit of the Secured Creditors) or as the Collateral Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) in the name of the Pledgor, as appropriate, or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due with respect to any Collateral and commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (D) defend any suit, action or proceeding brought against the Pledgor with respect to any Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; and (F) sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

Anything in this Section 6.01(a) to the contrary notwithstanding, (x) the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.01(a) unless an Event of Default shall have occurred and be continuing, and (y) the parties agree that the grant of the power of attorney set forth in this Section 6.01(a) shall not be deemed to create an obligation on the part of the Collateral Agent to take any one or more of the actions described herein.

(b)         If the Pledgor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)         The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in and in accordance with this Section 6.01 shall constitute Secured Obligations and shall be payable by the Pledgor to the Collateral Agent on demand.

(d)         The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released as set forth in Section 7.10(b).

Section 6.02       Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Creditor nor any of their respective agents, employees, stockholders, directors and officers shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s and the other Secured Creditors’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Creditor to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its agents, employees, stockholders, directors and officers shall be responsible to the Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non–appealable decision. To the fullest extent permitted by applicable law, the Collateral Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Secured Obligations, or to take any steps necessary to preserve any rights against the Pledgor or any other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. The Pledgor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Collateral Agent or any other Secured Creditor to proceed against the Pledgor or any other Person, exhaust any Collateral or enforce any other remedy which the Collateral Agent or any other Secured Creditor now has or may hereafter have against the Pledgor and any other Person.

Section 6.03       Authority of Collateral Agent. The Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or in connection with the Secured Obligations shall, as between the Collateral Agent and the other Secured Creditors, be governed by the terms of the Credit Agreement (including, without limitation, the rights and protections set forth therein) and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Creditors with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 6.04       Limitation on Duty of Collateral Agent in Respect of Collateral. Notwithstanding anything to the contrary set forth in this Agreement, the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss, damage or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee appointed by the Collateral Agent in good faith.

Notwithstanding anything to the contrary set forth in this Agreement, the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral, or for the validity, perfection, priority or enforceability of the liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Pledgor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent shall have no duty to ascertain, monitor, investigate or inquire as to the performance or observance of any of the terms of this Agreement by the Pledgor or any other party to such documents.

Section 6.05       Indemnity and Expenses.

(a)         Without prejudice to any other rights or remedies of the Collateral Agent under any of the other Credit Documents, to the extent the Borrower is required to do so in accordance with Section 10.13(b) of the Credit Agreement, the Pledgor agrees to indemnify, defend, protect and hold harmless the Collateral Agent (in its individual capacity and as Collateral Agent for the Secured Creditors) and each of its officers, directors and agents (each, an “Indemnified Party”) from and against any and all loss, damage, claims, liability, cost or expense (including, without limitation, the reasonable and documented out-of-pocket fees and expenses of litigation or preparation therefor) incurred by any Indemnified Party, in each case in connection with this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s gross negligence or willful or unlawful misconduct or material breach of its express contractual obligations hereunder.

(b)         Without prejudice to any other rights or remedies of the Collateral Agent under any of the other Credit Documents, the Pledgor will, promptly upon demand, reimburse the Collateral Agent for all reasonable and documented out-of-pocket expenses incurred or made by it, its agents, counsel, accountants and experts (but limited to a single law firm for the Collateral Agent as counsel in each appropriate jurisdiction and which may include a special or local counsel for the Collateral Agent acting in one or more jurisdictions) in connection with (i) the transactions which give rise to this Agreement, the preparation of this Agreement and the administration of this Agreement, (ii) the custody or preservation of, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of the Pledgor, or (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Creditors hereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.01       Amendments; Waivers.

(a)         No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall be effective unless the same is in writing and conforms to the requirements set forth in Section 10.11 of the Credit Agreement.

(b)         No failure on the part of the Collateral Agent or any other Secured Creditor to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Neither the execution nor the delivery of this Agreement shall in any manner impair or affect other security for the Secured Obligations. The rights and remedies of the Collateral Agent provided herein and in the other Credit Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or otherwise.

Section 7.02       Notices, etc.

(a)         All notices, requests, demands or other communications pursuant hereto shall be given in accordance with Section 10.7 of the Credit Agreement. Notices shall be deemed to have been given as set forth in Section 10.7 of the Credit Agreement. All notices and other communications shall be in writing and addressed to such party as provided in the Credit Agreement.

Section 7.03       Continuing Security Interest; Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the termination of this Agreement in accordance with Section 7.10(b), (b) be binding upon the Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Creditors and their respective successors, transferees and assigns.

Section 7.04       Survival; Reinstatement; Security Interest Absolute.

(a)         All covenants, agreements, representations and warranties made by the Pledgor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document to which it is a party shall be considered to have been relied upon by the Collateral Agent and shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Collateral Agent or on its behalf and notwithstanding that the Collateral Agent may have had notice or knowledge of any default or incorrect representation or warranty at the time any credit is extended hereunder or under any other Credit Document, and shall continue in full force and effect as long as any of the Secured Obligations is outstanding and unpaid. The provisions of Section 6.05 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Secured Obligations, or the termination of this Agreement or any other Credit Document or any provision hereof or thereof or the resignation or removal of the Collateral Agent in accordance with Article 9.10 of the Credit Agreement.

(b)         To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Collateral Agent’s and the Secured Creditors’ liens, security interests, rights, powers and remedies under this Agreement shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated and the Pledgor shall take such action as may be reasonably requested by the Collateral Agent to effect such reinstatement.

(c)         The obligations of the Pledgor under this Agreement are independent of the Secured Obligations or any other obligations of any other pledgor under or in respect of the other Credit Documents, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Pledgor or whether the Pledgor is joined in any such action or actions. All rights of the Collateral Agent and the other Secured Creditors and the pledge, assignment and security interest hereunder, and all obligations of the Pledgor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and the Pledgor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(i)          any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto;

(ii)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other obligations of the Company or any other Transaction Party under or in respect of any Credit Document or any other amendment or waiver of or any consent to any departure from any Credit Document, including, without limitation, any increase in the Secured Obligations;

(iii)       any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(iv)        any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other obligations of the Company or any other Transaction Party under or in respect of the Credit Documents or any other assets of the Company or any other Transaction Party;

(v)         any change, restructuring or termination of the corporate structure or existence of the Company or any other Transaction Party;

(vi)        any failure of any Secured Creditor to disclose to the Pledgor any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of the Company or any other Transaction Party now or hereafter known to such Secured Creditor (the Pledgor waiving any duty on the part of the Secured Creditors to disclose such information); or

(vii)       any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Creditor that might otherwise constitute a defense available to, or a discharge of, the Pledgor.

Section 7.05       Counterparts; Integration; Effectiveness.

(a)         This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

(b)         This Agreement and the other Credit Documents to which the Pledgor is a party constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Credit Documents to which the Pledgor is a party represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between or among the parties.

(c)         This Agreement shall become effective when it shall have been executed by the Collateral Agent and when the Collateral Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 7.06       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.07       Governing Law; Submission to Jurisdiction.

(a)         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN ACCORDANCE WITH SECTION 10.14 OF THE CREDIT AGREEMENT. THE PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS DESCRIBED IN SECTION 10.14 OF THE CREDIT AGREEMENT.

(b)         THE PLEDGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT OR ANY APPELLATE COURT WITH RESPECT THERETO AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c)         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08       Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 7.09       Acknowledgments. The Pledgor hereby acknowledges that:

(a)         neither the Collateral Agent nor any other Secured Creditor has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Company and the other Loan Parties, on the one hand, and the Secured Creditors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(b)         no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Creditors or among the Pledgor and the Secured Creditors; and

(c)         it has a duty to read this Agreement and the other Credit Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Credit Documents; that it has in fact read this Agreement and the other Credit Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement; and has received the advice of its attorney in entering into this Agreement. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

Section 7.10       Releases, Termination.

(a)         In connection with the entry of new account control agreement documentation with respect to the Bareboat Charter Account or the Earnings Account, as applicable, in form and substance reasonably satisfactory to the Collateral Agent, the then existing account control agreement documentation with respect to the Bareboat Charter Account or the Earnings Account, as applicable, shall be simultaneously terminated.  Upon, or simultaneously with, as necessary, any such termination, the Collateral Agent will, at the written request of the Pledgor and at the Pledgor’s expense, execute and deliver such documents as the Pledgor shall reasonably request to evidence such termination.

(b)         Upon (i) the occurrence of any of the events described in clause (b) of Section 9.8 of the Credit Agreement with respect to the Pledgor or any Collateral Rig and the satisfaction of any conditions precedent set forth therein, or (ii) (x) the replacement of the Pledgor as a “Collateral Rig Owner” in accordance with (a) a fundamental change of the Pledgor not prohibited by Section 6.10 of the Credit Agreement and/or (b) a transaction permitted by Section 6.24 of the Credit Agreement, as applicable, and (y) to the extent required by the Credit Agreement, the entry into a new, or the existence of a current, Account Pledge Agreement by the applicable successor Collateral Rig Owner as required by the Credit Agreement, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor.  The security interest granted hereby shall, in whole or in part, automatically terminate and be released and all rights to the Collateral so released shall automatically revert to the Pledgor, upon consent of the Required Lenders in accordance with Section 10.11 of the Credit Agreement.  Upon any such termination, the Collateral Agent will, at the written request of the Pledgor and at the Pledgor’s expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

Section 7.11       Acceptance. The Pledgor expressly waives notice of acceptance of this Agreement, acceptance on the part of the Secured Creditors being conclusively presumed by their request for this Agreement and delivery of the same to the Collateral Agent.

Section 7.12       General Limitation of Liability. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

In no event shall the Collateral Agent be responsible or liable for special, indirect, or consequential loss, lost profits or damage of any kind whatsoever (including, but not limited to, loss of profit and diminution in the value thereof) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 7.13       Resignation or Removal of Collateral Agent. If the Collateral Agent resigns or is removed in accordance with the Credit Agreement, such retiring Collateral Agent shall cease to be a party to this Agreement and all obligations imposed upon such retiring Collateral Agent pursuant to this Agreement shall be terminated as to such retiring Collateral Agent and deemed to be imposed upon the successor Collateral Agent appointed pursuant to the terms of the Credit Agreement, provided, however, the retiring Collateral Agent’s indemnification rights contained in this Agreement, the Credit Agreement or otherwise shall continue in favor of the retiring Collateral Agent.

Section 7.14       Amount of Obligations Secured.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, the amount of the obligations secured hereby shall not at any time exceed the Secured Obligations.

Section 7.15       U.S.A Patriot Act. The Pledgor acknowledges that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act), all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The Pledgor agrees that it will provide to the Collateral Agent such information as it may request, from time to time, in order for the Collateral Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 7.16       Conflict. In the event of a direct conflict between this Agreement and the Credit Agreement, the Credit Agreement shall control; provided, however, the parties understand and agree that this Agreement sets forth additional covenants, obligations and rights and the parties will use all reasonable efforts to construe the provisions and covenants in this Agreement as not being in direct conflict with the Credit Agreement.

The Collateral Agent shall have all the benefits, indemnities, powers, privileges, protections and rights contained in the Credit Agreement (including for the avoidance of any doubt Article 9 of the Credit Agreement) in connection with acting in its capacity as Collateral Agent hereunder.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

[__________],
as the Pledgor

By:
Name:
Title:

[Signature Page to Account Pledge Agreement]

Acknowledged and Agreed to as of the date hereof by:

CITIBANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Signature Page to Account Pledge Agreement]

SCHEDULE 3.04

Names/Trade Names, Jurisdiction of Organization and Chief Executive Office

Pledgor	Jurisdiction of Organization	Location of Pledgor’s Chief Executive Office or Sole Place of Business
[__________]	[__________]	[__________]

EXHIBIT 1.1-B

FORM OF

ASSIGNMENT OF EARNINGS

Assignment of Earnings

FORM OF ASSIGNMENT OF EARNINGS

given by

[____],

as the Assignor

in favor of

CITIBANK, N.A.,

as the Assignee

[VESSEL NAME(S)]

_________-  __, 20[   ]

Assignment of Earnings

THIS ASSIGNMENT OF EARNINGS (as amended, restated, supplemented or otherwise modified from time to time, this “Assignment”), dated as of __________  __, 20[  ], is made by [_____], a company incorporated and existing under the laws of the [____] (together with any other Subsidiary of the Company and/or Holdings party hereto from time to time in accordance with Section 10 hereof, the “Assignors”), in favor of CITIBANK, N.A., as collateral agent for the Secured Creditors referred to below (in such capacity, together with its successors and assigns in such capacity, the “Assignee”).

W I T N E S S E T H  T H A T :

WHEREAS:

(A)        At least one of the Assignors is the operator of the [_______]-registered Rig[s] [_____], Official No. [______]6 ([collectively,] the “Collateral Rig”);

(B)        Transocean Inc., a Cayman Islands exempted company (together with its successors and permitted assigns, the “Company”), has entered into that certain Credit Agreement dated as of June [_], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, as borrower, the lenders and issuing banks party thereto from time to time and CITIBANK, N.A., as administrative agent for such lenders and issuing banks (in such capacity, the “Administrative Agent”), and collateral agent for such lenders and issuing banks, and itself as collateral agent and the Administrative Agent (collectively, the “Secured Creditors”);

(C)        This Assignment is given as security for all of the Secured Obligations under the Credit Documents.

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each Assignor, each Assignor hereby agrees as follows:

SECTION 1.    Defined Terms.  Except as otherwise defined herein, capitalized terms defined in the Credit Agreement shall have the same meanings when used herein.

SECTION 2.    Grant of Security.  As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, each Assignor, as legal and beneficial owner, does hereby collaterally assign, transfer and set over unto the Assignee, for the ratable benefit of the Secured Creditors, and does hereby grant the Assignee, for the ratable benefit of the Secured Creditors, a continuing security interest in, all of such Assignor’s right, title and interest in, to and under the following (collectively, the “Assigned Property”): (i) all Earnings in respect of the Collateral Rig and (ii) all proceeds of such Earnings.  Assigned Property shall in no event include any property, if and for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any Drilling Contract, relating to the Collateral Rig; provided, that such security interest shall attach immediately to any portion of such property that does not result in any of the foregoing consequences.

SECTION 3.    Notice of Assignment.  Upon the written request of the Assignee, following the occurrence and during the continuation of an Event of Default, the applicable Assignor shall (x) give notice, substantially in the form attached hereto as Exhibit 1, of this

6       Add references to as many Collateral Rigs as may be applicable to the entity or entities signing.

Assignment to the counterparty to the Drilling Contract relating to the Collateral Rig and (y) use reasonable efforts to obtain the consent to this Assignment from the counterparty to such Drilling Contract.

SECTION 4.    Performance under Drilling Contract; No Duty of Inquiry.  Each Assignor hereby covenants and undertakes that, notwithstanding the assignment herein contained, it shall perform all its obligations, if any, under the Drilling Contract relating to the Collateral Rig to the extent the failure to perform such obligations would permit the counterparty to such Drilling Contract to terminate or cancel such Drilling Contract.  It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the applicable Assignor shall remain liable under the Drilling Contract relating to the Collateral Rig and shall perform its obligations thereunder to the extent set forth in the immediately foregoing sentence, and the Assignee shall have no obligation or liability under such Drilling Contract by reason of or arising out of the assignment contained herein, nor shall the Assignee be required to assume or be obligated in any manner to perform or fulfill any obligation of any Assignor under or pursuant to such Drilling Contract or to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Assignee, or to present or file any claim or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times.

SECTION 5.    Power of Attorney.  Each Assignor does hereby irrevocably appoint and constitute the Assignee as such Assignor’s true and lawful attorney-in-fact with full power (in the name of such Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith, to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable and otherwise to do any and all things which such Assignor itself could do in relation to the Assigned Property. Anything in this Section 5 to the contrary notwithstanding, (a) the Assignee agrees that it will not exercise any rights under the power of attorney provided for in this Section 5 unless an Event of Default shall have occurred and be continuing, and (b) the parties agree that the grant of the power of attorney set forth in this Section 5 shall not be deemed to create an obligation on the part of the Assignee to take any one or more of the actions described herein.

SECTION 6.    UCC Filings.  Each Assignor does hereby authorize the Assignee to do all things the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted by this Assignment including, but not limited to, filing any and all Uniform Commercial Code financing statements or renewals thereof in any applicable jurisdictions. For the avoidance of doubt, nothing herein shall require or obligate the Assignee to file any such financing statements or any continuation statements, or be responsible for maintaining the security interests purported to be created by this Assignment (except for the safe custody of any Assigned Property in its possession and the accounting for moneys actually received by it under this Assignment) and such responsibility and obligation shall be solely that of each Assignor.  Notwithstanding anything set forth in this Section 6, other than as expressly set forth in Section 3 of this Assignment, the Assignee shall not be required to give notice of the assignment granted hereunder to, or obtain the consent of the assignment granted hereunder from, the counterparty to the Drilling Contract relating to the Collateral Rig.

SECTION 7.    Application of Proceeds.  All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be applied in accordance with the terms of the Credit Agreement.

SECTION 8.    Amount of Obligations Secured. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the amount of the obligations secured hereby shall not at any time exceed the Secured Obligations.

SECTION 9.    Miscellaneous.

9.1       Further Assurances.  Each Assignor agrees that if this Assignment shall at any time be insufficient in whole or in part to create a valid security interest in the Assigned Property, it shall execute or cause to be executed such other documents or deliver or cause to be delivered such further assurances as may be necessary in order to create a valid security interest in the Assigned Property.  Notwithstanding anything set forth in this Section 9.1, other than as expressly set forth in Section 3 of this Assignment, the Assignee shall not be required to give notice of the assignment granted hereunder to, or obtain the consent of the assignment granted hereunder from, the counterparty to the Drilling Contract relating to the Collateral Rig

9.2       Remedies Cumulative and Not Exclusive; No Waiver.  No failure on the part of the Assignee or any other Secured Creditor to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  Neither the execution nor the delivery of this Assignment shall in any manner impair or affect other security for the Secured Obligations.  The rights and remedies of the Assignee provided herein and in the other Credit Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or otherwise.

9.3       Successors and Assigns. This Assignment and all obligations of each Assignor hereunder shall be binding upon the successors and assigns of such Assignor and shall, together with the rights and remedies of the Assignee hereunder, inure to the benefit of the Assignee, its respective successors and assigns.

9.4       Waiver; Amendment.  No amendment, modification or waiver of any provision of this Assignment, and no consent to any departure by any Assignor herefrom, shall be effective unless set forth in writing and executed by the parties hereto.

9.5       Invalidity.  Any provision of this Assignment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.6       Notices.  All notices, requests, demands or other communications pursuant hereto shall be given in accordance with Section 10.7 of the Credit Agreement.  Notices shall be deemed to have been given as set forth in Section 10.7 of the Credit Agreement.  All notices and other communications shall be in writing and addressed to such party at:

(a) in the case of any Assignor:

[_____]

[_____]

[_____]

Attention: [_____]

Facsimile: [_____]

(b) in the case of the Assignee:

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Attention: Jenny Cheng

E-mail: jenny.cheng@citi.com / cts.spag@citi.com

or in any case at such other address as such party may hereafter notify the other party hereto in writing.

9.7       Electronic Delivery.  Delivery of an executed copy of this Assignment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed copy.

Any party hereto may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

9.8       References.  References herein to Sections and Exhibits are to be construed as references to sections of, and exhibits to, this Assignment, unless the context otherwise requires.

9.9       Headings.  In this Assignment, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Assignment.

9.10     Termination.  Upon the occurrence of any of the events described in clause (b) of Section 9.8 of the Credit Agreement with respect to the Collateral Rig, the continuing security interest granted hereby in respect of the Assigned Property, shall automatically terminate and be released and all rights to the Assigned Property shall automatically revert to the applicable Assignors; provided that this Assignment shall continue to be effective, or be reinstated, as the case may be, in the event any release or termination pursuant to Section 9.8(b)(i) is rescinded or must otherwise be undone as though all such relevant payments had not been made.  The security interest granted hereby shall, in whole or in part, automatically terminate and be released and all rights to the Assigned Property so released shall automatically revert to the applicable Assignors, upon consent of the Required Lenders in accordance with Section 10.11 of the Credit Agreement.  Upon (x) written request of the Company after any Assignor ceases to be the “Collateral Rig Operator” with respect to the Collateral Rig, including, without limitation, upon the disposition of the Collateral Rig in accordance with a transaction permitted by Section 6.24 of the Credit Agreement, and (y) to the extent required by the Credit Agreement, the entry into a new, or the existence of a current (including by way of adding an Additional Assignor pursuant to Section 10), Assignment of Earnings by the applicable successor Collateral Rig Operator with respect to the Collateral Rig, the continuing security interest granted by the Assignor that is no longer the Collateral Rig Operator, shall automatically terminate and be released and all rights to the Assigned Property of the applicable Assignor shall automatically revert to such Assignor.  Upon any such termination, the Assignee will, at the Assignors’ sole expense, execute and deliver to the Assignors such documents as the Assignor shall reasonably request to evidence such termination.

9.11     Rights of the Assignee.  Notwithstanding anything else to the  contrary herein, the Assignee shall have all of the rights, benefits, privileges, protections and indemnities provided to the Collateral Agent under the Credit Agreement.

SECTION 10.  Additional Assignors. Upon execution and delivery by any Subsidiary of the Company and/or Holdings of an instrument in the form of Exhibit 2, such Subsidiary shall become an Assignor hereunder with the same force and effect as if originally named an Assignor herein (each an “Additional Assignor”). The execution and delivery of any such instrument shall not require the consent of any Assignor hereunder. The rights and obligations of each Assignor hereunder shall remain in full force and effect notwithstanding the addition of any Additional Assignor as a party to this Assignment subject to Section 9.10 above.

SECTION 11.  Governing Law, Jurisdiction and Waivers.

(a)         Governing Law.  THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS ASSIGNMENT SHALL BE BROUGHT IN ACCORDANCE WITH SECTION 10.14 OF THE CREDIT AGREEMENT. THE ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS DESCRIBED IN SECTION 10.14 OF THE CREDIT AGREEMENT.

(b)         THE ASSIGNOR AND EACH SECURED CREDITOR (BY THEIR ACCEPTANCE OF THE BENEFITS OF THIS ASSIGNMENT) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE

TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT OR ANY APPELLATE COURT WITH RESPECT THERETO AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c)         EACH OF THE PARTIES HERETO AND EACH SECURED CREDITOR (BY THEIR ACCEPTANCE OF THE BENEFITS OF THIS ASSIGNMENT) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed and delivered on the day and year first above written.

[_____],
as Assignor

By:
Name:
Title:

[Signature Page to Assignment of Earnings]

Acknowledged and Agreed to on the day and year first above written:

CITIBANK, N.A., as Assignee

By:
Name:
Title:

[Signature Page to Assignment of Earnings]

EXHIBIT 1

FORM OF EARNINGS ASSIGNMENT NOTICE

TO: [Counterparty to Drilling Contract]

TAKE NOTICE:

(a)  that by an Assignment of Earnings dated as of [________ __, 20__] (the “Assignment”) made by us to CITIBANK, N.A., as the collateral agent for the Secured Creditors (as defined in the Assignment) (together with its successors and assigns in such capacity, the “Assignee”), we (the “Assignor”), [___]-flag registered [rig] [_____] (the “Collateral Rig”), Official No. [________], have assigned to the Assignee a security interest in all our right, title and interest in and to:

(i)         all freight, hire, income and passage moneys payable to the Assignor as a consequence of the operation of the Collateral Rig, including without limitation all payments under any drilling contract with respect to the Collateral Rig, including any termination payments or settlement payments in respect thereof;

(ii)        any claim under any guarantee in respect of any drilling contract or otherwise related to freight, hire, income or passage moneys, in each case payable to the Assignor as a consequence of the operation of the Collateral Rig;

(iii)       any other money whatsoever due or to become due to the Assignor in relation to the drilling contract with respect to the Collateral Rig;

(iv)       any other money received directly or indirectly under such drilling contract by the Assignor; and

(v)        all proceeds of the foregoing; and

(b)  that you are hereby irrevocably authorized and instructed to pay as from the date hereof all of such aforesaid moneys as follows (or to such other account as the Assignee may direct from time to time):

Bank Name:  [                ]

Address:  [                      ]

Account Name:  [                        ]

Account Number: [                      ]

ABA/Routing: [              ]

Swift: [              ]

DATED:  [________ __, 20__]

Exhibit 1-1

[_______],
as Assignor

By:
Name:
Title:

Exhibit 1-2

FORM OF SUPPLEMENT TO ASSIGNMENT OF EARNINGS

THIS SUPPLEMENT TO ASSIGNMENT OF EARNINGS (this “Supplement”), dated as of __________, 20___ made by _______________, a _______________ (the “Additional Assignor”), in favor of CITIBANK, N.A., as collateral agent for the Secured Creditors (in such capacity, together with its successors and assigns in such capacity, the “Assignee”).

W I T N E S S E T H:

WHEREAS:

(A)        The Additional Assignor is, or may from time to time be, the operator of the whole of the [______]-registered Rig [_____] (the “Collateral Rig”), Official No. [______];

(B)        Transocean Inc., a Cayman Islands exempted company (together with its successors and permitted assigns, the “Company”), has entered into that certain Credit Agreement dated as of June [_], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, as borrower, CITIBANK, N.A., as administrative agent, and the banks and financial institutions therein named as lenders and issuing banks;

(C)        [_____]7, a company incorporated and existing under the laws of the [____] (the “Assignor”), has executed and delivered an Assignment of Earnings, dated as of [____], 2018 (as the same has been or may hereafter be amended, restated or supplemented from time to time, the “Assignment of Earnings”), pursuant to which the Assignor has agreed to grant a security interest in all of the Assigned Property with respect to the Collateral Rig;

(D)        it is a requirement under the Credit Agreement that the Additional Assignor execute and deliver to the Assignee this Supplement, and the Additional Assignor desires to execute and deliver this Supplement to satisfy such requirement; and

(E)        This Assignment is given as security for all of the Secured Obligations under the Credit Documents.

NOW, THEREFORE, in consideration of the premises and in order to satisfy the requirements of the Credit Agreement, and other good and valuable consideration, the Additional Assignor hereby agrees as follows:

Section 1.        Defined Terms. Capitalized terms not otherwise defined herein which are used in the Assignment of Earnings are used herein with the meanings specified for such terms in the Assignment of Earnings.

Section 2.        Additional Assignor. The Additional Assignor agrees that it shall be and become an Assignor for all purposes of the Assignment of Earnings and shall be fully liable thereunder to the Assignee and other Secured Creditors to the same extent and with the same effect as though the Additional Assignor had been an Assignor thereunder originally executing and delivering the Assignment of Earnings. In furtherance of the

7  To be existing Assignors.

foregoing, the Additional Assignor, as legal and beneficial owner, does hereby collaterally assign, transfer and set over unto the Assignee, for the ratable benefit of the Secured Creditors, and does hereby grant the Assignee, for the ratable benefit of the Secured Creditors, a continuing security interest in, all of the Assignor’s right, title and interest in, to and under the following: (i) all Earnings in respect of the Collateral Rig and (ii) all proceeds of such Earnings.

Section 3.        Governing Law; Appointment of Agent for Service of Process; Submission to Jurisdiction; Waiver of Jury Trial.

(a)         Governing Law.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS ASSIGNMENT SHALL BE BROUGHT IN ACCORDANCE WITH SECTION 10.14 OF THE CREDIT AGREEMENT. EACH ADDITIONAL ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS DESCRIBED IN SECTION 10.14 OF THE CREDIT AGREEMENT.

(b)         THE ADDITIONAL ASSIGNOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT OR ANY APPELLATE COURT WITH RESPECT THERETO AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c)         THE ADDITIONAL ASSIGNOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

IN WITNESS WHEREOF, the Additional Assignor has caused this Supplement to be duly executed and delivered by its duly authorized officer as of the date first above written.

Address for Notices:	ADDITIONAL ASSIGNOR:

By:
Name:
Title:

ACCEPTED THIS _____ DAY OF
__________, 20___, BY THE
ADMINISTRATIVE AGENT:

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT 1.1-C

FORM OF

ASSIGNMENT OF INSURANCES

ASSIGNMENT OF INSURANCES

given by

TRANSOCEAN INC.,

TRITON VOYAGER ASSET LEASING GMBH

and

[______________],

as the Assignors,

in favor of

CITIBANK, N.A., as Collateral Agent

as the Assignee

June [__], 2018

DEEPWATER INVICTUS

THIS ASSIGNMENT OF INSURANCES (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Assignment”) is made by Transocean Inc., a Cayman Islands exempted company (the “Company”), Triton Voyager Asset Leasing GmbH, a Swiss limited liability company (the “Owner”), and [______________], a [__________] [__________] (the “Operator”) (collectively, together with any other Subsidiary of the Company and/or Holdings party hereto from time to time in accordance with Section 9.15 hereof, the “Assignors”), in favor of CITIBANK, N.A., as Collateral Agent (as defined below) for the Secured Creditors (as defined below) (together with its successors and assigns in such capacity, the “Assignee”).

W I T N E S S E T H   T H A T:

WHEREAS:

(A)        Owner is the sole owner of the whole of the Marshall Islands registered drillship Deepwater Invictus, IMO No. [_______] and Official No. [____] (the “Collateral Rig”) and each Assignor has an interest in the Insurances (as defined below);

(B)        Pursuant to the Credit Agreement, dated as of June [__], 2018 (as the same may be amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Lenders from time to time party thereto and Citibank, N.A., as administrative agent for the Lenders and Issuing Banks (in such capacity, the “Administrative Agent”) and collateral agent for the Lenders, Issuing Banks and itself as Administrative Agent (in such capacity, the “Collateral Agent” and, the Collateral Agent, together with the Lenders, Issuing Banks and the Administrative Agent, the “Secured Creditors”), a revolving credit facility was made available to the Company in an aggregate principal amount of up to One Billion United States Dollars ($1,000,000,000); and

(C)        Pursuant to the Credit Agreement, each Assignor is required to execute this Assignment to give security for all of the Secured Obligations (as defined in the Credit Agreement) under the Credit Documents (as defined in the Credit Agreement).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Assignors, the Assignors hereby agree as follows:

SECTION 1. Defined Terms.  Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

“Assignor Account” means any Bareboat Charter Account or Earnings Account pledged by the Owner in favor of the Collateral Agent pursuant to the Credit Documents.

“Credit Agreement” has the meaning ascribed to it in the recitals of this Assignment.

“Insurance Proceeds” means all monies payable to any Assignor under or in connection with (i) the Insurances, whether heretofore, now or hereafter effected, and all renewals or replacements for same, and (ii) all claims, returns of premium or other amounts and other moneys due and to become due under or in respect of Insurances, other than returns of premium not related to physical damage to the Collateral Rig.

“Insurances” means policies and contracts of insurance from time to time taken out by or on behalf of any Assignor insuring physical damage to the Collateral Rig, including but not limited to (i) hull and machinery (including hull interest insurance, increased value insurance and freight interest insurances, if any) and (ii) war risk.

“Requisition Compensation” means, in relation to the Collateral Rig, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Collateral Rig.

“Secured Creditors” means, collectively, the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent.

SECTION 2.  Grant of Security.  As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, each Assignor, as legal and beneficial owner, does hereby collaterally assign, transfer and set over unto the Assignee, for the benefit of the Secured Creditors, and does hereby grant the Assignee, for the benefit of the Secured Creditors, a continuing security interest in, all of such Assignor’s right, title and interest in, to and under the following (collectively, the “Insurance Collateral”): (a) all Insurances, (b) all Insurance Proceeds, (c) all Requisition Compensation and (d) all proceeds of the foregoing, other than returns of premium not related to physical damage to the Collateral Rig.

SECTION 3. Loss Payable Clauses.  Each Assignor shall ensure that: all Insurances, as such Insurances relate to the Collateral Rig, in respect of hull and machinery (including hull interest insurance, increased value insurance, freight interest insurances, if any and war risk) shall contain a loss payable clause in substantially the form attached hereto as Exhibit 1.  Insurances for the Collateral Rig in respect of:

(a)         an Event of Loss or any loss that results in Insurance Proceeds greater than $25,000,000 (other than any Insurance Proceeds payable for expenses other than physical damage), shall be payable to the Assignee in accordance with the loss payable clause as described in Exhibit 1;  provided that, other than in the case of an Event of Loss, such Insurance Proceeds shall be paid by the Assignee to the applicable Assignor as designated by the Company upon the delivery to the Assignee of an officer’s certificate certifying that (i) no Event of Default has occurred and is continuing, (ii) no Event of Loss has occurred, and (iii) such Insurance Proceeds shall be applied to the reimbursement for repair and/or replacement of damaged property of the Collateral Rig and for other covered expenses under the Insurances; and

(b)         any loss that results in Insurance Proceeds of equal to or less than $25,000,000 or Insurance Proceeds payable for expenses other than physical damage, shall be payable to the applicable Assignor as designated by the Company for reimbursement for repair and/or replacement of damaged property of the Collateral Rig and for other covered expenses under the Insurances in accordance with the loss payable clause until any time at which an Event of Default has occurred and is continuing, at which time the Assignee may direct the insurers to pay such moneys to the Assignee.

SECTION 4. Covenants and Undertakings; Notices. Each Assignor hereby covenants with the Assignee and undertakes that:

(a)         it shall do or permit to be done each and every act or thing which the Assignee may from time to time require to be done for the purpose of enforcing the Assignee’s rights under this Assignment and shall allow its name to be used as and when required by the Assignee for that purpose;

(b)         it shall forthwith give notice substantially in the form annexed hereto as Exhibit 2, or cause its insurance brokers to give notice, of this Assignment to all insurers, underwriters, clubs and associations providing the Insurances and request that such notice be endorsed on all the policies and entries of Insurances; and

(c)         as an inducement to the Assignee to accept this Assignment, that (i) the Insurances are in full force and effect and are enforceable in accordance with their respective terms, (ii) such Assignor is not in default under the Insurances such that the Insurances could be or are cancelled, terminated, discharged, suspended, avoided or materially modified, (iii) no entity other than the signatories hereto has any interest in any of the Insurances (except any entity which has previously assigned such interest to the Assignee), and (iv) it has not assigned, pledged or in any way created or suffered to be created any security interest in the whole or any part of the right, title and interest in the Insurance Collateral, except for Permitted Collateral Liens.

SECTION 5. No Duty of Inquiry.  The Assignee shall not be obliged to make any inquiry as to the nature or sufficiency of any payment received by it hereunder or to make any claim or take any other action to collect any moneys or to enforce any rights and benefits hereby assigned to the Assignee or to which the Assignee may at any time be entitled hereunder. Each Assignor shall remain liable to perform all of its obligations in relation to the Insurance Collateral and the Assignee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever (including, without limitation, any obligation or liability with respect to the payment of premiums, calls, assessments or any other sums at any time due and owing in respect of the Insurances) in the event of any failure by such Assignor to perform such obligations.

SECTION 6. Power of Attorney.  Each Assignor does hereby irrevocably appoint and constitute the Assignee as such Assignor’s true and lawful attorney-in-fact with full power (in the name of such Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith, to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable and otherwise to do any and all things which such Assignor itself could do in relation to the Insurance Collateral. Anything in this Section 6 to the contrary notwithstanding, (a) the Assignee agrees that it will not exercise any rights under the power of attorney provided for in this Section 6 unless an Event of Default shall have occurred and be continuing, and (b) the parties agree that the grant of the power of attorney set forth in this Section 6 shall not be deemed to create an obligation on the part of the Assignee to take any one or more of the actions described herein.

SECTION 7. UCC Filings.  Each Assignor does hereby authorize the Assignee to do all things the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted by this Assignment including, but not limited to, filing any and all Uniform Commercial Code financing statements or renewals thereof in any applicable jurisdictions. For the avoidance of doubt, nothing herein shall require the Assignee to file any such financing statements or any continuation statements, or be responsible for maintaining the security interests purported to be created by this Assignment (except for the safe custody of any Insurance Proceeds in its possession and the accounting for moneys actually received by it under this Assignment) and such responsibility shall be solely that of each Assignor.

SECTION 8. Application of Proceeds.

(a)         All Requisition Compensation received by an Assignor shall be immediately deposited into the applicable Assignor Account and shall be applied in accordance with the terms of the Credit Agreement.

(b)         Absent an Event of Loss, all moneys collected or received from time to time by an Assignor pursuant to this Assignment (other than Requisition Compensation) shall be immediately deposited as designated by the Company into the applicable Assignor Account and shall be applied to the reimbursement for repair and/or replacement of damaged property of the Collateral Rig and for other covered expenses under the Insurances.

SECTION 9. Miscellaneous.

Section 9.1     Further Assurances.  Each Assignor agrees that if this Assignment shall at any time be insufficient in whole or in part to create a valid security interest in the Insurance Collateral pledged by it, it shall execute or cause to be executed such other documents or deliver or cause to be delivered such further assurances as may be necessary in order to create a valid security interest in such Insurance Collateral.

Section 9.2     Remedies Cumulative and Not Exclusive; No Waiver.  No failure on the part of the Assignee or any Secured Creditor to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Neither the execution nor the delivery of this Assignment shall in any manner impair or affect other security for the Secured Obligations. The rights and remedies of the Assignee provided herein and in the other Collateral Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or otherwise.

Section 9.3     Amount of Obligations Secured.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, the amount of the obligations secured hereby shall not at any time exceed the Secured Obligations at such time.

Section 9.4     Successors and Assigns.  This Assignment and all obligations of the Assignors hereunder shall be binding upon the successors and assigns of the Assignors and shall, together with the rights and remedies of the Assignee hereunder, inure to the benefit of the Assignee and its successors and assigns.

Section 9.5     Waiver; Amendment.  No amendment, modification or waiver of any provision of this Assignment, and no consent to any departure by the Assignors herefrom, shall be effective unless the same is in writing and conforms to the requirements set forth in Section 10.11 of the Credit Agreement.

Section 9.6     Invalidity.  Any provision of this Assignment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.7     Notices.  All notices, requests, demands or other communications pursuant hereto shall be given in accordance with Section 10.7 of the Credit Agreement.  Notices shall be deemed to have been given as set forth in Section 10.7 of the Credit Agreement.  All notices and other communications shall be in writing and addressed to such party at:

(a) in the case of any Assignor:

[_____]

[_____]

[_____]

Attention:[_____]

Facsimile: [_____]

(b) in the case of the Assignee:

Citibank, N.A.

388 Greenwich Street

New York, NY 10013Attention: Jenny Cheng

E-mail: jenny.cheng@citi.com / cts.spag@citi.com

or in any case at such other address as such party may hereafter notify the other party hereto in writing.

Section 9.8     Electronic Delivery.  Delivery of an executed copy of this Assignment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed copy. In the event that any Assignor delivers an executed copy of this Assignment by facsimile or electronic transmission, such Assignor shall also deliver an originally executed copy as soon as practicable, but the failure of such Assignor to deliver an originally executed copy of this Assignment shall not affect the validity or effectiveness of this Assignment.

Section 9.9     References.  References herein to Sections and Exhibits are to be construed as references to sections of, and exhibits to, this Assignment, unless the context otherwise requires.

Section 9.10     Headings.  In this Assignment, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Assignment.

Section 9.11     Termination.  Upon the occurrence of any of the events described in clause (b) of Section 9.8 of the Credit Agreement with respect to any Assignor or any Collateral Rig, as applicable, the continuing security interest granted hereby in respect of such Assignor or any Collateral Rig, as applicable, shall automatically terminate and be released and all rights to the Insurance Collateral of such Assignor or related to such Collateral Rig, as applicable, shall automatically revert to the applicable Assignors.  The security interest granted hereby shall, in whole or in part, automatically terminate and be released and all rights to the Insurance Collateral so released shall automatically revert to the applicable Assignors, upon consent of the Required Lenders in accordance with Section 10.11 of the Credit Agreement.  Upon (x) the replacement of any Assignor as a “Collateral Rig Owner” or the replacement of the Collateral Rig, in each case in accordance with (a) a fundamental change of such Assignor not prohibited by Section 6.1 of the Credit Agreement and/or (b) a transaction permitted by Section 6.24 of the Credit Agreement, as applicable, and (y) to the extent required by the Credit Agreement, the entry into a new, or the existence of a current, Assignment of Insurances by the applicable successor Collateral Rig Owner and/or any other Member of the Consolidated Group, as required by the Credit Agreement, the continuing security interest granted by such Assignor hereunder shall automatically terminate and be released and all rights to such Assignor’s Insurance Collateral shall automatically revert to the Assignor.  Upon (x) the written request of the Company after any Assignor (i) ceases to be the “Collateral Rig Operator” with respect to the Collateral Rig and (ii) ceases to have any interest in any Insurances, including, without limitation, upon the disposition of the Collateral Rig in accordance with a transaction permitted by Section 6.24 of the Credit Agreement, and (y) to the extent required by the Credit Agreement, the entry into a new, or the existence of a current (including by way of adding an Additional Assignor pursuant to Section 9.15), Assignment of Insurances by the applicable successor Collateral Rig Operator with respect to the Collateral Rig, the continuing security interest granted by such Assignor hereunder shall automatically terminate and be released and all rights to such Assignor’s Insurance Collateral shall automatically revert to the Assignor.  Upon any such termination, the Assignee will, at the Assignors’ sole expense, execute and deliver to the applicable Assignor such documents as such Assignor shall reasonably request to evidence such termination.

Section 9.12     Rights of the Assignee. Notwithstanding anything else to the contrary herein, the Assignee shall have all of the rights, benefits, privileges, protections and indemnities provided to the Collateral Agent under the Credit Agreement.

Section 9.13     Governing Law, Jurisdiction and Waivers.

(a)         THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS ASSIGNMENT SHALL BE BROUGHT IN ACCORDANCE WITH SECTION 10.14 OF THE CREDIT AGREEMENT. EACH ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS DESCRIBED IN SECTION 10.14 OF THE CREDIT AGREEMENT.

(b)         EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT OR ANY APPELLATE COURT WITH RESPECT THERETO AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c)         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14     Conflict.  In the event of a direct conflict between this Assignment and the Credit Agreement, the Credit Agreement shall control; provided, however, the parties understand and agree that this Assignment sets forth additional covenants, obligations and rights and the parties will use all reasonable efforts to construe the provisions and covenants in this Assignment as not being in direct conflict with the Credit Agreement.

Section 9.15     Additional Assignors. Upon execution and delivery by any Subsidiary of the Company and/or Holdings of an instrument in the form of Exhibit 3, such Subsidiary shall become an Assignor hereunder with the same force and effect as if originally named a Assignor herein (each an “Additional Assignor”). The execution and delivery of any such instrument shall not require the consent of any Assignor hereunder. The rights and obligations of each Assignor hereunder shall remain in full force and effect notwithstanding the addition of any Additional Assignor as a party to this Assignment.

SECTION 10. [Swiss Limitations.

(a)         If and to the extent the security interest granted by the Owner under this Assignment secures obligations of its Affiliates other than Subsidiaries (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent using the proceeds from the enforcement of such security interest to discharge the Upstream or Cross-Stream Secured Obligations would be restricted under then applicable Swiss corporate law, the proceeds from the enforcement of such security interest to be used to discharge the Upstream or Cross-Stream Secured Obligations shall be limited to the maximum amount of unrestricted equity capital surplus available for distribution to the shareholders of the Owner at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time; provided, further, that such limitation shall not prevent the Collateral Agent from applying such enforcement in excess of the Maximum Amount, but merely postpone the application date therefor until such time or times as application is again permitted under then applicable law. This Maximum Amount shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the Owner on the basis of an interim audited balance sheet as of that time.

(b)         In respect of Upstream or Cross-Stream Secured Obligations, the Owner shall, as concerns the proceeds resulting from the enforcement of the security interest under this Assignment, if and to the extent required by applicable law in force at the relevant time:

(i)         procure that such enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(ii)        the Collateral Agent will (acting at the direction of the Administrative Agent, acting at the direction of Required Lenders), if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently 35% at the date of this Assignment) as is in force from time to time from any such enforcement proceeds used to discharge Upstream or Cross-Stream Secured Obligations, and forward any such amount deducted to the Swiss Federal Tax Administration in the name and for the account of the Owner (or, at the full discretion of the Collateral Agent, to the Owner for payment to the Swiss Federal Tax Administration in which case the Owner shall promptly pay any such taxes to the Swiss Federal Tax Administration and provide evidence of such payment to the Collateral Agent);

(iii)       the Owner shall, in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such enforcement proceeds, is in a position to be so refunded and in case it has received any refund of the Swiss Withholding Tax, pay such refund to the Collateral Agent promptly upon receipt hereof.

(c)        The Owner shall promptly take and promptly cause to be taken any action, including the following:

(iv)       the passing of any quotaholders' resolutions to approve the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the security interest in order to allow a prompt use of the enforcement proceeds;

(v)        preparation of up-to-date audited balance sheet of the Owner;

(vi)       confirmation of the auditors of the Owner that the relevant amount represents the Maximum Amount;

(vii)      conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(viii)     revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(ix)       to the extent permitted by applicable law, Swiss accounting standards and the Credit Documents, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Owner's business (nicht betriebsnotwendig); and

(x)        all such other measures necessary or useful to allow the Owner to use enforcement proceeds as agreed hereunder with a minimum of limitations.]10

[Signature page follows]

10  To be included for Swiss assignors.

IN WITNESS WHEREOF, each Assignor has caused this Assignment to be executed and delivered as of the day and year first above written.

TRANSOCEAN INC., as an Assignor

By:
Name:
Title:

TRITON VOYAGER ASSET LEASING GMBH, as an Assignor

By:
Name:
Title:

[______________], as an Assignor

By:
Name:
Title:

[Signature Page to Assignment of Insurances]

Acknowledged and Agreed to on the day and year first above written:

CITIBANK, N.A., as the Collateral Agent, as the Assignee

By:
Name:
Title:

[Signature Page to Assignment of Insurances]

EXHIBIT 1

FORM OF LOSS PAYABLE CLAUSE

Hull and Machinery (Marine and War Risks)

Loss with respect to Marshall Islands registered drillship Deepwater Invictus, IMO No. [________] and Official No. [____] (the “Collateral Rig”), if any, shall be payable to the order of CITIBANK, N.A., as the Collateral Agent for itself and certain other Secured Creditors (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) to such account and/or bank as the Collateral Agent may notify to the insurer from time to time in writing; provided, that if there has been any such loss that results in Insurance Proceeds of U.S. $25,000,000 or less or Insurance Proceeds payable for expenses other than physical damage, such proceeds will be made as designated by Triton Voyager Asset Leasing GmbH, a Swiss limited liability company (the “Owner”), to either the Owner, Transocean Inc., a Cayman Islands exempted company (the “Company”), or [______________], a [__________] [__________] (the “Operator”).

A payment to the Collateral Agent in accordance with this loss payable clause, to the extent of that payment, shall discharge the liability of the insurer to pay the Owner, the Company, the Operator or any other claimant insured party.

Exhibit 1-1

EXHIBIT 2

FORM OF NOTICE OF ASSIGNMENT OF INSURANCE PROCEEDS

TO:

TAKE NOTICE:

(a)         that by an Assignment of Insurances dated as of [______], 20[__] (as amended, restated, amended and restated, supplemented or otherwise modified to date, the “Assignment of Insurances”) made by Transocean Inc., a Cayman Islands exempted company (the “Company”), Triton Voyager Asset Leasing GmbH, a Swiss limited liability company (the “Owner”), and [______________], a [__________] [__________] (the “Operator”) (the “Assignors”, “we” or “us”), to CITIBANK, N.A., as the collateral agent (the “Collateral Agent”) for the Secured Creditors (as defined in the Assignment of Insurances) (in such capacity, together with its successors and assigns in such capacity, the “Assignee”), a copy of which is attached hereto, we have assigned to the Assignee, inter alia, all our right, title and interest in, to and under all Insurances from time to time taken out by or on behalf of the Assignors in respect of the [_______________] flag vessel [__________], IMO No. [________] (the “Collateral Rig”), all Insurance Proceeds and all proceeds of the foregoing, other than proceeds payable for expenses other than physical damage to the Collateral Rig.  Capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Assignment of Insurances;

(b)         that you are hereby irrevocably authorized and instructed to pay as from the date hereof all payments under all Insurances in accordance with the loss payable clause attached hereto as Exhibit 1 of the Assignment of Insurances; and

(c)         that you are hereby requested and instructed to endorse the assignment, notice of which is given to you herein, on all policies or entries in respect of the Insurances.

DATED: [_____], 20[__]

[Signature Page Follows]

Exhibit 2-1

TRANSOCEAN INC.

By:
Name:
Title:

TRITON VOYAGER ASSET LEASING GMBH

By:
Name:
Title:

[______________]
By:
Name:
Title:

Exhibit 2-2

EXHIBIT 3

FORM OF NOTICE OF ASSIGNMENT OF INSURANCE PROCEEDS

THIS SUPPLEMENT TO ASSIGNMENT OF INSURANCES (this “Supplement”), dated as of __________, 20___ made by _______________, a _______________ (the “Additional Assignor”), in favor of CITIBANK, N.A., as collateral agent for, among others, the Issuing Banks and the Lenders (each as defined in the Credit Agreement referred to below and referred to herein, collectively, as the “Secured Creditors”) (together with its successors and assigns in such capacity, the “Assignee”).

W I T N E S S E T H:

WHEREAS:

(A)        Transocean Inc., a  Cayman Islands exempted company (together with its successors and permitted assigns, the “Company”), has entered into that certain Credit Agreement dated as of June [_], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, as borrower, CITIBANK, N.A., as administrative agent, and the banks and financial institutions therein named as lenders and issuing banks;

(B)        The Company, [_____]11, a company incorporated and existing under the laws of the [____] and [_____]12, a company incorporated and existing under the laws of the [____] (collectively, the “Assignor”), have executed and delivered an Assignment of Insurances, dated as of [____], 2018 (as the same has been or may hereafter be amended, restated or supplemented from time to time, the “Assignment of Insurances”) pursuant to which the Assignor has agreed to grant a security interest in all of the Insurance Collateral;

(C)        it is a requirement under Section 6.27 of the Credit Agreement that the Additional Assignor execute and deliver to the Assignee this Supplement, and the Additional Assignor desires to execute and deliver this Supplement to satisfy such requirement; and

(D)        This Assignment is given as security for all of the Secured Obligations under the Credit Documents.

NOW, THEREFORE, in consideration of the premises and in order to satisfy the requirements of the Credit Agreement, and other good and valuable consideration, the Additional Assignor hereby agrees as follows:

Section 1.           Defined Terms. Capitalized terms not otherwise defined herein which are used in the Assignment of Insurances are used herein with the meanings specified for such terms in the Assignment of Insurances.

Section 2.           Additional Assignor. The Additional Assignor agrees that it shall be and become an Assignor for all purposes of the Assignment of Insurances and shall be fully liable thereunder to the Assignee and other Secured Creditors to the same extent and with the same effect as though the Additional Assignor had been an Assignor thereunder originally executing and delivering the Assignment of Insurances. In furtherance of the foregoing, the Additional Assignor,

11  To be existing Owner.

12  To be existing Operator.

as legal and beneficial owner, does hereby collaterally assign, transfer and set over unto the Assignee, for the ratable benefit of the Secured Creditors, and does hereby grant the Assignee, for the ratable benefit of the Secured Creditors, a continuing security interest in, all of the Additional Assignor’s right, title and interest in, to and under the following (collectively, the “Insurance Collateral”): (a) all Insurances, (b) all Insurance Proceeds, (c) all Requisition Compensation and (d) all proceeds of the foregoing, other than returns of premium not related to physical damage to the Collateral Rig.

Section 3.           Governing Law; Appointment of Agent for Service of Process; Submission to Jurisdiction; Waiver of Jury Trial.

(a)         Governing Law.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SUPPLEMENT SHALL BE BROUGHT IN ACCORDANCE WITH SECTION 10.14 OF THE CREDIT AGREEMENT. EACH ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS DESCRIBED IN SECTION 10.14 OF THE CREDIT AGREEMENT.

(b)         THE ADDITIONAL ASSIGNOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT OR ANY APPELLATE COURT WITH RESPECT THERETO AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c)         THE ADDITIONAL ASSIGNOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

IN WITNESS WHEREOF, the Additional Assignor has caused this Supplement to be duly executed and delivered by its duly authorized officer as of the date first above written.

Address for Notices:	ADDITIONAL ASSIGNOR:

By:
Name:
Title:

ACCEPTED THIS _____ DAY OF
__________, 20___, BY THE
ADMINISTRATIVE AGENT:

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT 2.3

FORM OF

BORROWING REQUEST

_________________, 20___

Citibank, N.A., as Administrative Agent [_________] Attention: [_________]

Re:        Credit Agreement dated as of June [__], 2018 (as the same may be amended, supplemented and restated from time to time, the “Credit Agreement”) among TRANSOCEAN INC. (the “Borrower”), a Cayman Islands company, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement.  Capitalized terms used in this Borrowing Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement.

I.           NEW BORROWINGS

The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Type[13]

(B) Date of Borrowing
(which must be a Business Day)

(C) Funds are requested to be
disbursed to the Borrower at:

Bank Name:
Bank Address:

Account Number:

13    Specify whether Eurocurrency Borrowing or Base Rate Borrowing and the applicable currency.

Exhibit 2.3

(D) Principal Amount of
Borrowing[14]

(E) Interest Period[15]

II.          CONTINUATIONS AND CONVERSIONS OF BORROWINGS

The Borrower requests the following outstanding Borrowing comprised of Eurocurrency Loans be continued or converted to Borrowing(s) comprised of Base Rate Loans, as follows:

(A) Expiration date of current
Interest Period

(B) Aggregate amount
of outstanding Borrowing

(C) Aggregate amount
to be converted to Base Rate Loans

(D) Aggregate amount
to be continued as Eurocurrency
Loans[16]

(E) Interest Period[17]

The Borrower requests the following outstanding Borrowing comprised of Base Rate Loans be converted to a Borrowing comprised of Eurocurrency Loans, as follows:

(A) Date of Conversion

(B) Aggregate amount to be
converted to Eurocurrency Loans

14   Not less than $1,000,000 (for Base Rate Borrowing) or the Dollar Equivalent of $5,000,000 (for Eurocurrency Borrowing), as the case may be, and in an integral multiple of $100,000 in excess thereof.

15   Which shall be subject to Section 2.4 of the Credit Agreement and end not later than the Commitment Termination Date.

16   Not less than $1,000,000 (for Base Rate Borrowing) or $5,000,000 (for Eurocurrency Borrowing), as the case may be, and in an integral multiple of $100,000 in excess thereof.

17   Which shall be subject to Section 2.4 of the Credit Agreement and end not later than the Commitment Termination Date.

(C) Interest Period[6]

The Borrower hereby represents and warrants to the Lenders that, as of the date of this Borrowing Request and after giving effect to any new Borrowings being requested under Section I hereof, [(i)] no Default or Event of Default exists or would exist under the terms of the Credit Agreement [and (ii) all other conditions applicable to this Borrowing Request pursuant to Section 4.2 of the Credit Agreement have been satisfied except to the extent waived in accordance with the terms of the Credit Agreement].18

[The Borrower hereby certifies that attached as Schedule I is a calculation of each CNTA Threshold and the usage of all applicable CNTA lien baskets in indentures or other debt documents governing the Indebtedness of any Member of the Consolidated Group.] 19

TRANSOCEAN INC.

By:

Name:
Title:

cc:         Citibank, N.A.

[_________]

Attention:        [_________]

Fax:

E-mail:

18   Bracketed language to be included only for advances of new Borrowings (not for existing Borrowings being continued or converted).

19   Bracketed language to be included only for advances of new Borrowings (not for existing Borrowings being continued or converted).

EXHIBIT 2.8

REVOLVING NOTE

(Master Note)

________, 20__

FOR VALUE RECEIVED, the undersigned TRANSOCEAN INC., a Cayman Islands company (the “Borrower”), unconditionally promises to pay to ________________ and its registered assigns (herein referred to as the “Lender”) for the account of its Applicable Lending Office, to the Administrative Agent’s Account at the applicable payment office of the Administrative Agent, on or before the Commitment Termination Date, the unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below), together with interest accrued thereon, in each case as provided in the Credit Agreement.  The Borrower agrees to make payments and any required prepayments of principal on the dates and in the amounts specified in the Credit Agreement in strict accordance with the terms thereof.  The Borrower likewise agrees to pay interest on the outstanding principal amount hereof, at such interest rates, payable at such times, and computed in such manner, as are specified in the Credit Agreement in strict accordance with the terms thereof.  All remaining principal and accrued interest then outstanding under this Note shall be due and payable in full on the Commitment Termination Date.  All payments of principal and interest hereunder in respect of each Revolving Loan shall be made in immediately available funds in the applicable Obligation Currency in which principal and interest on such Revolving Loan are payable as provided in the Credit Agreement.

The Lender shall record all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments of principal thereof, and, prior to any transfer hereof, shall record such Revolving Loan and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided,  however, that delay or failure of the Lender to make any such recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Revolving Loans evidenced hereby.

It is the intention of the Lender to conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or the Revolving Loans represented hereby would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Note or the Credit Agreement), then, in that event, notwithstanding anything to the contrary in this Note, the Credit Agreement or any other instrument or agreement entered into in connection with this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under this Note, the Credit Agreement, or under any of the aforesaid agreements or instruments entered into in connection with this Note or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by the Lender on the principal amount of this Note (or, if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower); and (ii) in the event that the maturity of this Note is accelerated by reason of an election of the holder or holders hereof resulting from any Event of Default under

Exhibit 2.8

the Credit Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to the Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Note, the Credit Agreement or otherwise shall be automatically canceled by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of this Note (or if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower), and in each case, to the extent permitted by  applicable law, the Lender shall not be subject to any of the penalties provided by law for contracting for, taking, reserving, charging or receiving interest in excess of the Highest Lawful Rate.

“Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  Determination of the rate of interest for the purpose of determining whether any Revolving Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Revolving Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Revolving Loans.

This Note is one of the Notes referred to in, and is subject to and entitled to the benefits of, that certain Credit Agreement dated as of June [__], 2018 (as the same may be amended, supplemented, and restated from time to time, the “Credit Agreement”), entered into by and among the Borrower, the lenders from time to time parties hereto (collectively, the “Lenders”), and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Reference is hereby made to the Credit Agreement for a statement of the prepayment rights and obligations of the Borrower and for a statement of the terms and conditions under which the due date of this Note may be accelerated.  Capitalized terms not otherwise defined in this Note that are defined in the Credit Agreement are used in this Note with the respective meanings assigned to such capitalized terms in the Credit Agreement.

Upon the occurrence and during the continuance of any Event of Default as specified in the Credit Agreement, the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable in accordance with the Credit Agreement.  The Borrower agrees to pay, and indemnify the Lender against any liability for the payment of, all reasonable costs and expenses (including reasonable attorneys’ fees) arising in connection with the enforcement by the Lender of any of its rights under this Note or the Credit Agreement as provided in the Credit Agreement.

All parties hereto, whether as makers or otherwise, severally waive presentment for prepayment, demand, protest, notice of intent to accelerate, notice of acceleration, notice of dishonor and all other notices whatsoever in respect of this Note, except any such notices expressly required pursuant to the terms of the Credit Agreement.  TIME IS OF THE ESSENCE OF THIS NOTE.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Exhibit 2.8

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.

TRANSOCEAN INC., a Cayman Islands company

By:
Name:
Title:

Exhibit 2.8

LOANS AND PRINCIPAL PAYMENTS

Date	Loans (Specify Currency)		Amount of Principal Repaid		Unpaid Principal Balance
	Base Rate	Adjusted LIBOR	Base Rate	Adjusted LIBOR	Base Rate	Adjusted LIBOR	Total	Notation Made by

Exhibit 2.8

EXHIBIT 2.12

FORM OF

L/C ISSUANCE REQUEST

, 20___

Citibank, N.A.,	___________________________________, as
as Administrative Agent	Issuing Bank
[_________]	____________________________________
Attention: [_________]	____________________________________
Attention: ___________________________
___________________________
___________________________

Re:        Credit Agreement dated as of June [__], 2018 (as the same may be amended, supplemented and restated from time to time, the “Credit Agreement”) among TRANSOCEAN INC. (the “Borrower”), a Cayman Islands company, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”)

This Issuance Request is delivered to you pursuant to Section 2.12(b) of the Credit Agreement.  Capitalized terms used in this Issuance Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement.  The Borrower hereby gives you notice pursuant to Section 2.12(b) of the Credit Agreement that it requests the Issuing Bank shown above to issue a Letter of Credit for the Borrower’s account under the Credit Agreement, and in that connection sets forth below the terms on which such Letter of Credit is requested to be issued:

(A) Maximum stated amount[1] of Letter of Credit

(B) Name and address
of beneficiary

(C) Expiration date[2]

1     Minimum amount of $500,000 or, if denominated in an Alternative Currency, the Dollar Equivalent of $500,000 and subject to the Alternative Currency Sublimit in Section 2.12(a).

2     Not later than five (5) Business Days before the Original Maturity Date or, to the extent applicable, the Extended Commitment Termination Date.

Exhibit 2.12

(D)        Form and text of Letter of

Credit to be substantially in the

form attached hereto

The Borrower hereby represents and warrants to the Lenders and such Issuing Bank that, as of the date of this Issuance Request and after giving effect to the transactions being requested hereby (i) no Default or Event of Default exists or would exist under the terms of the Credit Agreement, and (ii) all other conditions applicable to this Issuance Request pursuant to Section 4.2 of the Credit Agreement have been satisfied except to the extent waived in accordance with the terms of the Credit Agreement.

The Borrower hereby certifies that attached as Schedule I is a calculation of each CNTA Threshold and the usage of all applicable CNTA lien baskets in indentures or other debt documents governing the Indebtedness of any Member of the Consolidated Group.

The undersigned certifies that he/she is the officer of the Borrower designated below, and that as such he/she is authorized to execute this Issuance Request on behalf of the Borrower.

TRANSOCEAN INC.

By:

Name:
Title:

cc:        Citibank, N.A.

[_________]

Attention: [_________]

Exhibit 2.12

EXHIBIT 3.3-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June [__], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Transocean Inc., as Borrower, the Lenders from time to time that are parties thereto, and Citibank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit 3.3-1

EXHIBIT 3.3-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June [__], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Transocean Inc., as Borrower, the Lenders from time to time that are parties thereto, and Citibank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit 3.3-2

EXHIBIT 3.3-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June [__], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Transocean Inc., as Borrower, the Lenders from time to time that are parties thereto, and Citibank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit 3.3-3

EXHIBIT 3.3-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June [__], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Transocean Inc., as Borrower, the Lenders from time to time that are parties thereto, and Citibank, N.A., as Administrative Agent for such Lenders.

Pursuant to the provisions of Section 3.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit 3.3-4

EXHIBIT 6.6

COMPLIANCE CERTIFICATE

TRANSOCEAN INC., a Cayman Islands company (the “Borrower”), the banks and other financial institutions parties thereto (collectively, the “Lenders”), and CITIBANK, N.A., as Administrative Agent for the Lenders, executed and delivered that certain Credit Agreement dated as of June [__], 2018 (as amended, supplemented and restated from time to time, the “Credit Agreement”).  Any capitalized term defined in the Credit Agreement and used in this Compliance Certificate shall have the meaning given to it in the Credit Agreement.

The undersigned, solely in his/her capacity as chief financial officer or other financial officer (as noted below) of Holdings hereby certifies to the Lenders that:

A.   THE ATTACHED FINANCIAL STATEMENTS ARE (CHECK ONE)

ARTICLE 11  [   ] UNAUDITED QUARTERLY FINANCIAL STATEMENTS OR A COPY OF HOLDINGS’ FORM 10-Q AS FILED WITH THE SEC, OR

ARTICLE 12  [   ] AUDITED ANNUAL FINANCIAL STATEMENTS OR A COPY OF HOLDINGS’ FORM 10-K AS FILED WITH THE SEC,

ARTICLE 13  AND FAIRLY PRESENT IN ALL MATERIAL RESPECTS ON A CONSOLIDATED BASIS THE FINANCIAL CONDITION OF  THE CONSOLIDATED GROUP AS OF THE DATE INDICATED AND THE RESULTS OF THEIR OPERATIONS AND CHANGES IN THEIR CASH FLOWS FOR THE PERIODS INDICATED, AND HAVE BEEN PREPARED IN ACCORDANCE WITH GAAP, SUBJECT TO NORMAL YEAR-END AUDIT ADJUSTMENTS FOR ANY SUCH FINANCIAL STATEMENTS THAT ARE QUARTERLY FINANCIAL STATEMENTS AND OTHER THAN THE OMISSION OF ANY FOOTNOTES AS PERMITTED AT SUCH TIME BY THE SEC.

B.   AS OF THE DATE OF THE ATTACHED FINANCIAL STATEMENTS AND WITH RESPECT TO HOLDINGS ON A CONSOLIDATED BASIS, ANNEX 1 (A) SETS FORTH THE CALCULATION OF THE SPECIFIED FINANCIAL COVENANTS PURSUANT TO SECTIONS 6.20 THROUGH 6.23, AND ANNEX 1 (B) SETS FORTH A LISTING OF THE AGGREGATE RIG VALUES FOR THE MARKETED RIGS DIRECTLY WHOLLY OWNED BY A LOAN PARTY (OTHER THAN HOLDINGS AND THE BORROWER).

C.   Check either 1 or 2

[   ]  1.         As of the date hereof, no Default or Event of Default has occurred and is continuing.

[   ]  2.         As of the date hereof, no Default or Event of Default has occurred and is continuing except the following matters:  [Describe all such Defaults or Events of Default, specifying the nature,

Exhibit 6.6

duration and status thereof and what action the Borrower, Holdings, or any other Member of the Consolidated Group has taken or proposes to take with respect thereto].

ARTICLE 14  THIS CERTIFICATE MADE AND DELIVERED THIS ________ DAY OF ____________, 20___.

TRANSOCEAN LTD.

By:

Name:
Title:

Exhibit 6.6

EXHIBIT 10.10

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]22 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]23 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]24 hereunder are several and not joint.]25  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may have been amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the revolving credit facility evidenced by the Credit Agreement (including without limitation any letters of credit and guarantees included in such facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

22   For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

23   For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

24   Select as appropriate.

25   Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit 10.10

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [Lender]/[Affiliate][Approved Fund] of [identify Lender]

3. Borrower:	TRANSOCEAN INC.

4. Administrative Agent:	CITIBANK, N.A., as the Administrative Agent under the Credit Agreement

5. Credit Agreement:

The Credit Agreement dated as of June [__], 2018 among Transocean Inc., as Borrower, the Lenders parties thereto, and Citibank, N.A., as Administrative Agent, as the same may have been amended, restated, supplemented or otherwise modified from time to time

6.          Assigned Interest[s]:

Assignor[s][26]	Assignee[s][27]	Aggregate Amount of Commitment/ Revolving Loans for all Lenders[28]	Amount of Commitment/ Revolving Loans Assigned[7]	Percentage Assigned of Commitment/ Revolving Loans[8]	CUSIP Number[29]
		$	$	%
		$	$	%
		$	$	%

[7. Trade Date:	______________________________][30]

[Page break]

26   List each Assignor, as appropriate.

27   List each Assignee, as appropriate.

28   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

29   Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

30   To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit 10.10

Assignment Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S][31]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][32]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][33] Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Title:

31   Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

32   Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

33   To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Exhibit 10.10

[Consented to:][34]

TRANSOCEAN INC., as Borrower

By:
Title:

Consented to:

ISSUING BANKS

CITIBANK, N.A., as an Issuing Bank

By:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as an Issuing Bank

By:
Title:

[_______], as an Issuing Bank

By:
Title:

34   To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit 10.10

ANNEX 1

[__________________]35

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1        Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, Holdings, any of their respective Subsidiaries or Affiliates, or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, Holdings, any of their respective Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Credit Document.

1.2.       Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.10(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.10(a) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referred to in Section 5.8 of the Credit Agreement and the most recent financial statements delivered pursuant to Section 6.6 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, such documentation as may be applicable to such Assignee pursuant to Section 3.3(g) or 10.10(e) of the Credit Agreement), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

35   Describe Credit Agreement at option of Administrative Agent.

Exhibit 10.10

2.          Payments.  From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.36  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Assignment Effective Date to [the][the relevant] Assignee.

3.          General Provisions.  This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.  This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

36   The following alternative language may be included as determined by the Administrative Agent:

“From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Assignment Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.”

Exhibit 10.10